As filed with the Securities and Exchange Commission on July 25, 2006
Registration No. 333-135590

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WNS (Holdings) Limited
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Jersey, Channel Islands	7389	33–0996780
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Gate 4, Godrej & Boyce Complex
Pirojshanagar, Vikhroli(W)
Mumbai 400 079, India
(91-22) 6797-6100
(Address, including ZIP code, and telephone number,
including area code, of registrant’s principal executive offices)
WNS North America Inc.
420 Lexington Avenue
Suite 2515, New York
NY 10170, USA
(212) 599-6960
(Name, address, including Zip Code, and telephone number,
including area code, of agent for service)
Copies to:

Michael W. Sturrock, Esq. Latham & Watkins LLP 80 Raffles Place #14–20 UOB Plaza 2 Singapore 048624 (65) 6536-1161	David W. Hirsch, Esq. Cleary Gottlieb Steen & Hamilton LLP Bank of China Tower One Garden Road Hong Kong (852) 2521-4122
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share(2)	offering price(2)	registration fee(4)

Ordinary shares, par value 10 pence per share, each represented by one American Depositary Share(3)	12,763,708	$20.00	$255,274,160	$27,314

(1)	Includes (i) ordinary shares represented by American Depositary Shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public and (ii) additional ordinary shares represented by American Depositary Shares which may be purchased by the underwriters at their option to cover over-allotments, if any. The ordinary shares are not being registered for the purpose of sales outside the United States.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o).

(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate Registration Statement on Form F-6 (333-135859).

(4)	Registrant previously paid a registration fee of $25,658 in connection with the registration statement on Form F-1 (333-135590) filed with the Commission on July 3, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 25, 2006
11,202,708 AMERICAN DEPOSITARY SHARES
WNS (Holdings) Limited
(organized under the laws of Jersey, Channel Islands)
Representing 11,202,708 ordinary shares

This is the initial public offering of our ordinary shares in the form of American Depositary Shares, or ADSs. Each ADS represents the right to receive one of our ordinary shares. The ADSs are evidenced by American Depositary Receipts, or ADRs. See “Description of Share Capital” and “Description of American Depositary Shares.” We are offering 4,473,684 newly issued ordinary shares in the form of ADSs. The selling shareholders identified in this prospectus are offering an additional 6,729,024 ordinary shares in the form of ADSs. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders. We anticipate that the initial public offering price will be between $18.00 and $20.00 per ADS.
Prior to this offering, there has been no public market for our ordinary shares and ADSs. We have applied for our ADSs to be listed on the New York Stock Exchange under the symbol “WNS.”

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds before expenses to WNS (Holdings) Limited	$	$
Proceeds before expenses to selling shareholders	$	$
Certain of the selling shareholders have granted to the underwriters an option to purchase up to an additional 1,561,000 ADSs to cover over-allotments at the initial public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs to purchasers on                     , 2006.

Morgan Stanley	Deutsche Bank Securities	Merrill Lynch & Co.

Citigroup	UBS Investment Bank
The date of this prospectus is                     , 2006

WNS
Extending Your Enterprise

Provider of offshore business process outsourcing services

About the Company

Global management team driving growth.

Deep industry expertise.

Over 10,000 employees at 9 delivery centers across India, UK and Sri Lanka.

Over 125 clients across multiple industries and geographies.

www.wnsgs.com

You should rely only on the information contained in this prospectus. We and the selling shareholders have not authorized anyone to provide you with information that is different. We, the selling shareholders and the underwriters are not making an offer of our ADSs in any jurisdiction or state where the offer is not permitted. The information in this prospectus may only be accurate as of the date of this prospectus.

i

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our American Depositary Shares, or ADSs. You should read this entire prospectus, including “Risk Factors” and the financial statements and related notes, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.”
Our Business
We are a leading provider of offshore business process outsourcing, or BPO, services. We provide comprehensive data, voice and analytical services that are underpinned by our expertise in our target industry sectors. We transfer the execution of the business processes of our clients, which are typically companies located in Europe and North America, to our delivery centers located primarily in India. We provide high quality execution of client processes, monitor these processes against multiple performance metrics, and seek to improve them on an ongoing basis.
We began operations as an in-house unit of British Airways in 1996, and started focusing on providing business process outsourcing services to third parties in fiscal 2003. According to the National Association of Software and Service Companies, or NASSCOM, an industry association in India, we were among the top two India-based offshore business process outsourcing companies in terms of revenue in 2004, 2005 and 2006. As of March 31, 2006, we had 10,433 employees, of whom approximately 9,700 were executing over 400 distinct business processes on behalf of over 125 significant clients. Our largest clients in terms of revenue contribution include leading global corporations such as Air Canada, AVIVA, British Airways, First Magnus Financial Corporation, GfK, IndyMac Bank, Marsh, SITA, Tesco, Travelocity and Virgin Atlantic Airways. See “Business — Clients.” In fiscal 2006, our top five clients represented 41.0% of our revenue, our top 20 clients represented 73.0% of our revenue and one of our clients represented more than 10% of our revenue for this period.
We offer our services through industry-focused business units. First, we serve clients in the travel industry including airlines, travel intermediaries and other related service providers, for whom we perform services such as customer service and revenue accounting. Second, we serve clients in the banking, financial services and insurance industry for whom we perform services such as loan processing and insurance claims management. Third, we serve clients in several other industries including manufacturing, retail, logistics, utilities and professional services, which we refer to as emerging businesses. In addition to industry-specific services, we offer a range of services across multiple industries, in areas such as finance and accounting, human resources and supply chain management, which we collectively refer to as enterprise services, and in the areas of market, business and financial research and analytical services, which we refer to as knowledge services. Our industry focus allows us to target and outsource business processes that are core to our clients’ businesses, and to recruit and retain a highly capable employee base by offering them an industry-focused career path within our organization. The following graphic illustrates our organizational approach to the market:

Between fiscal 2003 and fiscal 2006, our revenue grew at a compound annual growth rate of 54.9%, faster than the projected 42.1% compound annual growth rate of the overall Indian offshore business process outsourcing industry for the comparable period, as estimated by a joint report published by NASSCOM and McKinsey, or the NASSCOM-McKinsey report, in December 2005 and NASSCOM’s Handbook for ITES-BPO Industry-2005. During this period, we grew primarily through organic means supplemented by selective acquisitions. We believe that we have achieved rapid growth and industry leadership through our understanding of the industries in which our clients operate, our focus on operational excellence, and our senior management team with significant experience in the global outsourcing industry.
We believe that our track record of operational excellence has been instrumental in expanding our existing client relationships and winning new clients. Our program management methodologies have enabled us to successfully transfer over 400 distinct business processes from our clients’ facilities to our delivery centers. Once we transfer these processes from our clients’ facilities to our own, we execute them effectively to deliver high quality services as measured against the relevant performance metrics. In addition, we have industry-recognized recruiting and human capital development capabilities that we believe are critical in attracting, developing and managing outstanding talent. In 2005, neoIT, an industry consultant, ranked us number one in human capital development among global business process outsourcing companies.
We have an experienced senior management team, the majority of whom have been with us since we became a focused third party service provider in May 2002. This team has managed our rapid growth while increasing client satisfaction, as measured by our in-house customer feedback surveys over the last three years. Moreover, during this period, our team has been successful in targeting, acquiring and integrating three businesses that have provided us with essential capabilities for entry into new industry sectors.
Our revenue is generated primarily from providing business process outsourcing services. A portion of our revenue includes amounts that we invoice to our clients for payments made by us to third party automobile repair centers, or repair centers. We evaluate our business performance based on revenue net of these payments, or what we call revenue less repair payments, which is not a measure prepared under generally accepted accounting principles. We believe that revenue less repair payments reflects more accurately the value of the business process outsourcing services we directly provide to our clients. For fiscal 2006, fiscal 2005 and fiscal 2004, our revenue was $202.8 million, $162.2 million and $104.1 million, respectively, and our revenue less repair payments was $147.9 million, $99.0 million and $49.9 million, respectively. During fiscal 2006, our net income was $18.3 million and our operating income was $19.9 million. During fiscal 2005 and fiscal 2004, our net loss was $5.8 million and $6.7 million, respectively and our operating loss was $4.4 million and $7.0 million, respectively.
Market Opportunity
Businesses globally are outsourcing a growing proportion of their business processes to streamline their organizations, focus on their core operations, benefit from best-in-class process execution and increase shareholder returns. More significantly, many of these businesses are outsourcing to offshore locations such as India to access a high quality and cost effective workforce. As a pioneer in the offshore business process outsourcing industry, we are well positioned to benefit from the combination of the outsourcing and offshoring trends.
The NASSCOM-McKinsey report estimates that the offshore business process outsourcing industry will grow at a 37.0% compound annual growth rate, from $11.4 billion in fiscal 2005 to $55.0 billion in fiscal 2010. The NASSCOM-McKinsey report estimates that India-based players accounted for 46% of offshore business process outsourcing revenue in fiscal 2005 and India will retain its dominant position as the most favored offshore business process outsourcing destination for the foreseeable future. It forecasts that the Indian offshore business process outsourcing market will grow from $5.2 billion in revenue in fiscal 2005 to $25.0 billion in fiscal 2010, representing a compound annual growth rate of 36.9%. Additionally, it identifies retail banking, insurance, travel and hospitality and automobile manufacturing as the industries with the greatest potential for offshore outsourcing. We provide industry-focused business process outsourcing services to the majority of these industries. However, we cannot assure you that we will continue to benefit from the opportunity presented by the Indian offshore business process outsourcing market. See “Risk Factors — Risks Related to our Business.”
Our Competitive Strengths
Our principal competitive strengths include:

•	Offshore business process outsourcing market leadership;

•	Deep industry expertise;

•	Experience in transferring operations offshore and running them efficiently;

•	Diversified client base across multiple industries and geographic locations;

•	Leadership in human capital development, as recognized by recent awards from neoIT and India’s National Institute of Personnel Managers;

•	Ability to manage the rapid growth of our organization; and

•	Experienced management team.
Our Business Strategy
Our goal is to strengthen our leadership position in the offshore business process outsourcing industry. We intend to achieve this through our strategies to:

•	Drive rapid growth through penetration of our existing client base;

•	Enhance awareness of the WNS brand name;

•	Reinforce leadership in existing industries and penetrate new industry sectors; and

•	Broaden industry expertise and enhance growth through selective acquisitions.
Our Corporate Information
WNS (Holdings) Limited was incorporated on February 18, 2002 under the laws of Jersey, Channel Islands and maintains a registered office in Jersey at 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands. Our principal executive office is located at Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli (W), Mumbai 400 079, India and the telephone number for this office is (91-22) 6797-6100. Our website address is www.wnsgs.com. Information contained on our website is not a part of this prospectus.
Conventions used in this Prospectus
In this prospectus, references to “US” are to the United States of America, its territories and its possessions. References to “UK” are to the United Kingdom. References to “India” are to the Republic of India. References to “$” or “dollars” or “US dollars” are to the legal currency of the US and references to “Rs.” or “rupees” or “Indian rupees” are to the legal currency of India. References to “GBP” or “pounds sterling” or “£” are to the legal currency of the UK and all references to “EUR” or “€ ” are to Euros. References to “pence” are to the legal currency of Jersey, Channel Islands. Our financial statements are presented in US dollars and are prepared in accordance with US generally accepted accounting principles, or US GAAP. References to a particular “fiscal” year are to our fiscal year ended March 31 of that year. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Names of our clients are listed in alphabetical order in this prospectus, unless otherwise stated.

We also refer in various places within this prospectus to “revenue less repair payments,” which is a non-GAAP measure that is calculated as revenue less payments to automobile repair centers and more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with US GAAP.
We also refer to information regarding the business process outsourcing industry, our company and our competitors from market research reports, analyst reports and other publicly available sources. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of the information. We caution you not to place undue reliance on this data.

THE OFFERING

ADSs that we are offering	4,473,684 ADSs.

ADSs that selling shareholders are offering	6,729,024 ADSs.

ADSs to be outstanding immediately after this offering	11,202,708 ADSs.

Number of shares per ADS	One ordinary share.

Ordinary shares to be outstanding immediately after this offering	39,801,857 ordinary shares.

The ADSs	Each ADS represents the right to receive one ordinary share. The ADSs will be evidenced by American Depositary Receipts, or ADRs, executed and delivered by Deutsche Bank Trust Company Americas, as Depositary.

• The Depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement and the ADRs.

• Subject to compliance with the relevant requirements set out herein, you may turn in your ADSs to the Depositary in exchange for ordinary shares underlying your ADSs.

• The Depositary will charge you fees for exchanges.

You should carefully read “Description of American Depositary Shares” to better understand the terms of the ADSs. You should also read the deposit agreement and the form of the ADRs, which are exhibits to the registration statement that includes this prospectus.

Offering price	We currently anticipate that the initial public offering price will be between $18.00 and $20.00 per ADS.

Selling shareholders	See “Principal and Selling Shareholders” for information on the selling shareholders in this offering.

Over-allotment option	Certain of the selling shareholders have granted to the underwriters an option to purchase up to an additional 1,561,000 ADSs from us and them to cover over-allotments at the initial public offering price less underwriting discounts and commissions.

Use of proceeds	Our net proceeds from the sale of 4,473,684 ADSs in this offering will total approximately $73.9 million after deducting underwriting discounts and commissions and estimated offering expenses which are payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital, and for possible acquisitions of businesses and delivery platforms.

The proceeds from the sale of 6,729,024 ADSs in this offering to be sold by the selling shareholders will be paid to those shareholders. We will not receive any of the proceeds from the sale of those ADSs. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

Payment and settlement	The ADSs are expected to be delivered against payment on , 2006. The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in the ADSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Listing and trading	We have applied for our ADSs to be listed on the New York Stock Exchange, or NYSE.

Proposed NYSE symbol	“WNS.”

Depositary	Deutsche Bank Trust Company Americas.

Lock-up	We, the selling shareholders, our continuing directors, executive officers and employee shareholders and certain of our other existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any of our ordinary shares or ADSs for a period of 180 days after the date of this prospectus. See “Underwriting.”

Unless specifically stated otherwise, the information in this prospectus:

•	assumes an initial public offering price of $19.00 per ADS, the midpoint of the range described above;

•	excludes (i) 3,875,655 ordinary shares issuable upon exercise of outstanding options and 90,121 ordinary shares reserved for future issuance under our Stock Incentive Plan as of June 30, 2006; and (ii) 3,000,000 ordinary shares reserved for future issuance under our 2006 Incentive Award Plan (including 537,000 ordinary shares issuable upon the exercise of options to be granted effective upon the pricing of this offering (of which 320,000 are to be issued to certain of our directors and executive officers and 217,000 are to be issued to other employees) and 224,750 restricted share units to be issued effective upon the pricing of this offering (of which 160,000 are to be issued to certain of our directors and executive officers and 64,750 are to be issued to other employees), each under the 2006 Incentive Award Plan). See “Management — Employee Benefit Plans — Stock Incentive Plan” and “Management — Employee Benefit Plans — WNS 2006 Incentive Award Plan”; and

•	assumes no exercise of the underwriters’ option to purchase up to 1,561,000 additional ADSs to cover over-allotments. If the underwriters exercise this option in full, 12,763,708 ADSs would thereafter be outstanding. See “Underwriting.”

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
The following summary consolidated statement of operations data for fiscal 2006, 2005 and 2004 and the summary consolidated balance sheet data as of March 31, 2006 and 2005 have been derived from the audited consolidated financial statements appearing elsewhere in this prospectus. The following summary consolidated balance sheet data as of March 31, 2004 have been derived from our audited consolidated financial statements not included in this prospectus. You should read this information together with the consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our audited and unaudited consolidated financial statements are prepared and presented in accordance with US GAAP. Our historical results do not indicate results expected for any future period.

	Year Ended March 31,

	2006	2005	2004

	(US dollars in millions, except share and per
	share data)
Consolidated Statement of Operations Data:
Revenue	$202.8	$162.2	$104.1
Cost of revenue(1)	145.7	140.3	89.7

Gross profit	57.1	21.9	14.4
Operating expenses:
Selling, general and administrative expenses(1)	36.3	24.9	18.8
Amortization of intangible assets	0.9	1.4	2.6

Operating income (loss)	19.9	(4.4)	(7.0)
Other income, net	0.5	0.2	0.3
Interest expense	(0.4)	(0.5)	(0.1)

Income (loss) before income taxes	19.9	(4.7)	(6.8)
(Provision) benefit for income taxes	(1.6)	(1.1)	0.0

Net income (loss)	$18.3	(5.8)	(6.7)

Income (loss) per share:
Basic	$0.56	$(0.19)	$(0.22)
Diluted	$0.52	$(0.19)	$(0.22)
Weighted-average shares outstanding (basic)	32,874,299	30,969,658	30,795,888
Weighted-average shares outstanding (diluted)	35,029,766	30,969,658	30,795,888

	As of March 31,

	2006	2005	2004

	(US dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18.5	$9.1	$14.8
Accounts receivable, net	28.1	25.2	18.1
Other current assets	10.8	9.7	9.5
Total current assets	57.4	44.0	42.5
Deposits and deferred tax asset	4.3	2.6	1.3
Goodwill and intangible assets, net	42.5	26.7	27.6
Property and equipment, net	30.6	24.7	15.3
Total assets	134.8	98.0	86.6
Note payable	—	10.0	—
Total current liabilities	53.5	54.8	39.4
Deferred tax liabilities — non-current	2.4	—	—
Other non-current liabilities	0.8	0.2	0.5
Total shareholders’ equity	78.2	43.0	46.7
Total liabilities and shareholders’ equity	134.8	98.0	86.6

The following tables set forth for the periods indicated selected consolidated financial data:

	For the Year Ended March 31,

	2006	2005	2004

	(US dollars in millions, except
	percentages and employee data)
Other Consolidated Financial Data:
Revenue	$202.8	$162.2	$104.1
Gross profit as a percentage of revenue	28.1%	13.5%	13.8%
Operating income (loss) as a percentage of revenue	9.8%	(2.7)%	(6.7)%
Other Unaudited Consolidated Financial and Operating Data:
Revenue less repair payments(2)	$147.9	$99.0	$49.9
Gross profit as a percentage of revenue less repair payments	38.6%	22.1%	28.9%
Operating income (loss) as a percentage of revenue less repair payments	13.4%	(4.4)%	(14.1)%
Number of employees (at period end)	10,433	7,176	4,472

Notes:

(1)	Includes the following share-based compensation amounts:

Cost of revenue	$0.1	$0.0	$0.0
Selling, general and administrative expenses	1.8	0.2	0.2

(2)	Revenue less repair payments is a non-GAAP measure. See the explanation below, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” and notes to the consolidated financial statements included in this prospectus. The following table reconciles our revenue (a GAAP measure) to revenue less repair payments (a non-GAAP measure):

	For the Year Ended March 31,

	2006	2005	2004

	(US dollars in millions)
Revenue	$202.8	$162.2	$104.1
Less: Payments to repair centers	$54.9	$63.2	$54.2

Revenue less repair payments	$147.9	$99.0	$49.9

We have two reportable segments for financial statement reporting purposes — WNS Global BPO and WNS Auto Claims BPO. In our WNS Auto Claims BPO segment, we provide claims handling and accident management services, where we arrange for automobile repairs through a network of repair centers. In our accident management services, we act as the principal in our dealings with the repair centers and our clients. The amounts invoiced to our clients for payments made by us to repair centers is reported as revenue. As we wholly subcontract the repairs to the repair centers, we use revenue less repair payments as a primary measure to allocate resources and measure operating performance.
Revenue less repair payments is a non-GAAP measure. We believe that the presentation of this non-GAAP measure in this prospectus provides useful information for investors regarding the financial performance of our business and our two reportable segments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results by Reportable Segment.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with US GAAP. Our revenue less repair payments may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

RISK FACTORS
This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those described in the following risk factors and elsewhere in this prospectus. You should consider the following risk factors carefully in evaluating us and our business before investing in our American Depositary Shares, or ADSs. If any of the following risks actually occur, our business, financial condition and results of operations could suffer, the trading-price of our ADSs could decline and you may lose all or part of your investment.
Risks Related to our Business
We may be unable to effectively manage our rapid growth and maintain effective internal controls, which could have a material adverse effect on our operations, results of operations and financial condition.
Since we were founded in April 1996, and especially since Warburg Pincus acquired a controlling stake in our company in May 2002, we have experienced rapid growth and significantly expanded our operations. Our revenue has grown at a compound annual growth rate of 54.9% to $202.8 million in fiscal 2006 from $54.6 million in fiscal 2003. Our revenue less repair payments has grown at a compound annual growth rate of 79.4% to $147.9 million in fiscal 2006 from $25.6 million in fiscal 2003. We have established six delivery centers in India, two in the UK and one in Sri Lanka. Our employees have increased to 10,433 on March 31, 2006 from 2,348 on March 31, 2003. In fiscal 2007, we intend to set up new delivery centers in Pune and Mumbai as well as to expand our delivery center at Gurgaon, India. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities.
This rapid growth places significant demands on our management and operational resources. In order to manage growth effectively, we must implement and improve operational systems, procedures and internal controls on a timely basis. If we fail to implement these systems, procedures and controls on a timely basis, we may not be able to service our clients’ needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our business effectively. Failure to effectively transfer new client business to our delivery centers, properly budget transfer costs or accurately estimate operational costs associated with new contracts could result in delays in executing client contracts, trigger service level penalties or cause our profit margins not to meet our expectations or our historical profit margins. As a result of any of these problems associated with expansion, our business, results of operations, financial condition and cash flows could be materially and adversely affected.
A few major clients account for a significant portion of our revenue and any loss of business from these clients could reduce our revenue and significantly harm our business.
We have derived and believe that we will continue to derive in the near term a significant portion of our revenue from a limited number of large clients. For fiscal 2006 and fiscal 2005, our five largest clients accounted for 41.0% and 40.1% of our revenue and 52.8% and 56.4% of our revenue less repair payments. Our contract with one of our major clients, British Airways, expires in March 2007. In May 2006, we entered into a non-binding letter of intent with British Airways to extend the term of this contract to May 2012, subject to negotiating and entering into a definitive contract. If we fail to enter into a definitive contract or if this contract is terminated for cause or convenience, our client will have no obligation to purchase services from us. For fiscal 2006 and fiscal 2005, British Airways accounted for 7.2% and 10.1% of our revenue and 9.9% and 16.5% of our revenue less repair payments. Our contracts with another major client, AVIVA, provide the client options, exercisable at will after April 28, 2007 and December 30, 2007, to require us to transfer the relevant projects and operations to this client. See “— We may lose some or all of the revenue generated by one of our major clients.” In May 2006, we entered into a non-binding letter of intent with respect to one of the AVIVA contracts to postpone the start of the option exercise period from April 28, 2007 to after June 2007. See “— We may lose some or all of the revenue generated by one of our major clients.”
In addition, the volume of work performed for specific clients is likely to vary from year to year, particularly since we may not be the exclusive outside service provider for our clients. Thus, a major client in one year may not provide the same level of revenue in any subsequent year. The loss of some or all of the business of any large client could have a material adverse effect on our business, results of operations, financial condition and cash flows. A number of factors other than our performance could cause the loss of or reduction in business or revenue from a client, and these factors are not predictable. For example, a client may demand price reductions, change its outsourcing strategy or move work in-house. A client may also be acquired by a company with a different outsourcing strategy that intends to switch to another business process outsourcing service provider or return work in-house.
We may lose some or all of the revenue generated by one of our major clients.
Our contracts with one of our five largest clients, AVIVA, to provide business process outsourcing services grant AVIVA the option to require us to transfer the relevant projects and operations of our facilities at Sri Lanka and Pune to this client. AVIVA may exercise these options at will after April 28, 2007 for our facility in Sri Lanka and after December 30, 2007 for the larger facility that we operate in Pune. We understand that AVIVA is considering whether or not to exercise the options, and we have been in discussions with AVIVA about the timing and exercise of the options, although no definitive agreements have been reached. In May 2006, we entered into a non-binding letter of intent with AVIVA Offshore Services, an affiliate of AVIVA and acting for AVIVA, to postpone the start of the option exercise period for our facility in Sri Lanka to on or after June 30, 2007. The postponement of the start of this option exercise period is subject to AVIVA and us negotiating and entering into a definitive contract. If we fail to enter into this contract, the start date for the exercise of the option will remain unchanged.
If either or both of these options is exercised, we will lose some or all revenue from AVIVA and be required to transfer our delivery center in Sri Lanka, one of our delivery centers in Pune and all our employees located at these delivery centers to AVIVA. For fiscal 2006 and fiscal 2005, this client accounted for 9.8% and 6.2% of our revenue and 13.4% and 10.1% of our revenue less repair payments. This loss of revenue would have a material impact on our business, results of operations, financial condition and cash flows, particularly during the quarter in which the options takes effect.
We may in the future enter into similar contracts with other clients, in which case we would be subject to risks similar to those described above.
Our revenue is highly dependent on a few industries and any decrease in demand for outsourced services in these industries could reduce our revenue and seriously harm our business.
A substantial portion of our clients are concentrated in the travel industry and the banking, financial services and insurance, or BFSI, industry. In fiscal 2006 and fiscal 2005, 30.9% and 28.9% of our revenue and 42.3% and 47.3% of our revenue less repair payments were derived from clients in the travel industry. During the same periods, clients in the BFSI industry contributed 55.6% and 61.4% of our revenue and 39.1% and 36.8% of our revenue less repair payments. Our business and growth largely depend on continued demand for our services from clients in these industries and other industries that we may target in the future, as well as on trends in these industries to outsource business processes. A downturn in any of our targeted industries, particularly the travel or BFSI industries, a slowdown or reversal of the trend to outsource business processes in any of these industries or the introduction of regulation which restricts or discourages companies from outsourcing could result in a decrease in the demand for our services and adversely affect our results of operations.
Other developments may also lead to a decline in the demand for our services in these industries. For example, consolidation in any of these industries or acquisitions, particularly involving our clients, may decrease the potential number of buyers of our services. Any significant reduction in or the elimination of the use of the services we provide within any of these industries would result in reduced revenue and harm our business. Our clients may experience rapid changes in their prospects, substantial price competition and pressure on their profitability. Although such pressures can encourage outsourcing as a cost reduction measure, they may also result in increasing pressure on us from clients in these key industries to lower our prices, which could negatively affect our business, results of operations, financial condition and cash flows.

Our senior management team and other key team members in our business units are critical to our continued success and the loss of such personnel could harm our business.
Our future success substantially depends on the continued service and performance of the members of our senior management team and other key team members in each of our business units. These personnel possess technical and business capabilities including domain expertise that are difficult to replace. There is intense competition for experienced senior management and personnel with technical and industry expertise in the business process outsourcing industry, and we may not be able to retain our key personnel. Although we have entered into employment contracts with our executive officers, certain terms of those agreements may not be enforceable and in any event these agreements do not ensure the continued service of these executive officers. The loss of key members of our senior management or other key team members, particularly to competitors, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
We may fail to attract and retain enough sufficiently trained employees to support our operations, as competition for highly skilled personnel is intense and we experience significant employee attrition. These factors could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The business process outsourcing industry relies on large numbers of skilled employees, and our success depends to a significant extent on our ability to attract, hire, train and retain qualified employees. The business process outsourcing industry, including our company, experiences high employee attrition. In fiscal 2006, our attrition rate for associates — employees who execute business processes for our clients following their completion of a six-month probationary period — was approximately 30%. There is significant competition in India for professionals with the skills necessary to perform the services we offer to our clients. Increased competition for these professionals, in the business process outsourcing industry or otherwise, could have an adverse effect on us. A significant increase in the attrition rate among employees with specialized skills could decrease our operating efficiency and productivity and could lead to a decline in demand for our services.
In addition, our ability to maintain and renew existing engagements and obtain new businesses will depend, in large part, on our ability to attract, train and retain personnel with skills that enable us to keep pace with growing demands for outsourcing, evolving industry standards and changing client preferences. Our failure either to attract, train and retain personnel with the qualifications necessary to fulfill the needs of our existing and future clients or to assimilate new employees successfully could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Wage increases in India may prevent us from sustaining our competitive advantage and may reduce our profit margin.
Salaries and related benefits of our operations staff and other employees in India are among our most significant costs. Wage costs in India have historically been significantly lower than wage costs in the US and Europe for comparably skilled professionals, which has been one of our competitive advantages. However, because of rapid economic growth in India, increased demand for business process outsourcing to India and increased competition for skilled employees in India, wages for comparably skilled employees in India are increasing at a faster rate than in the US and Europe, which may reduce this competitive advantage. In addition, if the US dollar or the pound sterling declines in value against the Indian rupee, wages in the US or the UK will decrease relative to wages in India, which may further reduce our competitive advantage. We may need to increase our levels of employee compensation more rapidly than in the past to remain competitive in attracting the quantity and quality of employees that our business requires. Wage increases may reduce our profit margins and have a material adverse effect on our financial condition and cash flows.
Our operating results may differ from period to period, which may make it difficult for us to prepare accurate internal financial forecasts and respond in a timely manner to offset such period to period fluctuations.
Our operating results may differ significantly from period to period due to factors such as client losses, variations in the volume of business from clients resulting from changes in our clients’ operations, the business decisions of our clients regarding the use of our services, delays or difficulties in expanding our operational facilities and infrastructure, changes to our pricing structure or that of our competitors, inaccurate estimates of resources and time required to complete ongoing projects, currency fluctuation and seasonal changes in the operations of our clients. For example, our clients in the travel industry experience seasonal changes in their operations in connection with the year-end holiday season and the school year, as well as episodic factors such as adverse weather conditions or strikes by pilots or air traffic controllers. Transaction volumes can be impacted by market conditions affecting the travel and insurance industries, including natural disasters, health scares (such as severe acute respiratory syndrome, or SARS, and avian influenza, or bird flu) and terrorist attacks. In addition, some of our contracts do not commit our clients to providing us with a specific volume of business.
In addition, the long sales cycle for our services, which typically ranges from three to 12 months, and the internal budget and approval processes of our prospective clients makes it difficult to predict the timing of new client engagements. Revenue is recognized upon actual provision of services and when the criteria for recognition are achieved. Accordingly, the financial benefit of gaining a new client may be delayed due to delays in the implementation of our services. These factors may make it difficult for us to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of those delays. Due to the above factors, it is possible that in some future quarters our operating results may be significantly below the expectations of the public market, analysts and investors.
Our clients may terminate contracts before completion or choose not to renew contracts which could adversely affect our business and reduce our revenue.
The terms of our client contracts typically range from three to five years. Many of our client contracts can be terminated by our clients with or without cause, with three to six months’ notice and in most cases without penalty. The termination of a substantial percentage of these contracts could adversely affect our business and reduce our revenue. Contracts representing 15.0% of our revenue and 20.5% of our revenue less repair payments from our clients in fiscal 2006 will expire on or before March 31, 2007. Failure to meet contractual requirements could result in cancellation or non-renewal of a contract. Some of our contracts may be terminated by the client if certain of our key personnel working on the client project leave our employment and we are unable to find suitable replacements. In addition, a contract termination or significant reduction in work assigned to us by a major client could cause us to experience a higher than expected number of unassigned employees, which would increase our cost of revenue as a percentage of revenue until we are able to reduce or reallocate our headcount. We may not be able to replace any client that elects to terminate or not renew its contract with us, which would adversely affect our business and revenue.
Some of our client contracts contain provisions which, if triggered, could result in lower future revenue and have an adverse effect on our business.
If our clients agree to provide us with a specified volume and scale of business or to provide us with business for a specified minimum duration, we may, in return, agree to include certain provisions in our contracts with such clients which provide for downward revision of our prices under certain circumstances. For example, certain client contracts provide that if during the term of the contract, we were to offer similar services to any other client on terms and conditions more favorable than those provided in the contract, we would be obliged to offer equally favorable terms and conditions to the client. This may result in lower revenue and profits under these contracts. Certain other contracts allow a client in certain limited circumstances to request a benchmark study comparing our pricing and performance with that of an agreed list of other service providers for comparable services. Based on the results of the study and depending on the reasons for any unfavorable variance, we may be required to make improvements in the service we provide or to reduce the pricing for services to be performed under the remaining term of the contract.
Some of our client contracts provide that during the term of the contract and under specified circumstances, we may not provide similar services to their competitors. Some of our contracts also provide that, during the term of the contract and for a certain period thereafter ranging from six to 12 months, we may not provide similar services to certain or any of their competitors using the same personnel. These restrictions may hamper our ability to compete for and provide services to other clients in the same industry, which may result in lower future revenue and profitability.
Some of our contracts specify that if a change of control of our company occurs during the term of the contract, the client has the right to terminate the contract. These provisions may result in our contracts being terminated if there is such a change in control, resulting in a potential loss of revenue.
Some of our client contracts also contain provisions that would require us to pay penalties to our clients if we do not meet pre-agreed service level requirements. Failure to meet these requirements could result in the payment of significant penalties by us to our clients which in turn could have an adverse effect on our business, results of operations, financial condition and cash flows.
We enter into long-term contracts with our clients, and our failure to estimate the resources and time required for our contracts may negatively affect our profitability.
The terms of our client contracts typically range from three to five years. In many of our contracts we commit to long-term pricing with our clients and therefore bear the risk of cost overruns, completion delays and wage inflation in connection with these contracts. If we fail to estimate accurately the resources and time required for a contract, future wage inflation rates or currency exchange rates, or if we fail to complete our contractual obligations within the contracted timeframe, our revenue and profitability may be negatively affected.
Our profitability will suffer if we are not able to maintain our pricing and asset utilization levels and control our costs.
Our profit margin, and therefore our profitability, is largely a function of our asset utilization and the rates we are able to recover for our services. One of the most significant components of our asset utilization is our seat utilization rate which is the average number of work shifts per day, out of a maximum of three, for which we are able to utilize our work stations, or seats. If we are not able to maintain the pricing for our services or an appropriate seat utilization rate, without corresponding cost reductions, our profitability will suffer. The rates we are able to recover for our services are affected by a number of factors, including our clients’ perceptions of our ability to add value through our services, competition, introduction of new services or products by us or our competitors, our ability to accurately estimate, attain and sustain engagement revenue, margins and cash flows over increasingly longer contract periods and general economic and political conditions.
Our profitability is also a function of our ability to control our costs and improve our efficiency. As we increase the number of our employees and execute our strategies for growth, we may not be able to manage the significantly larger and more geographically diverse workforce that may result, which could adversely affect our ability to control our costs or improve our efficiency.
We have incurred losses in the past and have a limited operating history. We may not be profitable in the future and may not be able to secure additional business.
We have incurred losses in each of the three fiscal years from fiscal 2003 through fiscal 2005. In future periods, we expect our selling, general and administrative, or SG&A, expenses to continue to increase. If our revenue does not grow at a faster rate than these expected increases in our expenses, or if our operating expenses are higher than we anticipate, we may not be profitable and we may incur additional losses.
In addition, the offshore business process outsourcing industry is a relatively new industry, and we have a limited operating history. We started our business by offering business process outsourcing services as part of British Airways in 1996. In fiscal 2003, we enhanced our focus on providing business process outsourcing services to third parties. As such, we have only focused on servicing third-party clients for a limited time. We may not be able to secure additional business or retain current business with third-parties or add third-party clients in the future.

If we cause disruptions to our clients’ businesses or provide inadequate service, our clients may have claims for substantial damages against us. Our insurance coverage may be inadequate to cover these claims, and as a result our profits may be substantially reduced.
Most of our contracts with clients contain service level and performance requirements, including requirements relating to the quality of our services and the timing and quality of responses to the client’s customer inquiries. In some cases, the quality of services that we provide is measured by quality assurance ratings and surveys which are based in part on the results of direct monitoring by our clients of interactions between our employees and our client’s customers. Failure to consistently meet service requirements of a client or errors made by our associates in the course of delivering services to our clients could disrupt the client’s business and result in a reduction in revenue or a claim for substantial damages against us. For example, some of our agreements stipulate standards of service that, if not met by us, will result in lower payment to us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business.
Our dependence on our offshore delivery centers requires us to maintain active data and voice communications between our main delivery centers in India, Sri Lanka and the UK our international technology hubs in the US and the UK and our clients’ offices. Although we maintain redundant facilities and communications links, disruptions could result from, among other things, technical and electricity breakdowns, computer glitches and viruses and adverse weather conditions. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which we operate, could impede our ability to provide services to our clients, have a negative impact on our reputation, cause us to lose clients, reduce our revenue and harm our business.
Under our contracts with our clients, our liability for breach of our obligations is generally limited to actual damages suffered by the client and capped at a portion of the fees paid or payable to us under the relevant contract. To the extent that our contracts contain limitations on liability, such limitations may be unenforceable or otherwise may not protect us from liability for damages. In addition, certain liabilities, such as claims of third parties for which we may be required to indemnify our clients, are generally not limited under those agreements. Although we have commercial general liability insurance coverage, the coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, and our insurers may disclaim coverage as to any future claims. The successful assertion of one or more large claims against us that exceed available insurance coverage, or changes in our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have a material adverse effect on our business, reputation, results of operations, financial condition and cash flows.
We are liable to our clients for damages caused by unauthorized disclosure of sensitive and confidential information, whether through a breach of our computer systems, through our employees or otherwise.
We are typically required to manage, utilize and store sensitive or confidential client data in connection with the services we provide. Under the terms of our client contracts, we are required to keep such information strictly confidential. Our client contracts do not include any limitation on our liability to them with respect to breaches of our obligation to maintain confidentiality on the information we receive from them. We seek to implement measures to protect sensitive and confidential client data and have not experienced any material breach of confidentiality to date. However, if any person, including any of our employees, penetrates our network security or otherwise mismanages or misappropriates sensitive or confidential client data, we could be subject to significant liability and lawsuits from our clients or their customers for breaching contractual confidentiality provisions or privacy laws. Although we have insurance coverage for mismanagement or misappropriation of such information by our employees, that coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims against us and our insurers may disclaim coverage as to any future claims. Penetration of the network security of our data centers could have a negative impact on our reputation, which would harm our business.

Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services. Failure to adhere to regulations that govern our clients’ businesses could result in breaches of contract with our clients.
Our clients’ business operations are subject to certain rules and regulations such as the Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act in the US and the Financial Services Act in the UK. Our clients may contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in such a manner could result in breaches of contract with our clients and, in some limited circumstances, civil fines and criminal penalties for us. In addition, we are required under various Indian laws to obtain and maintain permits and licenses for the conduct of our business. If we do not maintain our licenses or other qualifications to provide our services, we may not be able to provide services to existing clients or be able to attract new clients and could lose revenue, which could have a material adverse effect on our business.
The international nature of our business exposes us to several risks, such as significant currency fluctuations and unexpected changes in the regulatory requirements of multiple jurisdictions.
We have operations in India, Sri Lanka and the UK and we service clients across Europe, North America and Asia. Our corporate structure also spans multiple jurisdictions, with our parent holding company incorporated in Jersey, Channel Islands, and intermediate and operating subsidiaries incorporated in India, Sri Lanka, Mauritius, the US and the UK. As a result, we are exposed to risks typically associated with conducting business internationally, many of which are beyond our control. These risks include:

•	significant currency fluctuations between the US dollar and the pound sterling (in which our revenue is principally denominated) and the Indian rupee (in which a significant portion of our costs are denominated);

•	legal uncertainty owing to the overlap of different legal regimes, and problems in asserting contractual or other rights across international borders;

•	potentially adverse tax consequences, such as scrutiny of transfer pricing arrangements by authorities in the countries in which we operate;

•	potential tariffs and other trade barriers;

•	unexpected changes in regulatory requirements;

•	the burden and expense of complying with the laws and regulations of various jurisdictions; and

•	terrorist attacks and other acts of violence or war.
The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.
We may not succeed in identifying suitable acquisition targets or integrating any acquired business into our operations, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Our growth strategy involves gaining new clients and expanding our service offerings, both organically and through strategic acquisitions. Historically, we have expanded some of our service offerings and gained new clients through strategic acquisitions, such as our acquisition of Trinity Partners Inc., or Trinity Partners, in November 2005. It is possible that in the future we may not succeed in identifying suitable acquisition targets available for sale on reasonable terms, have access to the capital required to finance potential acquisitions or be able to consummate any acquisition. The inability to identify suitable acquisition targets or investments or the inability to complete such transactions may affect our competitiveness and our growth prospects. In addition, our management may not be able to successfully integrate any acquired business into our operations and any acquisition we do complete may not result in long-term benefits to us. For example, if we acquire a company, we could experience difficulties in assimilating that company’s personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. The lack of profitability of any of our acquisitions could have a material adverse effect on our operating results. Future acquisitions may also result in the incurrence of indebtedness or the issuance of additional equity securities and may present difficulties in financing the acquisition on attractive terms. Acquisitions also typically involve a number of other risks, including diversion of management’s attention, legal liabilities and the need to amortize acquired intangible assets, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Our facilities are at risk of damage by natural disasters.
Our operational facilities and communication hubs may be damaged in natural disasters such as earthquakes, floods, heavy rains, tsunamis and cyclones. For example, in the recent floods in Mumbai in July 2005, our operations were adversely affected as a result of the disruption of the city’s public utility and transport services making it difficult for our associates to commute to our office. Such natural disasters may lead to disruption of information systems and telephone service for sustained periods. Damage or destruction that interrupts our provision of outsourcing services could damage our relationships with our clients and may cause us to incur substantial additional expenses to repair or replace damaged equipment or facilities. We may also be liable to our clients for disruption in service resulting from such damage or destruction. While we currently have commercial liability insurance, our insurance coverage may not be sufficient. Furthermore, we may be unable to secure such insurance coverage at premiums acceptable to us in the future or secure such insurance coverage at all. Prolonged disruption of our services as a result of natural disasters would also entitle our clients to terminate their contracts with us.
Our business may not develop in ways that we currently anticipate due to negative public reaction to offshore outsourcing, recently proposed legislation or otherwise.
We have based our strategy of future growth on certain assumptions regarding our industry, services and future demand in the market for such services. However, the trend to outsource business processes may not continue and could reverse. Offshore outsourcing is a politically sensitive topic in the UK, the US and elsewhere. For example, many organizations and public figures in the UK and the US have publicly expressed concern about a perceived association between offshore outsourcing providers and the loss of jobs in their home countries.
In addition, there has been recent publicity about the negative experiences, such as theft and misappropriation of sensitive client data, of various companies that use offshore outsourcing, particularly in India. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to offshore providers to avoid negative perceptions that may be associated with using an offshore provider. Any slowdown or reversal of existing industry trends towards offshore outsourcing would seriously harm our ability to compete effectively with competitors that operate out of facilities located in the UK or the US.
A variety of US federal and state legislation has been proposed that, if enacted, could restrict or discourage US companies from outsourcing their services to companies outside the US. For example, legislation has been proposed that would require offshore providers of services requiring direct interaction with clients’ customers to identify to clients’ customers where the offshore provider is located. Because some of our clients are located in the US, any expansion of existing laws or the enactment of new legislation restricting offshore outsourcing could adversely impact our ability to do business with US clients and have a material and adverse effect on our business, results of operations, financial condition and cash flows. In addition, it is possible that legislation could be adopted that would restrict US private sector companies that have federal or state government contracts from outsourcing their services to offshore service providers. This would affect our ability to attract or retain clients that have such contracts.
Recent legislation introduced in the UK provides that if a company transfers or outsources its business or a part of its business to a transferee or a service provider, the employees who were employed in such business are entitled to become employed by the transferee or service provider on the same terms and conditions as they had been employed before. The dismissal of such employees as a result of such transfer of business is deemed unfair dismissal and entitles the employee to compensation. As a result, we may become liable for redundancy payments to the employees of our clients in the UK who outsource business to us. We believe this legislation will not affect our existing contracts with clients in the UK. However, we may be liable under any service level agreements we may enter into in the future pursuant to existing master services agreements with our UK clients. In addition, we expect this legislation to have a material adverse effect on potential business from clients in the UK. However, as this legislation has only come into effect in April 2006, we are not yet able to assess at this time the potential impact of this new legislation on our results of operation in the long term.
We face competition from onshore and offshore business process outsourcing companies and from information technology companies that also offer business process outsourcing services. Our clients may also choose to run their business processes themselves, either in their home countries or through captive units located offshore.
The market for outsourcing services is very competitive and we expect competition to intensify and increase from a number of sources. We believe that the principal competitive factors in our markets are price, service quality, sales and marketing skills, and industry expertise. We face significant competition from our clients’ own in-house groups, including, in some cases, in-house departments operating offshore, or captive units. Clients who currently outsource a significant proportion of their business processes or information technology services to vendors in India may, for various reasons, including to diversify geographic risk, seek to reduce their dependence on any one country. We also face competition from onshore and offshore business process outsourcing and information technology services companies. In addition, the trend toward offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. These competitors may include entrants from the communications, software and data networking industries or entrants in geographic locations with lower costs than those in which we operate.
Some of these existing and future competitors have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships in the industries that we currently serve or may serve in the future. In addition, some of our competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs, or enter into similar arrangements with potential clients. Increased competition, our inability to compete successfully against competitors, pricing pressures or loss of market share could result in reduced operating margins which could harm our business, results of operations, financial condition and cash flows.
We will incur increased costs as a result of being a public company subject to the Sarbanes-Oxley Act of 2002 and our management faces challenges in implementing those requirements.
As a public company, we will incur additional legal, accounting and other expenses that we do not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, or the Commission, and the New York Stock Exchange, or NYSE, have imposed increased regulation and required enhanced corporate governance practices of public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. For example, we are in the process of creating additional board committees and are reviewing and adopting comprehensive new policies regarding internal controls over financial reporting and disclosure controls and procedures. We are also in the process of evaluating and testing our internal financial reporting controls in anticipation of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and have not yet completed this process. We have formed internal evaluation committees and engaged consultants and expect to upgrade our computer software systems to assist us in such compliance. If we do not implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Commission. Any such action could harm our business or investors’ confidence in our company and could cause our share price to fall. We will also incur additional costs associated with our reporting requirements as a public company. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified candidates to serve on our board of directors or as executive officers.
Our controlling shareholder, Warburg Pincus, will be able to control or significantly influence our corporate actions.
Immediately upon the completion of this offering, we expect that Warburg Pincus will continue to beneficially own more than 50% of our shares. As a result of its ownership position, Warburg Pincus is expected to retain the ability to control or significantly influence matters requiring shareholder and board approval, including, without limitation, the election of directors, significant corporate transactions such as amalgamations and consolidations, changes of control of our company and sales of all or substantially all of our assets. These actions may be taken even if they are opposed by the other shareholders, including those who purchase ADSs in this offering.
We have certain anti-takeover provisions in our articles of association that may discourage a change of control.
Our articles of association contain anti-takeover provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

•	a classified board of directors with staggered three-year terms; and

•	the ability of our board of directors to determine the rights, preferences and privileges of our preferred shares and to issue the preferred shares without shareholder approval, which could be exercised by our board of directors to increase the number of outstanding shares and prevent or delay a takeover attempt.
These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.
It may be difficult for you to effect service of process and enforce legal judgments against us or our affiliates.
We are incorporated in Jersey, Channel Islands, and our primary operating subsidiary, WNS Global Services Pvt. Ltd., is incorporated in India. A majority of our directors and senior executives are not residents of the US and virtually all of our assets and the assets of those persons are located outside the US. As a result, it may not be possible for you to effect service of process within the US upon those persons or us. In addition, you may be unable to enforce judgments obtained in courts of the US against those persons outside the jurisdiction of their residence, including judgments predicated solely upon the securities laws of the US. See “Enforcement of Civil Liabilities.”
Risks Related to India
A substantial portion of our assets and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.
Our primary operating subsidiary, WNS Global Services Pvt. Ltd., is incorporated in India, and a substantial portion of our assets and employees are located in India. We intend to continue to develop and expand our facilities in India. The Indian government, however, has exercised and continues to exercise significant influence over many aspects of the Indian economy. India’s government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the business process outsourcing industry. Those programs that have benefited us include tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. We cannot assure you that such liberalization policies will continue. Various factors, including a collapse of the present coalition government due to the withdrawal of support of coalition members, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular. The government of India may decide to introduce the reservation policy. According to this policy, all companies operating in the private sector in India, including our subsidiaries in India, would be required to reserve a certain percentage of jobs for the economically underprivileged population in the relevant state where such companies are incorporated. If this policy is introduced, our ability to hire employees of our choice may be restricted. Our financial performance and the market price of our ADSs may be adversely affected by changes in inflation, exchange rates and controls, interest rates, government of India policies (including taxation policies), social stability or other political, economic or diplomatic developments affecting India in the future.
India has witnessed communal clashes in the past. Although such clashes in India have, in the recent past, been sporadic and have been contained within reasonably short periods of time, any such civil disturbance in the future could result in disruptions in transportation or communication networks, as well as have adverse implications for general economic conditions in India. Such events could have a material adverse effect on our business, on the value of our ADSs and on your investment in our ADSs.
If the government of India reduces or withdraws tax benefits and other incentives it currently provides to companies within our industry or if the same are not available for any other reason, our financial condition could be negatively affected.
Under the Indian Finance Act, 2000, our delivery centers in India benefit from a ten-year holiday from Indian corporate income taxes. As a result, our service operations, including any businesses we acquire, have been subject to relatively low Indian tax liabilities. We incurred minimal income tax expense on our Indian operations in fiscal 2006 as a result of the tax holiday, compared to approximately $4.7 million that we would have incurred if the tax holiday had not been available for that period. The Indian Finance Act, 2000, phases out the tax holiday over a ten-year period from fiscal 2000 through fiscal 2009. The tax holiday enjoyed by our delivery centers in India expires in stages, on April 1, 2006 (for one of our delivery centers located in Mumbai), on April 1, 2008 (for one of our delivery centers located in Nashik) and on April 1, 2009 (for our delivery centers located in Mumbai, Pune, Nashik and Gurgaon). When our Indian tax holiday expires or terminates, or if the Indian government withdraws or reduces the benefits of the Indian tax holiday, our Indian tax expense will materially increase and this increase will have a material impact on our results of operations. In the absence of a tax holiday, income derived from India would be taxed up to a maximum of the then existing annual tax rate which, as of March 31, 2006, was 33.66%.
US and Indian transfer pricing regulations require that any international transaction involving associated enterprises be at an arm’s-length price. We consider the transactions among our subsidiaries and us to be on arm’s-length pricing terms. If, however, the applicable income tax authorities review any of our tax returns and determine that the transfer prices we have applied are not appropriate, we may incur increased tax liability, including accrued interest and penalties, which would cause our tax expense to increase, possibly materially, thereby reducing our profitability and cash flows.
Terrorist attacks and other acts of violence involving India or its neighboring countries could adversely affect our operations, resulting in a loss of client confidence and adversely affecting our business, results of operations, financial condition and cash flows.
Terrorist attacks and other acts of violence or war involving India or its neighboring countries, may adversely affect worldwide financial markets and could potentially lead to economic recession, which could adversely affect our business, results of operations, financial condition and cash flows. South Asia has, from time to time, experienced instances of civil unrest and hostilities among neighboring countries, including India and Pakistan. In recent years, military confrontations between India and Pakistan have occurred in the region of Kashmir and along the India/ Pakistan border. There have also been incidents in and near India such as a terrorist attack on the Indian Parliament, troop mobilizations along the India/ Pakistan border and an aggravated geopolitical situation in the region. Such military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel more difficult. Resulting political tensions could create a greater perception that investments in Indian companies involve a high degree of risk. Such political tensions could similarly create a perception that there is a risk of disruption of services provided by India-based companies, which could have a material adverse effect on the market for our services.

Furthermore, if India were to become engaged in armed hostilities, particularly hostilities that were protracted or involved the threat or use of nuclear weapons, we might not be able to continue our operations.
Restrictions on entry visas may affect our ability to compete for and provide services to clients in the US, which could have a material adverse effect on future revenue.
The vast majority of our employees are Indian nationals. The ability of some of our executives to work with and meet our European and North American clients and our clients from other countries depends on the ability of our senior managers and employees to obtain the necessary visas and entry permits. In response to recent terrorist attacks and global unrest, US and European immigration authorities have increased the level of scrutiny in granting visas. Immigration laws in those countries may also require us to meet certain other legal requirements as a condition to obtaining or maintaining entry visas. These restrictions have significantly lengthened the time requirements to obtain visas for our personnel, which has in the past resulted, and may continue to result, in delays in the ability of our personnel to meet with our clients. In addition, immigration laws are subject to legislative change and varying standards of application and enforcement due to political forces, economic conditions or other events, including terrorist attacks. We cannot predict the political or economic events that could affect immigration laws, or any restrictive impact those events could have on obtaining or monitoring entry visas for our personnel. If we are unable to obtain the necessary visas for personnel who need to visit our clients’ sites, or if such visas are delayed, we may not be able to provide services to our clients or to continue to provide services on a timely basis, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Currency fluctuations among the Indian rupee, the pound sterling and the US dollar could have a material adverse effect on our results of operations.
Although substantially all of our revenue is denominated in pounds sterling or US dollars, a significant portion of our expenses (other than payments to repair centers, which are primarily denominated in pounds) are incurred and paid in Indian rupees. We report our financial results in US dollars and our results of operations would be adversely affected if the pound sterling depreciates against the US dollar or the Indian rupee appreciates against the US dollar. The exchange rates between the Indian rupee and the US dollar and between the pound sterling and the US dollar have changed substantially in recent years and may fluctuate substantially in the future.
The average Indian rupee/ US dollar exchange rate in fiscal 2006 was approximately Rs.44.21 per $1.00 (based on the noon buying rate), representing an appreciation of the Indian rupee of 1.4% and 3.8% as compared with the average exchange rates in fiscal 2005 and fiscal 2004. The average pound sterling/ US dollar exchange rate in fiscal 2006 was approximately £0.56 per $1.00 (based on the noon buying rate), representing a depreciation of the pound sterling of 3.7% as compared with the average exchange rates in fiscal 2005 and an appreciation of the pound sterling of 5.1% as compared with the average exchange rates in fiscal 2004. Our results of operations may be adversely affected if the rupee appreciates significantly against the pound sterling or the US dollar or the pound sterling depreciates against the US dollar. In the future, we may hedge our foreign currency exposure. We cannot assure you that our hedging strategy will be successful.
If more stringent labor laws become applicable to us, our profitability may be adversely affected.
India has stringent labor legislation that protects the interests of workers, including legislation that sets forth detailed procedures for dispute resolution and employee removal and legislation that imposes financial obligations on employers upon retrenchment. Though we are exempt from a number of these labor laws at present, there can be no assurance that such laws will not become applicable to the business process outsourcing industry in India in the future. In addition, our employees may in the future form unions. If these labor laws become applicable to our workers or if our employees unionize, it may become difficult for us to maintain flexible human resource policies, discharge employees or downsize, and our profitability may be adversely affected.

An outbreak of an infectious disease or any other serious public health concerns in Asia or elsewhere could cause our business to suffer.
The outbreak of an infectious disease in Asia or elsewhere could have a negative impact on the economies, financial markets and business activities in the countries in which our end markets are located and could thereby have a material adverse effect on our business. The outbreak of SARS in 2003 in Asia and the outbreak of avian influenza, or bird flu, across Asia and Europe, including the recent outbreak in India, have adversely affected a number of countries and companies. Although we have not been adversely impacted by these recent outbreaks, we can give no assurance that a future outbreak of an infectious disease among humans or animals will not have a material adverse effect on our business.
Risks Related to this Offering
There is no prior public market for our shares or ADSs and therefore we cannot assure you that an active trading market or a specific ADS price will be established.
Currently, there is no public trading market for our shares or ADSs. We have applied for our ADSs to be listed on the NYSE under the symbol “WNS.” The initial public offering price per ADS was determined by agreement among us, the selling shareholders and the representatives of the underwriters and may not be indicative of the market price of our ADSs after our initial public offering. It is possible that an active trading market will not develop and continue upon the completion of this offering or that the market price of our ADSs will decline below the initial public offering price.
Because the initial public offering price per ADS is substantially higher than our book value per ADS, purchasers in this offering will immediately experience a substantial dilution in net tangible book value.
Purchasers of our ADSs will experience immediate and substantial dilution in net tangible book value per ADS from the initial public offering price per ADS. After giving effect to the sale of 4,473,684 ADSs in this offering, after deducting underwriting discounts, commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom, our as adjusted net tangible book value as of March 31, 2006 would have been $110.2 million, or $2.77 per ADS. This represents an immediate dilution in net tangible book value of $16.23 per ADS to new investors purchasing ADSs in this offering. For a calculation of the dilution purchasers in this offering will incur, see “Dilution.”
Substantial future sales of our shares or ADSs in the public market could cause our ADS price to fall.
Upon the completion of this offering, we will have 39,801,857 shares outstanding. Of these shares, the 11,202,708 shares represented by ADSs offered hereby will be freely tradable without restriction in the public market. Upon the completion of this offering, our existing shareholders will own 28,599,149 shares, which will represent 71.9% of our outstanding share capital. Immediately following the completion of this offering, the holders of 34,662 shares (directly or in the form of ADSs) will be entitled to dispose of their shares or ADSs if they qualify for an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, and the holders of an additional 28,564,487 shares (directly or in the form of ADSs) will be entitled to dispose of their shares or ADSs following the expiration of an initial 180-day “lock-up” period if they qualify for an exemption from registration under the Securities Act.
The market price for our ADSs may be volatile.
The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	announcements of technological developments;

•	regulatory developments in our target markets affecting us, our clients or our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other companies engaged in business process outsourcing;

•	addition or loss of executive officers or key employees;

•	sales or expected sales of additional shares or ADSs; and

•	loss of one or more significant clients.
In addition, securities markets generally and from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.
We will have broad discretion in how we use the proceeds of this offering and we may not use these proceeds effectively. This could affect our profitability and cause our ADS price to decline.
Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds for general corporate purposes, including capital expenditures and working capital and for possible acquisitions of businesses, products and technologies. We have not yet finalized the amount of net proceeds that we will use specifically for each of these purposes. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our market value, which could cause our ADS price to decline.
We may be classified as a passive foreign investment company in our current taxable year, which could result in adverse United States federal income tax consequences to US Holders.
The application of the “passive foreign investment company,” or PFIC, rules to the company in its current taxable year is uncertain. A non-US corporation will be considered a PFIC for any taxable year if either (1) under the PFIC income test, at least 75% of its gross income is passive income or (2) under the PFIC asset test, at least 50% of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income for such taxable year. However, the application of the PFIC asset test to a corporation that is a “controlled foreign corporation,” or a CFC (as defined under the United States federal income tax law), for its taxable year in which it becomes a publicly traded corporation after its first quarter is not clear. Because we currently are a CFC, the application of the PFIC asset test to us in our current taxable year is uncertain.
Under the least favorable interpretation of the PFIC asset test, it is possible that we could be a PFIC in respect of our current taxable year, depending largely on how and to what extent we use the offering proceeds during our current taxable year, although this will not be determinable until the end of our current taxable year. Under more favorable interpretations of the PFIC assets test, we believe that we would not be a PFIC for our current taxable year, regardless of how and when we use the offering proceeds. It may be reasonable for US Holders (as defined under “Taxation — US Federal Income Taxation”) to apply a more favorable interpretation of this test for purposes of determining and reporting the US federal income tax consequences of their investment in the ADSs or ordinary shares, although these holders should consult their own tax advisers regarding the reasonableness of this position. US Holders also should note that the United States Internal Revenue Service, or IRS, could seek to apply the least favorable interpretation.
We will notify US Holders regarding whether we believe that we would be a PFIC for our current taxable year under the least favorable interpretation of the PFIC asset test (unless there is IRS or other official guidance supporting a more favorable interpretation) promptly after the end of our current taxable year. If we are treated as a PFIC for any taxable year during which a US Holder owns an ADS or an ordinary share, adverse US federal income tax consequences could apply to that holder. See “Taxation — US Federal Income Taxation — Passive Foreign Investment Company.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “project,” “seek,” “should” and similar expressions. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be materially incorrect. These factors include but are not limited to:

•	technological innovation;

•	telecommunications or technology disruptions;

•	future regulatory actions and conditions in our operating areas;

•	our dependence on a limited number of clients in a limited number of industries;

•	our ability to attract and retain clients;

•	our ability to expand our business or effectively manage growth;

•	our ability to hire and retain enough sufficiently trained employees to support our operations;

•	negative public reaction in the US or the UK to offshore outsourcing;

•	regulatory, legislative and judicial developments;

•	increasing competition in the business process outsourcing industry;

•	political or economic instability in India, Sri Lanka and Jersey;

•	worldwide economic and business conditions; and

•	our ability to successfully consummate strategic acquisitions.
These and other factors are more fully discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans, objectives or projected financial results referred to in any of the forward-looking statements. Except as required by law, we do not undertake to release revisions of any of these forward-looking statements to reflect future events or circumstances.

USE OF PROCEEDS
Our net proceeds from the sale of 4,473,684 ADSs in this offering will total approximately $73.9 million after deducting underwriting discounts and commissions and estimated offering expenses which are payable by us and assuming an initial public offering price of $19.00 per ADS, the midpoint of the estimated range of the initial public offering price. A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per ADS would increase (decrease) the net proceeds to us from this offering by $4.2 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no other change to the number of ADSs offered by us as set forth on the cover page of this prospectus.
We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital, and for possible acquisitions of businesses and delivery platforms.
The amounts that we actually expend for working capital will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses or delivery platforms. We have no current agreements or commitments for material acquisitions of any businesses or delivery platforms. Pending their use, we intend to invest our net proceeds in high-quality interest-bearing investments.
The proceeds from this offering of ADSs to be sold by the selling shareholders will be paid to those shareholders. We will not receive any of the proceeds from the sale of those ADSs.

DIVIDENDS AND DIVIDEND POLICY
Subject to the provisions of the Companies (Jersey) Law, 1991, or the 1991 Law, and our Articles of Association, we may by ordinary resolution declare annual dividends to be paid to the shareholders according to their respective rights and interests in our profits available for distribution (our realized profits less our realized losses). Any dividends we may declare must not exceed the amount recommended by our board of directors. Our board may also declare and pay an interim dividend or dividends, including a dividend payable at a fixed rate, if paying an interim dividend or dividends appears to the board to be justified by our profits available for distribution. See “Description of Share Capital.” We can also declare dividends (1) out of our realized revenue profits less our revenue losses, whether realized or unrealized, if our directors who are to authorize the distribution reasonably believe that immediately after the distribution has been made, we will be able to discharge our liabilities as they fall due and (2) with the sanction of a special resolution in general meeting, out of our unrealized profits less our losses, whether realized or unrealized, if our directors who are to authorize the distribution make a prior statement that, having made full enquiry into our affairs and prospects, they have formed the opinion that

(a)	immediately following the date on which the distribution is proposed to be made, we will be able to discharge our liabilities as they fall due; and

(b)	having regard to our prospects and to the intentions of our directors with respect to the management of our business and to the amount and character of the financial resources that will in their view be available to us, we will be able to continue to carry on business and we will be able to discharge our liabilities as they fall due until the expiry of the period of one year immediately following the date on which the distribution is proposed to be made or until we are dissolved under Article 150 of the 1991 Law, whichever first occurs.
We have never declared or paid any dividends on our ordinary shares. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant at the time.
Subject to the deposit agreement, holders of ADSs will be entitled to receive dividends paid on the ordinary shares represented by such ADSs.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2006:

•	on an actual basis; and

•	as adjusted to give effect to the sale by us of 4,473,684 ADSs in this offering at an assumed initial public offering price of $19.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions, estimated offering expenses payable by us, and further assuming no other change to the number of ADSs sold by us as set forth on the cover page of this prospectus.
The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated and Pro Forma Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes that are included elsewhere in this prospectus.

	As of
	March 31, 2006

	Actual	As adjusted

	(US dollars in
	thousands, except share
	and per share data)
Shareholders’ equity:
Ordinary shares, $0.15 (10 pence) par value; Authorized: 40,000,000(1) shares
Issued and outstanding: 35,321,511 shares, actual, and 39,795,195 as adjusted(2)	$5,290	5,961
Additional paid-in-capital	62,228	136,032	(3)(4)
Ordinary shares subscribed	10	10
Retained earnings	4,104	4,104
Deferred share-based compensation	(582)	(582)
Accumulated other comprehensive income	$7,114	$7,114

Total shareholders’ equity	$78,164	$152,639	(3)

Total capitalization	$78,164	$152,639	(3)

Notes:

(1)	In May 2006, the authorized number of our ordinary shares was increased to 50,000,000.

(2)	Excludes (i) 6,662 ordinary shares issued upon exercise of options during the period April 1, 2006 to June 30, 2006; (ii) 3,875,655 ordinary shares issuable upon exercise of outstanding options and 90,121 ordinary shares reserved for future issuance under our Stock Incentive Plan as of June 30, 2006; and (iii) 3,000,000 ordinary shares reserved for future issuance under our 2006 Incentive Award Plan (including 537,000 ordinary shares issuable upon the exercise of options to be granted effective upon the pricing of this offering (of which 320,000 are to be issued to certain of our directors and executive officers and 217,000 are to be issued to other employees) and 224,750 restricted share units to be issued effective upon the pricing of this offering (of which 160,000 are to be issued to certain of our directors and executive officers and 64,750 are to be issued to other employees), each under the 2006 Incentive Award Plan). See “Management — Employee Benefit Plans — Stock Incentive Plan” and “Management — Employee Benefit Plans — WNS 2006 Incentive Award Plan.”

(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per ADS, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $4.2 million.

(4)	Does not reflect the cost of directors and officers’ insurance premiums of $0.6 million related to this offering.

DILUTION
If you invest in our ADSs, your investment will be diluted to the extent the initial public offering price per ADS exceeds the net tangible book value per ADS immediately after this offering.
Our net tangible book value as of March 31, 2006 was approximately $33.9 million, or $0.96 per ADS. Net tangible book value per ADS represents the amount of our net worth, or total tangible assets less total liabilities, divided by the number of ordinary shares outstanding as of that date (one ADS represents one ordinary share).
On a pro forma basis, after giving effect to the issuance of 4,473,684 ADSs at an assumed initial public offering price of $19.00 per ADS, and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses other than directors and officers’ insurance premiums related to this offering (assuming that the underwriters’ over-allotment option is not exercised), our pro forma as adjusted net tangible book value as of March 31, 2006 would have been $110.2 million, or $2.77 per ordinary share. This amount represents an immediate increase of $1.81 per ADS to the existing shareholders and an immediate dilution of $16.23 per ADS issued to the new investors purchasing ADSs offered hereby at the assumed public offering price. The following table illustrates this per ADS dilution:

Assumed initial public offering price per ADS		$19.00
Pro forma net tangible book value per ADS as of March 31, 2006(1)	$1.01
Increase in pro forma net tangible book value attributable to this offering per ADS	$1.76
Pro forma net tangible book value per ADS after this offering		$2.77

Dilution per ADS to new investors(2)		$16.23

Note:

(1)	Excludes $1.7 million of deferred offering costs at March 31, 2006 which has been included in determining the increase in pro forma net tangible book value attributable to this offering.

(2)	If the underwriters’ over-allotment option is exercised in full, the net tangible book value per ADS after this offering would remain at $2.77 and dilution per ADS to new investors would remain at $16.23.
A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per ADS would increase (decrease) our pro forma net tangible book value after giving effect to this offering by $4.2 million, the pro forma net tangible book value per ADS after giving effect to this offering by $0.11 per ADS and the dilution in pro forma net tangible book value per ADS to new investors in this offering by $0.89 per ADS, assuming no change to the number of shares of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other expenses of this offering. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table sets forth on a pro forma basis as of March 31, 2006 the differences between existing shareholders and the new investors with respect to the number of ADSs purchased from us, the total consideration paid and the average price per ADS paid (before deducting the estimated underwriting discounts and commissions and our estimated offering expenses and assuming that the underwriters’ over-allotment option is not exercised), assuming an initial public offering price of $19.00 per ADS, the midpoint of the estimated range of the initial public offering price. The information in the following table is illustrative only and the total consideration paid and average price per ADS is subject to adjustment based on the actual initial public offering price of our ADS and other terms of this offering determined at pricing.

						Average
	Shares Purchased		Total Consideration		Average	Price
					Price Per	Per
	Number	Percentage	Amount	Percentage	Share	ADS

Existing shareholders	35,321,511	88.8%	$65,092,819	43.4%	$1.84	$1.84
New investors	4,473,684	11.2%	$84,999,996	56.6%	$19.00	$19.00

Total	39,795,195	100.0%	$150,092,815	100.0%	$3.77	$3.77

A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by $4.5 million, $4.5 million and $0.11 assuming no change in the number of ADS sold by us as set forth above and without deducting underwriting discounts and commissions and other expenses of this offering.
The foregoing tables do not include (i) 6,662 ordinary shares issued upon exercise of options since March 31, 2006; (ii) 3,875,655 ordinary shares issuable upon exercise of outstanding options and 90,121 ordinary shares reserved for future issuance under our Stock Incentive Plan as of June 30, 2006; and (iii) 3,000,000 ordinary shares reserved for future issuance under our 2006 Incentive Award Plan (including 537,000 ordinary shares issuable upon the exercise of options to be granted effective upon the pricing of this offering (of which 320,000 are to be issued to certain of our directors and executive officers and 217,000 are to be issued to other employees) and 224,750 restricted share units to be issued effective upon the pricing of this offering (of which 160,000 are to be issued to certain of our directors and executive officers and 64,750 are to be issued to other employees), each under the 2006 Incentive Award Plan). See “Management — Employee Benefit Plans — Stock Incentive Plan” and “Management — Employee Benefit Plans — WNS 2006 Incentive Award Plan.” If all of the shares referred to in (i) and (ii) above had been issued on March 31, 2006, after giving effect to this offering, our pro forma net tangible book value would have been approximately $127.6 million, or $2.92 per ADS, and the dilution in pro forma net tangible book value to new investors would have been $16.08 per ADS. In addition, the dilution to new investors will be $16.08 per ADS if the underwriters exercise their option to purchase additional ADSs in full.

EXCHANGE RATES
Substantially all of our revenue is denominated in pounds sterling or US dollars and most of our expenses, other than payments to repair centers, are incurred and paid in Indian rupees. We report our financial results in US dollars. The exchange rates among the Indian rupee, the pound sterling and the US dollar have changed substantially in recent years and may fluctuate substantially in the future. The results of our operations are affected as the Indian rupee and the pound sterling appreciate or depreciate against the US dollar and, as a result, any such appreciation or depreciation will likely affect the market price of our ADSs in the US.
The following table sets forth, for the periods indicated, information concerning the exchange rates between Indian rupees and US dollars based on the noon buying rate:

	Period End(1)	Average(1)(2)	High	Low

Fiscal Year:
2007 (through July 19, 2006)	Rs.46.81	Rs.45.45	Rs.46.81	Rs.44.39
2006	44.48	44.21	46.26	43.05
2005	43.62	44.86	46.45	43.27
2004	43.40	45.96	47.46	43.40
2003	47.53	48.43	49.07	47.53
2002	48.83	47.71	48.91	46.58
2001	46.85	45.74	47.47	43.63
Month:
July 2006 (through July 19, 2006)	Rs.46.81	Rs.46.18	Rs.46.81	Rs.45.84
June 2006	45.87	45.89	46.25	45.50
May 2006	46.22	45.20	46.22	44.69
April 2006	44.86	44.82	45.09	44.39
March 2006	44.48	44.38	44.58	44.11
February 2006	44.21	44.23	44.54	44.10
January 2006	43.96	44.20	44.92	43.89
December 2005	44.95	45.56	46.26	44.94
November 2005	45.87	45.63	45.87	45.02
October 2005	45.09	44.76	45.11	44.00
September 2005	43.94	43.85	43.98	43.75
August 2005	44.00	43.55	44.00	43.36

Notes:

(1)	The noon buying rate at each period end and the average rate for each period may differ from the exchange rates used in the preparation of financial statements included elsewhere in this prospectus.

(2)	Represents the average of the noon buying rate for all days during the period.

The following table sets forth, for the periods indicated, information concerning the exchange rates between the pound sterling and US dollars based on the noon buying rate:

	Period End(1)	Average(1)(2)	High	Low

Fiscal Year:
2007 (through July 19, 2006)	GBP0.54	GBP0.55	GBP0.58	GBP0.53
2006	0.57	0.56	0.58	0.52
2005	0.53	0.54	0.57	0.51
2004	0.54	0.59	0.65	0.53
2003	0.63	0.65	0.70	0.61
2002	0.70	0.70	0.73	0.68
2001	0.70	0.68	0.71	0.63
Month:
July 2006 (through July 19, 2006)	GBP0.54	GBP0.54	GBP0.55	GBP0.54
June 2006	0.54	0.54	0.55	0.53
May 2006	0.53	0.54	0.55	0.53
April 2006	0.55	0.57	0.58	0.55
March 2006	0.57	0.57	0.58	0.57
February 2006	0.57	0.57	0.58	0.56
January 2006	0.56	0.57	0.57	0.56
December 2005	0.58	0.57	0.58	0.56
November 2005	0.58	0.58	0.58	0.56
October 2005	0.57	0.57	0.57	0.56
September 2005	0.57	0.55	0.57	0.54
August 2005	0.56	0.56	0.57	0.55

Notes:

(1)	The noon buying rate at each period end and the average rate for each period may differ from the exchange rates used in the preparation of financial statements included elsewhere in this prospectus.

(2)	Represents the average of the noon buying rate for all days during the period.
No representation is made that the Indian rupee or pound sterling amounts have been, could have been or could be converted into US dollars at such rates or any other rates. The noon buying rates on July 19, 2006 were Rs.46.81 and £0.54 per $1.00.

SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA
FINANCIAL AND OPERATING DATA
The following selected historical consolidated statement of operations data presented below for fiscal 2006, 2005, 2004 and 2003, and the selected historical consolidated balance sheet data as of March 31, 2006, 2005 and 2004, have been derived from our audited consolidated financial statements. Our consolidated financial statements are prepared and presented in accordance with US GAAP. Our historical results do not necessarily indicate our results expected for any future period.
The selected pro forma financial data is derived from the unaudited pro forma condensed combined statement of operations included elsewhere in this prospectus. The unaudited pro forma condensed combined statement of operations has been prepared to reflect our acquisition of the business of Trinity Partners in November 2005 as if it occurred on April 1, 2005. The pro forma financial information combines historical condensed consolidated statements of operations of our company and Trinity Partners. The pro forma condensed combined statement of operations does not purport to represent our results of operations for fiscal 2006 or any future period.
We were incorporated on February 18, 2002, and we did not produce consolidated financial statements for fiscal 2002. Our predecessor entity, World Network Services Pvt. Ltd., an Indian corporation, prepared financial statements for fiscal 2002 in accordance with Indian generally accepted accounting principles, or Indian GAAP, which were presented in Indian rupees. We represent that selected financial data for fiscal 2002 cannot be prepared and presented below in accordance with US GAAP with a US dollar reporting currency, on a comparable basis without incurring unreasonable effort or expense.
You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pro Forma Condensed Combined Statement of Operations” and the consolidated financial statements included elsewhere in this prospectus.

	For the Year Ended March 31,

	2006	2006	2005	2004	2003

	(US dollars in millions, except share and per share data)
	Unaudited
	pro forma
Consolidated Statement of Operations Data:
Revenue	$210.4	$202.8	$162.2	$104.1	$54.6
Cost of revenue(1)	149.5	145.7	140.3	89.7	42.8

Gross profit	60.9	57.1	21.9	14.4	11.8
Operating expenses:
SG&A(1)	40.7	36.3	24.9	18.8	10.9
Amortization of intangible assets	2.0	0.9	1.4	2.6	1.8

Operating income (loss)	18.2	19.9	(4.4)	(7.0)	(0.9)
Other income, net	0.6	0.5	0.2	0.3	0.3
Interest expense	(0.5)	(0.4)	(0.5)	(0.1)	(0.1)

Income (loss) before income taxes	18.3	19.9	(4.7)	(6.8)	(0.7)
(Provision) benefit for income taxes	(1.1)	(1.6)	(1.1)	0.0	(1.0)

Net income (loss)	$17.2	$18.3	(5.8)	(6.7)	(1.7)

Income (loss) per share:
Basic	$0.50	$0.56	$(0.19)	$(0.22)	$(0.07)
Diluted	$0.47	$0.52	$(0.19)	$(0.22)	$(0.07)
Weighted-average shares outstanding (basic)	34,230,296	32,874,299	30,969,658	30,795,888	26,243,833
Weighted-average shares outstanding (diluted)	36,385,763	35,029,766	30,969,658	30,795,888	26,243,833

	As of March 31,

	2006	2005	2004

	(US dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$18.5	$9.1	$14.8
Accounts receivable, net	28.1	25.2	18.1
Other current assets	10.8	9.7	9.5
Total current assets	57.4	44.0	42.5
Deposits and deferred tax asset	4.3	2.6	1.3
Goodwill and intangible assets, net	42.5	26.7	27.6
Property and equipment, net	30.6	24.7	15.3
Total assets	134.8	98.0	86.6
Note payable	—	10.0	—
Total current liabilities	53.5	54.8	39.4
Deferred tax liabilities — non-current	2.4	—	—
Other non-current liabilities	0.8	0.2	0.5
Total shareholders’ equity	78.2	43.0	46.7
Total liabilities and shareholders’ equity	134.8	98.0	86.6
The following tables set forth for the periods indicated selected consolidated financial data:

	For the Year Ended March 31,

	2006	2005	2004	2003

	(US dollars in millions, except percentages and
	employee data)
Other Consolidated Financial Data:
Revenue	$202.8	$162.2	$104.1	$54.6
Gross profit as a percentage of revenue	28.1%	13.5%	13.8%	21.6%
Operating income (loss) as a percentage of revenue	9.8%	(2.7)%	(6.7)%	(1.6)%
Other Unaudited Consolidated Financial and Operating Data:
Revenue less repair payments(2)	$147.9	$99.0	$49.9	$25.6
Gross profit as a percentage of revenue less repair payments	38.6%	22.1%	28.9%	46.1%
Operating income (loss) as a percentage of revenue less repair payments	13.4%	(4.4)%	(14.1)%	(3.6)%
Number of employees (at period end)	10,433	7,176	4,472	2,348

Notes:

(1)	Includes the following share-based compensation amounts:

	For the Year Ended March 31,

	2006	2006	2005	2004	2003

	(US dollars in millions)
	Unaudited
	pro forma
Cost of revenue	$0.1	$0.1	$0.0	$0.0	$0.0
SG&A	2.3	1.8	0.2	0.2	0.1

(2)	Revenue less repair payments is a non-GAAP measure. See the explanation below, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” and notes to the consolidated financial statements included in this prospectus. The following table reconciles our revenue (a GAAP measure) to revenue less repair payments (a non-GAAP measure):

	For the Year Ended March 31,

	2006	2005	2004	2003

	(US dollars in millions)
Revenue	$202.8	$162.2	$104.1	$54.6
Less: Payments to repair centers	$54.9	$63.2	$54.2	$29.0

Revenue less repair payments	$147.9	$99.0	$49.9	$25.6

We have two reportable segments for financial statement reporting purposes — WNS Global BPO and WNS Auto Claims BPO. In our WNS Auto Claims BPO segment, we provide claims handling and accident management services, where we arrange for automobile repairs through a network of repair centers. In our accident management services, we act as the principal in our dealings with the repair centers and our clients. The amounts invoiced to our clients for payments made by us to repair centers is reported as revenue. Since we wholly subcontract the repairs to the repair centers, we use revenue less repair payments as a primary measure to allocate resources and measure operating performance.
Revenue less repair payments is a non-GAAP measure. We believe that the presentation of this non-GAAP measure in this prospectus provides useful information for investors regarding the financial performance of our business and our two reportable segments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results by Reportable Segment.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with US GAAP. Our revenue less repair payments may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
The unaudited pro forma condensed combined statement of operations gives effect to our acquisition of Trinity Partners on November 16, 2005, as if it had occurred on April 1, 2005. Historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results.
The unaudited pro forma condensed combined statement of operations should be read in conjunction with our historical unaudited condensed consolidated financial statements and accompanying notes for fiscal 2006 and of Trinity Partners for the period April 1, 2005 to November 15, 2005, which are included elsewhere in this prospectus. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the operating results that would have occurred if the acquisition had been completed at the date indicated.
Our acquisition of Trinity Partners has been accounted using the purchase method of accounting. Accordingly, we have allocated the total purchase price to the assets acquired and liabilities assumed based on our estimates of the fair value of such assets and liabilities.
We expect to incur costs over the next year associated with integrating the two businesses. The unaudited pro forma condensed combined statement of operations do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

WNS (HOLDINGS) LIMITED
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR
FISCAL 2006
(UNAUDITED)
(US dollars in millions, except share and per share data)

		Historical Trinity
		for the period from
	Historical WNS	April 1, 2005 to			Pro forma
	(Holdings)	November 15,	Pro forma		combined
	for fiscal 2006	2005	adjustments	Note	for fiscal 2006

Revenue	$202.8	$7.6	$—		$210.4
Cost of revenue	145.7	3.8	—		149.5

Gross profit	57.1	3.8	—		60.9
Operating expenses
SG&A	36.3	3.9	0.4	2.3	40.6
Amortization of intangible assets	0.9	—	1.2	2.4	2.1

Operating income (loss)	19.9	(0.1)	(1.6)		18.2
Other income, net	0.5	0.1	—		0.6
Interest expense	(0.4)	(0.0)	—		(0.5)

Income before income taxes	19.9	(0.0)	(1.6)		18.3
(Provision) benefit for income taxes	(1.6)	—	0.5	2.5	(1.1)

Net income	$18.3	$(0.0)	$(1.1)		$17.2

Basic income per share	$0.56				$0.50
Diluted income per share	$0.52				$0.47
Weighted average shares outstanding
Basic	32,874,299			2.6	34,230,296
Diluted	35,029,766			2.6	36,385,763
See accompanying notes.

WNS (HOLDINGS) LIMITED
NOTES TO THE PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR FISCAL 2006
(UNAUDITED)

1.	Acquisition and Basis of Presentation
On November 16, 2005, WNS (Holdings) Limited (“WNS Holdings”) acquired the entire share capital of Trinity Partners for a total consideration of $19.8 million including $0.2 million of transaction costs. The purchase price was calculated as follows:

(US dollars in millions)

Cash	$6.8
Shares	12.8
Transaction costs	0.2

Total preliminary purchase price	$19.8

The fair market value of shares issued reflects 2,107,901 shares of WNS Holdings issued to Trinity Partners stockholders, valued at $6.06 per share, the fair market value of WNS Holdings’s ordinary shares at the time of the acquisitions. Transaction costs include costs of legal, accounting and tax advisors and other direct external costs.
Under purchase accounting, the total purchase price has been allocated to Trinity Partners’ net tangible and identifiable intangible assets based on their estimated fair values at the date of the acquisition. The excess of the purchase price over the net tangible and identifiable assets has been recorded as goodwill. For pro forma purposes, WNS Holdings has estimated the value of the client-related intangibles to be $9.4 million (client contracts of $7.1 million and client relationships of $2.3 million). The valuation of client contract and client relationships was based on an income based approach using projected cash flows and discounting it to arrive at a present value. This asset is being amortized over its estimated useful life of five years. The total purchase price has been allocated as follows:

(US dollars in millions)

Goodwill	$8.9
Client-related intangible assets	9.4
Net assets acquired and liabilities assumed	1.5

Total purchase price allocation	$19.8

The unaudited pro forma condensed combined statement of operations is presented for informational purposes only. The pro forma information is not necessarily indicative of what the results of operations actually would have been had the acquisition been completed at the date indicated. In addition, it does not purport to project the future operating results of the combined company. The costs of the transaction incurred by WNS Holdings are included in the purchase price and those incurred by Trinity Partners have been expensed prior to the acquisition.

2.	Pro Forma Adjustments

2.1	There were no intercompany transactions between WNS Holdings and Trinity Partners for the period of this pro forma condensed combined statement of operations.

2.2	The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had WNS Holdings and Trinity Partners filed consolidated income tax returns, in the relevant income tax jurisdictions, during the period presented.

WNS (HOLDINGS) LIMITED
NOTES TO THE PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR FISCAL 2006
(UNAUDITED)

2.3	WNS Holdings granted 104,716 shares to certain selling shareholders of Trinity Partners in connection with their employment contracts. The fair value of such shares amounting to approximately $0.6 million will be recognized as compensation expense over the one year period of the employment contract. The pro forma adjustment reflects the amortization of compensation expense for the period from April 1, 2005 to November 15, 2005 amounting to $0.4 million. For the period from November 16, 2005 to March 31, 2006, the amortization expense is included in the historical statement of operations of WNS Holdings.

2.4	Reflects the amortization of the client-related intangible assets for the period from April 1, 2005 to November 15, 2005 amounting to $1.2 million. For the period from November 16, 2005 to March 31, 2006, the amortization is included in the historical statement of operations of WNS Holdings.

2.5	The allocation of purchase price included a deferred tax liability related to the difference between the book and tax basis of the intangible assets. Pro forma adjustment reflects the change in such deferred tax liability due to the amortization of the intangible assets.

2.6	The basic and diluted weighted average shares outstanding include 2,107,901 shares issued related to the acquisition of Trinity Partners as if such shares had been issued on April 1, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion in conjunction with “Selected Historical Consolidated and Pro Forma Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Overview
We are a leading provider of offshore business process outsourcing, or BPO, services. We provide comprehensive data, voice and analytical services to our clients, which are typically companies located in Europe and North America. As of March 31, 2006, we had 10,433 employees across our nine delivery centers. According to NASSCOM, we were among the top two India-based offshore business process outsourcing companies in terms of revenue in 2004, 2005 and 2006.
Although we typically enter into long-term contractual arrangements with our clients, these contracts can usually be terminated with or without cause by our clients and often with short notice periods. Nevertheless, our client relationships tend to be long-term in nature given the scale and complexity of the services we provide coupled with risks and costs associated with switching processes in-house or to other service providers. We structure each contract to meet our clients’ specific business requirements and our target rate of return over the life of the contract. In addition, since the sales cycle for offshore business process outsourcing is long and complex, it is often difficult to predict the timing of new client engagements. As a result, we may experience fluctuations in growth rates and profitability from quarter to quarter, depending on the timing and nature of new contracts. Our focus, however, is on deepening our client relationships and maximizing shareholder value over the life of a client’s relationship with us.
Our revenue is generated primarily from providing business process outsourcing services. We have two reportable segments for financial statement reporting purposes — WNS Global BPO and WNS Auto Claims BPO. In our WNS Auto Claims BPO segment we provide claims handling and accident management services, where we arrange for automobile repairs through a network of third party repair centers. In our accident management services, we act as the principal in our dealings with the third party repair centers and our clients. The amounts we invoice to our clients for payments made by us to third party repair centers is reported as revenue. Since we wholly subcontract the repairs to the repair centers, we evaluate our financial performance based on revenue net of payments to third party repair centers which is a non-GAAP measure. We believe that revenue less repair payments reflects more accurately the value addition of the business process services that we directly provide to our clients. See “— Results by Reportable Segment.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with US GAAP. Our revenue less repair payments may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.
Between fiscal 2003 and fiscal 2006, our revenue grew from $54.6 million to $202.8 million, representing a compound annual growth rate of 54.9%, and our revenue less repair payments grew from $25.6 million to $147.9 million, representing a compound annual growth rate of 79.4%. During this period, we grew both organically and through acquisitions.
The following table reconciles our revenue (a GAAP measure) to revenue less repair payments (a non-GAAP measure):

	Year Ended March 31,

	2006	2005	2004

	(US dollars in millions)
Revenue	$202.8	$162.2	$104.1
Less: Payments to repair centers	$54.9	$63.2	$54.2

Revenue less repair payments	$147.9	$99.0	$49.9

Our History and Milestones
We began operations as an in-house unit of British Airways in 1996, and became a focused third-party business process outsourcing service provider in fiscal 2003. The following are the key milestones in our operating history since Warburg Pincus acquired a controlling stake in our company from British Airways in May 2002 and inducted a new senior management team:

•	In fiscal 2003, we acquired Town & Country Assistance Limited (which we subsequently rebranded as WNS Assistance and which constitutes our reportable segment for financial statement purposes, called WNS Auto Claims BPO), a UK-based automobile claims handling company, thereby extending our service portfolio beyond the travel industry to include insurance-based automobile claims processing;

•	In fiscal 2003, we invested in capabilities to begin providing enterprise services and knowledge services to address the requirements of emerging industry segments in the offshore outsourcing context;

•	In fiscal 2003 and 2004, we invested in our infrastructure to expand our service portfolio from data-oriented processing to include complex voice and blended data/voice service capabilities, and commenced offering comprehensive processes in the travel and banking, financial services and insurance, or BFSI, industries;

•	In fiscal 2004, we acquired the health claims management business of Greensnow Inc.;

•	In fiscal 2005, we opened facilities in Gurgaon, India and Colombo, Sri Lanka, thereby expanding our operating footprint to nine delivery centers across India, Sri Lanka and the UK; and

•	In fiscal 2006, we acquired Trinity Partners, a provider of business process outsourcing services to financial institutions, focusing on mortgage banking.
As a result of these acquisitions and other corporate developments, our financial results in corresponding periods may not be directly comparable. Since fiscal 2003, the primary driver of our revenue growth has been organic business development, supplemented to a lesser extent by strategic acquisitions.
Revenue
We generate revenue by providing business process outsourcing services to our clients. In fiscal 2006, our revenue was $202.8 million as compared to $162.2 million in fiscal 2005, representing an increase of 25.1%. In fiscal 2006, our revenue less repair payments was $147.9 million as compared to $99.0 million in fiscal 2005, representing an increase of 49.4%.
We believe that we have been successful in achieving strong revenue growth due to a number of factors, including our understanding of our clients’ industries, our focus on operational excellence and our world-class management team with significant experience in the global outsourcing industry. We have been successful in building a large client base that is diversified across industries and geographies. Our client base grew from 14 clients in May 2002 to more than 125 significant clients as of March 31, 2006 (for our definition of significant clients, see “Business — Clients”). During fiscal 2006 and fiscal 2005, we added 47 and 46 significant clients, respectively.
Our revenue is characterized by client, industry and geographic diversity, as the analysis below indicates.
Revenue by Top Clients
Since the time of the Warburg Pincus investment in our company, we have increased our client base and significantly reduced our client concentration. Prior to this investment, our largest client contributed over 90% of our revenue. In comparison, during fiscal 2006, our largest client contributed 13.1% of our revenue and 17.9% of our revenue less repair payments.

The following table sets forth the percentage of revenue and revenue less repair payments that we derived from our largest clients for the periods indicated:

				Revenue Less Repair
	Revenue			Payments

	Year Ended March 31,			Year Ended March 31,

	2006	2005	2004	2006	2005	2004

Top five clients	41.0%	40.1%	44.8%	52.8%	56.4%	56.2%
Top ten clients	58.5%	61.4%	61.9%	65.5%	68.8%	67.2%
Top 20 clients	73.0%	76.1%	73.5%	78.1%	82.3%	80.5%
During fiscal 2006, we had one client that contributed more than 10% of our revenue. During the same period, we had two clients that individually contributed more than 10% of our revenue less repair payments: AVIVA and Travelocity. These two clients collectively contributed 31.3% of our revenue less repair payments during fiscal 2006.
Revenue by Industry
For financial statement reporting purposes, we aggregate several of our operating segments, except for WNS Auto Claims BPO (which we market under the WNS Assistance brand) as it does not meet the aggregation criteria under GAAP. See “— Results by Reportable Segment.”
To achieve in-depth domain expertise and provide industry-specific services to our clients, we organize our business delivery along industry-focused business units. These business units seek to leverage our domain expertise to deliver industry-specific services to our clients. Accordingly, our industry-focused business units are:

•	travel;

•	BFSI (which includes our WNS Auto Claims BPO segment); and

•	emerging businesses (which includes manufacturing, logistics, retail, utilities and professional services).
In May 2002, when Warburg Pincus acquired a majority stake in our business, we were primarily providing business process outsourcing services to airlines. Since then we have expanded our service portfolio across the travel industry and have also established significant operations in BFSI and other industries, which we include in our emerging businesses business unit. Our revenue and revenue less repair payments are diversified along these business units in the proportions and for the periods set forth in the table below:

	Revenue			Revenue Less Repair Payments

	Year Ended March 31,			Year Ended March 31,

Business units	2006	2005	2004	2006	2005	2004

Travel	30.9%	28.9%	26.4%	42.3%	47.3%	55.2%
BFSI	55.6%	61.4%	66.3%	39.1%	36.8%	29.6%
Emerging businesses	13.5%	9.7%	7.3%	18.6%	15.9%	15.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Geography
The majority of our clients are located in Europe (primarily the UK) and North America (primarily the US). Since the time of the Warburg Pincus investment in our company in fiscal 2003, we have invested in establishing a sales and marketing presence in North America, which has resulted in an increasing proportion of our revenue coming from North America. The share of our revenue from North America has grown to 24.2% in fiscal 2006 from 9.8% in fiscal 2004, and from zero in fiscal 2002. The share of our revenue less repair payments from North America has grown to 33.2% in fiscal 2006 from 20.5% in fiscal 2004. We expect this trend to continue on a revenue less repair payments basis in the future.

The following table sets forth the composition of our revenue and revenue less repair payments based on the location of our clients in our key geographies for the periods indicated:

	Revenue			Revenue Less Repair Payments

	Year Ended March 31,			Year Ended March 31,

Locations	2006	2005	2004	2006	2005	2004

UK	62.6%	65.1%	72.1%	49.6%	51.6%	60.7%
Europe (excluding the UK)	12.5%	17.1%	17.4%	16.3%	19.2%	17.4%
North America (primarily the US)	24.2%	17.3%	9.8%	33.2%	28.3%	20.5%
Rest of World	0.7%	0.5%	0.7%	0.9%	0.9%	1.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Our Contracts
We provide our services under contracts with our clients, the majority of which have terms ranging between three and five years, with some being rolling contracts with no end dates. Typically, these contracts can be terminated by our clients with or without cause and with notice periods ranging from three to six months. However, we tend to have long-term relationships with our clients given the complex and comprehensive nature of the business processes executed by us, coupled with the switching costs and risks associated with relocating these processes in-house or to other service providers.
Each client contract has different terms and conditions based on the scope of services to be delivered and the requirements of that client. Occasionally, we may incur significant costs on certain contracts in the early stages of implementation, with the expectation that these costs will be recouped over the life of the contract to achieve our targeted returns. Each client contract has corresponding service level agreements that define certain operational metrics based on which our performance is measured. Some of our contracts specify penalties or damages payable by us in the event of failure to meet certain key service level standards within an agreed upon time frame.
When we are engaged by a client, we typically transfer that client’s processes to our delivery centers over a two to six month period. This transfer process is subject to a number of potential delays. Therefore, we may not recognize significant revenue until several months after commencing a client engagement.
In the WNS Global BPO segment, we charge for our services primarily based on three pricing models — per full-time-equivalent; per transaction; or cost-plus — as follows:

•	per full-time equivalent arrangements typically involve billings based on the number of full-time employees (or equivalent) deployed on the execution of the business process outsourced;

•	per transaction arrangements typically involve billings based on the number of transactions processed (such as the number of e-mail responses, or airline coupons or insurance claims processed); and

•	cost-plus arrangements typically involve billing the contractually agreed direct and indirect costs and a fee based on the number of employees deployed under the arrangement.
Our contract with one of our major clients, British Airways, expires in March 2007. See “Risk Factors — Risks Related to Our Business — A few major clients account for a significant portion of our revenue and any loss of business from these clients could reduce our revenue and significantly harm our business.” In May 2006, we entered into a non-binding letter of intent with British Airways to extend the term of this contract to May 2012. The letter of intent also contemplates that the basis for pricing for a portion of this contract will change over a transition period from a “per full-time equivalent” basis to a “per unit transaction price” basis. This change could have the effect of reducing the amount of revenue that we receive under this contract for the same level of services. The change to a “per unit transaction price” basis could also allow us to share benefits from increases in efficiency in performing services under this contract.

These changes to the British Airways contract are subject to British Airways and us negotiating and entering into a definitive contract. If we fail to enter into a definitive contract, these changes will not take effect and the existing agreement will expire in March 2007. In addition, our client AVIVA has options which, if exercised, would require us to transfer the relevant project and operations to this client. See “Risk Factors — Risks Related to Our Business — We may lose some or all of the revenue generated by one of our major clients.”
A small part of our revenue is comprised of reimbursements of out-of-pocket expenses incurred by us in providing services to our clients.
In our WNS Auto Claims BPO segment, we earn revenue from claims handling and accident management services. For claims handling, we charge on a per claim basis or a fixed fee per vehicle over a contract period. For automobile accident management services, where we arrange for the repairs through a network of repair centers that we have established, we invoice the client for the amount of the repair. When we direct a vehicle to a specific repair center, we receive a referral fee from that repair center.
Overall, we believe that we have established a sustainable business model which offers revenue visibility over a substantial portion of our business. We have done so by:

•	developing a broad client base which has resulted in limited reliance on any particular client;

•	seeking to balance our revenue base by targeting industries that offer significant offshore outsourcing potential;

•	addressing the largest markets for offshore business process outsourcing services, which provide geographic diversity across our client base; and

•	focusing our service mix on diverse data, voice and analytical processes, resulting in enhanced client retention.
Expenses
The majority of our expenses is comprised of cost of revenue and operating expenses. The key components of our cost of revenue are payments to repair centers, employee costs and infrastructure-related costs. Our operating expenses include SG&A and amortization of intangible assets. Our non-operating expenses include interest expenses, other income and other expenses.
Cost of Revenue
Our WNS Auto Claims BPO segment includes automobile accident management services, where we arrange for repairs through a network of repair centers. The payments to repair centers represent the largest component of cost of revenue. The value of these payments in any given period is primarily driven by the volume of accidents and the amount of the repair costs related to such accidents.
Our next most significant component of cost of revenue is employee costs. In addition to employee salaries, employee costs include costs related to recruitment, training and retention. Historically, our employee costs have increased primarily due to increases in number of employees to support our growth and, to a lesser extent, to recruit, train and retain employees. Salary levels in India and our ability to efficiently manage and retain our employees significantly influence our cost of revenue. See “Business — Human Capital.” We expect our employee costs to increase as we continue to increase our headcount to service additional business and as wages continue to increase in India. See “Risk Factors — Risks Related to Our Business — Wage increases in India may prevent us from sustaining our competitive advantage and may reduce our profit margin.” We seek to mitigate these cost increases through improvements in employee productivity, employee retention and asset utilization.
Our infrastructure costs are comprised of depreciation, lease rentals, facilities management and telecommunication network cost. Most of our leases for our facilities are long-term agreements and have escalation clauses which provide for increases in rent at periodic intervals commencing between three and five years from the start of the lease. Most of these agreements have clauses that cap escalation of lease rentals.

We create capacity in our operational infrastructure ahead of anticipated demand as it takes six to nine months to build up a new site. Hence, our cost of revenue as a percentage of revenue may be higher during periods in which we carry such additional capacity.
Once we are engaged by a client in a new contract, we normally have a transition period to transfer the clients’ processes to our delivery centers and accordingly incur costs related to such transfer. Therefore, our cost of revenue in relation to our revenue may be higher until the transfer phase is completed, which may last for two to six months.
We entered into a particular contract with a new major client in January 2004 for the outsourcing of their back-office and contact center operations, in which we were required to bear the cost of the client’s resources located in North America that were used by us to provide the business process outsourcing services during a transfer period of approximately one year. The payments for such client resources decreased over the transfer period, which was substantially completed by December 2004. The payment for use of these resources amounted to $19.2 million and $7.7 million during fiscal 2005 and 2004, respectively. These costs were a significant component of our cost of revenue during fiscal 2005 and fiscal 2004.
SG&A Expenses
Our SG&A expenses are primarily comprised of corporate employee costs for sales and marketing, general and administrative and other support personnel, travel expenses, legal and professional fees, stock-based compensation expense, brand building expenses, and other general expenses not related to cost of revenue.
SG&A expenses as a proportion of revenue were 17.9% for fiscal 2006 as compared with 15.3% for fiscal 2005. SG&A expenses as a proportion of revenue less repair payments were 24.6% for fiscal 2006 as compared with 25.1% for fiscal 2005. We expect SG&A expenses as a proportion of revenue less repair payments to continue to decline over the next few years.
We expect our corporate employee costs for general and administrative and other support personnel to increase in fiscal 2007 but at a lower rate than the increase in our revenue less repair payments.
We expect the employee costs associated with sales and marketing and related travel costs to increase in fiscal 2007. See “Business — Business Strategy — Enhance awareness of the WNS brand name.” Our sales team is compensated based on achievement of business targets set at the beginning of each fiscal year. Accordingly, we expect this variable component of the sales team costs to increase in line with overall business growth.
We also expect our insurance costs, compliance costs, professional fees and expenses incurred to expand investor relations activities to increase after we become a public company. We estimate the collective cost of these items to incrementally increase by approximately $2.5 million for fiscal 2007.
We currently account for stock-based compensation expense under the intrinsic value method, rather than the fair value method. However, had compensation cost been accounted for using the fair value method described in the Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation,” our net income (loss) would have been the pro forma amounts of approximately $18.6 million, $(6.8) million and $(7.3) million in fiscal 2006, 2005 and 2004, respectively. See Note 2 of notes to our audited consolidated financial statements. We are required to adopt prospectively SFAS No. 123(R), “Share-Based Payment,” which will require us to record an expense relating to options issued or modified after April 1, 2006. This change in the standard will adversely affect our operating results in the future as and when we make new grants or modify existing grants.

During fiscal 2006, our company issued stock options with exercise prices as follows:

			Weighted
		Weighted	average fair	Weighted average
	No of options	average	value	intrinsic value
Grants made during the quarter ended	granted	exercise price	per share	per share

June 30, 2005	160,500	$5.44	$5.65	$0.21
September 30, 2005	828,100	6.27	6.27	—
December 31, 2005	45,479	6.07	6.07	—
March 31, 2006	447,400	11.72	11.99	0.27
The intrinsic value method is being recognized as compensation expense over the vesting period of those options.
We apply a methodology that considers a set of factors to determine the fair value of our shares at the time we grant stock options to our employees. Because we are a private company and have been in a growth phase, such methodology considers a range of factors that we believe impact the value of our shares. If available, we consider recent sales of stock to third parties to be a strong form of evidence of the fair value of our shares. In the absence of contemporaneous third party sales of stock, we believe that historical and projected revenue provide a reliable and relevant measure to determine the fair value of our company as a whole, which is then used to compute the per share fair value. Other factors considered in determining fair value include:

•	Achievement of major company milestones, such as key new client wins and acquisitions;

•	Public company comparables and private market transactions for sale of equity;

•	The absence of a public trading market for our shares;

•	Our recent operating results at the time of a grant;

•	The fact that we are majority owned by a single shareholder; and

•	The likelihood of our company selling our shares to the public in the future.
Our company has consistently applied a valuation methodology on a contemporaneous basis. Our valuation did not change significantly during the quarters ended June 30, 2005 and September 30, 2005, as there were no significant milestones beyond our last significant milestone of having completed the migration of a significant contract in February 2005.
On November 16, 2005, we completed our acquisition of Trinity and began to integrate its operations into WNS. We also had client wins in December 2005 that revised our projected revenues. We estimated the fair value of our ordinary shares at December 31, 2005 to be $9.50 to take into consideration these factors as well as the appointment of advisors in preparation for an initial public offering. We used the fair value of our ordinary shares at December 31, 2005 to determine the intrinsic value of 35,000 options granted in early January 2006. In February 2006, we granted 412,400 options with an exercise price of $12.20. We determined the fair value of our ordinary shares in February 2006 to be $12.20 taking into consideration the new client wins in January and February 2006, substantial progress with respect to the Trinity integration and the commencement of diligence and other preparations for an initial public offering.
Amortization of Intangible Assets
Amortization of intangible assets is associated with our acquisitions of Town & Country Assistance Limited in July 2002, Greensnow Inc.’s health claims management business in September 2003 and Trinity Partners in November 2005.

Non-Operating Income (Expense), Net
Non-operating income (expense), net is comprised of interest expenses, other expenses and other income. Other expenses and other income include interest income and foreign exchange gains or losses. Interest expense primarily relates to interest charges arising from short-term note payable.
Foreign Exchange
Exchange Rates
Although a substantial portion of our revenue and revenue less repair payments is denominated in pounds sterling (70.2% and 59.1%, respectively, in fiscal 2006 and 77.4% and 62.9%, respectively, in fiscal 2005) and US dollars (24.4% and 33.4%, respectively, in fiscal 2006 and 17.7% and 28.9%, respectively, in fiscal 2005), most of our expenses (net of payments to repair centers) (77.5% in fiscal 2006 and 80.0% in fiscal 2005) are incurred and paid in Indian rupees. The exchange rates between the Indian rupee and the US dollar and between the pound sterling and the US dollar have changed substantially in recent years and may fluctuate substantially in the future. We report our financial results in US dollars and our results of operations may be adversely affected if the pound sterling depreciates against the US dollar or the Indian rupee appreciates against the US dollar. See “— Quantitative and Qualitative Disclosures About Market Risk — Components of Market Risk — Exchange Rate Risk.”
In addition, we also carry current assets and current liabilities such as accounts receivable and accounts payable in foreign currencies on our balance sheet. The translation of such balance sheet accounts denominated in foreign currencies into US dollars (which is our reporting currency) is at the rate in effect at the balance sheet date. Adjustments resulting from the translation of our financial statements from functional currency to reporting currency are accumulated and reported as other comprehensive income (loss), which is a separate component of shareholder’s equity. Foreign currency transaction gains and losses are recorded as other income or expense.
Currency Regulation
Our Indian subsidiary, WNS Global Services Pvt Ltd., is registered as an exporter of business process outsourcing services with the Software Technology Parks of India, or STPI. According to the prevailing foreign exchange regulations in India, an exporter of business process outsourcing services registered with the STPI is required to receive its export proceeds in India within a period of 12 months from the date of such exports in order to avail itself of the tax and other benefits associated with STPI status. Units which are not registered with STPI are required to receive these proceeds within six months. In the event that such a registered exporter has received any advance against exports in foreign exchange from its overseas customers, it is required to render the requisite services so that such advances are earned within a period of 12 months from the date of such receipt. If WNS Global Services Pvt. Ltd. does not meet these conditions, it will be required to obtain permission from the Reserve Bank of India to receive and realize such foreign currency earnings.
A majority of the payments we receive from our clients are denominated in pounds sterling, US dollars and Euros. For most of our clients, our operating subsidiaries in the UK and the US enter into contractual agreements directly with our clients for the provision of business process outsourcing services by WNS Global Services Pvt. Ltd. WNS Global Services Pvt. Ltd. holds the foreign currency it receives in an export earners foreign currency account. All foreign exchange requirements, such as for the import of capital goods, expenses incurred during overseas travel by employees and discharge of foreign exchange expenses or liabilities, can be met using the foreign currency in the export earners foreign currency account in India. As and when funds are required by us, the funds in the export earners’ foreign currency account may be transferred to an ordinary rupee- denominated account in India.
There are currently no Jersey, UK or US foreign exchange control restrictions on the payment of dividends on our ordinary shares or on the conduct of our operations.

Income Taxes
We operate in multiple tax jurisdictions including India, the UK and the US. As a result, our effective tax rate will change from year to year based on recurring factors such as the geographical mix of income before taxes, state and local taxes, the ratio of permanent items to pretax book income and the implementation of various global tax strategies, as well as non-recurring events.
Our Indian operations are eligible to claim income tax exemption with respect to profits earned from export revenue by various delivery centers registered with STPI. This benefit is available from the date of commencement of operations to March 31, 2009, subject to a maximum of ten years. We had six such delivery centers in India in fiscal 2006 and five in fiscal 2005. The tax benefits of these delivery centers expire in stages from April 1, 2006 to March 31, 2009.
As a result of the tax benefits described above, our income derived from our business process outsourcing service operations are not subject to corporate tax in India. The additional income tax expense we would otherwise have had to pay at the statutory rate in India, if the tax exemption was not available, would have been approximately $4.7 million for fiscal 2006, $0.8 million for fiscal 2005 and nil for fiscal 2004. When our tax holiday expires or is withdrawn by Indian tax authorities, our tax expense will materially increase. In the absence of a tax holiday, income derived from India would be taxed up to a maximum of the then existing annual tax rate which, as of March 31, 2006, was 33.66%.
Results of Operations
The following table sets forth certain financial information as a percentage of revenue and revenue less repair payments:

	Revenue			Revenue Less Repair Payments

	Year Ended March 31,			Year Ended March 31,

	2006	2005	2004	2006	2005	2004

				Unaudited	Unaudited	Unaudited
Cost of revenue	71.9%	86.5%	86.2%	61.4%	77.9%	71.1%
Gross profit	28.1%	13.5%	13.8%	38.6%	22.1%	28.9%
Operating expenses:
SG&A	17.9%	15.3%	18.1%	24.6%	25.1%	37.7%
Amortization of intangible assets	0.4%	0.9%	2.5%	0.6%	1.4%	5.2%
Operating income (loss)	9.8%	(2.7)%	(6.7)%	13.4%	(4.4)%	(14.1)%
Non-operating income (expense), net	0.0%	(0.2)%	0.3%	0.0%	(0.3)%	0.5%
(Provision) benefit for income taxes	(0.8)%	(0.7)%	(0.0)%	(1.1)%	(1.1)%	(0.1)%
Net income (loss)	9.0%	(3.6)%	(6.5)%	12.3%	(5.8)%	(13.5)%
The following table reconciles revenue less repair payments to revenue across our business:

	Year Ended March 31,

	2006	2005	2004

Revenue	100.0%	100.0%	100.0%
Less: Payments to repair centers	27.1%	39.0%	52.1%

Revenue less repair payments	72.9%	61.0%	47.9%

Fiscal 2006 Compared to Fiscal 2005
Revenue. Revenue in fiscal 2006 was $202.8 million, an increase of 25.1% over revenue of $162.2 million in fiscal 2005. This increase in revenue of $40.6 million was primarily attributable to an increase in revenue from existing clients of $30.4 million on account of an expansion of the number of processes that we executed for these clients and an increase in volumes for the existing processes. The increase in revenue from new clients was $10.2 million, including an increase of $6.0 million attributable to the acquisition of Trinity Partners during the fiscal year. We also experienced a higher percentage growth in revenue from North American clients due to our increased investment in our salesforce in North America. Revenue from the UK, Europe

(excluding the UK) and North America (primarily the US) accounted for $126.9 million, $25.4 million and $49.1 million, respectively, of our revenue for fiscal 2006, representing increase (decrease) of 20.2%, (8.3)% and 75.5%, respectively, from fiscal 2005.
Revenue Less Repair Payments. Revenue less repair payments in fiscal 2006 was $147.9 million, an increase of 49.4% over our revenue less repair payments of $99.0 million in fiscal 2005. This increase in revenue less repair payments of $48.9 million was primarily attributable to an increase in revenue less repair payments from existing clients of $39.2 million on account of an expansion of the number of processes that we executed for these clients and an increase in volumes for the existing processes. The increase in revenue less repair payments from new clients was $9.7 million, including an increase of $6.0 million that was attributable to the acquisition of Trinity Partners during the fiscal year. Contract prices across the various types of processes remained stable over this period. We realized increases in revenue less repair payments across each of our business units in fiscal 2006. Revenue less repair payments from the UK, Europe (excluding the UK) and North America (primarily the US) accounted for $73.3 million, $24.1 million and $49.1 million, respectively, of our revenue in fiscal 2006, representing increases of 43.7%, 26.3% and 75.5%, respectively, from fiscal 2005.
Cost of Revenue. Cost of revenue in fiscal 2006 was 71.9% of revenue as compared to 86.5% of revenue in fiscal 2005. Cost of revenue in fiscal 2006 was $145.7 million, an increase of 3.9% over our cost of revenue of $140.3 million in fiscal 2005. Employee costs increased by $20.1 million and travel costs increased by $3.4 million over this period due to an increase in headcount. In addition, infrastructure costs increased by $9.4 million due to the opening of two new operating centers, one each in Gurgaon and Nashik, and the expansion of existing centers. These increases were offset in part by a decline in payments made to repair centers, from $63.2 million in fiscal 2005 to $54.9 million in fiscal 2006. In addition, our cost of revenue in fiscal 2005 included a $19.2 million payment for client resources located in North America that we bore while transferring this client’s processes to our offshore delivery centers (see “ — Overview — Expenses — Cost of Revenue”). Further, included in the cost of revenue in fiscal 2006 was $3.2 million relating to Trinity Partners.
Gross Profit. Gross profit in fiscal 2006 was $57.1 million, or 28.1% of revenue, as compared to $21.9 million, or 13.5% of revenue, in fiscal 2005. Gross profit as a percentage of revenue less repair payments was 38.6% in fiscal 2006 compared to 22.1% in fiscal 2005. The lower gross profit in fiscal 2005 was due to the payment for client resources in North America during the transfer period described above. We also recognized $2.4 million of revenue during fiscal 2006 that had been deferred from fiscal 2005, as all revenue recognition criteria had not been met at the end of fiscal 2005.
SG&A Expenses. SG&A expenses in fiscal 2006 were $36.3 million, an increase of 46.0% over our SG&A expenses of $24.9 million in fiscal 2005. Non-operating employee compensation and related travel expenses were higher by $5.4 million largely on account of our increased marketing efforts in North America and the expansion of our management team. Share-based compensation costs included in non-operating employee compensation increased by $1.6 million in fiscal 2006 as compared to fiscal 2005. Other SG&A cost elements such as facilities costs, professional fees and depreciation increased by $6.0 million in fiscal 2006 as compared to fiscal 2005. SG&A expenses as a percentage of revenue were 17.9% in fiscal 2006 compared to 15.3% in fiscal 2005. SG&A expenses as a percentage of revenue less repair payments were 24.6% in fiscal 2006 compared to 25.1% in fiscal 2005, as our revenue less repair payments grew more rapidly than our SG&A expenses.
Amortization of Intangible Assets. Amortization of intangible assets was $0.9 million in fiscal 2006, a decrease of 39.5% over $1.4 million in fiscal 2005. The decrease was on account of intangible assets acquired through our acquisition of Town & Country Assistance in fiscal 2003, the majority of which were amortized through fiscal 2005 offset in part by the amortization related to intangible assets of $0.7 million from our acquisition of Trinity Partners in fiscal 2006.
Operating Income (Loss). Income from operations in fiscal 2006 was $19.9 million compared to a loss from operations of $(4.4) million in fiscal 2005, due to the reasons discussed above. Income from operations as a percentage of revenue was 9.8% in fiscal 2006, compared to a loss from operations as a percentage of revenue of (2.7)% in fiscal 2005. Income from operations as a percentage of revenue less repair payments was 13.4% in fiscal 2006, compared to a loss from operations as a percentage of revenue less repair payments of (4.4)% in fiscal 2005.
Other Income, Net. Other income, net in fiscal 2006 was $0.5 million, an increase from $0.2 million in fiscal 2005.
Interest Expense. Interest expense in fiscal 2006 was $0.4 million, a decrease from $0.5 million in fiscal 2005.
(Provision) Benefit for Income Taxes. Provision for income taxes in fiscal 2006 was $1.6 million, an increase of 47.4% over our provision for income taxes of $1.1 million in fiscal 2005, due to an increase of $0.9 million in taxes paid in the UK related to our auto claims business and a decrease of $0.4 million in the rest of our business in fiscal 2006.
Net Income (Loss). Net income in fiscal 2006 was $18.3 million compared to a net loss of $(5.8) million in fiscal 2005. We had a net income in fiscal 2006 as compared to a net loss in fiscal 2005 due to our revenue growth, as well as the lower cost of onshore client resources as described above. Net margins were 9.0% in fiscal 2006 as compared to (3.6)% in fiscal 2005. Net margins as percentage of revenue less repair payments were 12.3% in fiscal 2006 as compared to (5.8)% in fiscal 2005.
Fiscal 2005 Compared to Fiscal 2004
Revenue. Revenue in fiscal 2005 was $162.2 million, an increase of 55.8% over our revenue of $104.1 million in fiscal 2004. This increase in revenue of $58.1 million was attributable in part to an increase in revenue from existing clients of $30.8 million on account of an expansion of the number of processes for these clients that we executed and an increase in volumes for the existing processes. The increase in revenue from new clients was $27.3 million. Each of our business units experienced growth during fiscal 2005 as compared to fiscal 2004. We also experienced a higher percentage growth in revenue from North America relative to the UK and Europe (excluding the UK), due to the ramp up of a few significant clients. Revenue from the UK, Europe (excluding the UK) and North America (primarily the US) accounted for $105.6 million, $27.7 million and $28.0 million, respectively, of our revenue in fiscal 2005, representing increases of 40.7%, 53.1% and 174.6%, respectively, from the prior fiscal year.
Revenue Less Repair Payments. Revenue less repair payments in fiscal 2005 was $99.0 million, an increase of 98.4% over our revenue less repair payments of $49.9 million in fiscal 2004. This increase in revenue less repair payments of $49.1 million was attributable to an increase in revenue less repair payments from existing clients of $33.1 million on account of an expansion of the number of processes that we executed for these clients, an increase in volumes for the existing processes and an increase in revenue from new clients of $16.0 million. Contract prices across the various types of processes remained stable over this period. Each of our business units experienced growth during fiscal 2005 as compared to fiscal 2004. We also experienced a higher percentage growth in revenue less repair payments from North America relative to Europe, due to the ramp up of a few significant clients. Revenue from the UK, Europe (excluding the UK) and North America (primarily the US) were $51.0 million, $19.1 million and $28.0 million in fiscal 2005, respectively, representing increases of 68.9%, 120.6% and 174.6%, respectively, from fiscal 2004.
Cost of Revenue. Cost of revenue in fiscal 2005 was 86.5% of revenue as compared to 86.2% of revenue in fiscal 2004. Cost of revenue in fiscal 2005 was $140.3 million, an increase of 56.4% over our cost of revenue of $89.7 million in fiscal 2004. This increase was primarily on account of an increase in headcount because of which employee costs increased by $15.9 million and travel costs increased by $2.7 million over this period. Infrastructure costs increased by $11.5 million due to the setting up of new facilities. Payments made to automobile repair centers increased by $9.0 million over this period, from $54.2 million in fiscal 2004 to $63.2 million in fiscal 2005. In addition, our cost of revenue in fiscal 2005 included a $19.2 million payment for client resources located in North America that we bore while transferring this client’s processes to our offshore delivery centers (see “ — Overview  — Expenses — Cost of Revenue”). This represented a $11.5 million increase from the corresponding expense of $7.7 million incurred by us for this purpose in fiscal 2004.
Gross Profit. Gross profit in fiscal 2005 was $21.9 million, or 13.5% of revenue, as compared to $14.4 million, or 13.8% of revenue, in fiscal 2004. Gross profit as a percentage of revenue less repair payments was 22.1% in fiscal 2005 compared to 28.9% in fiscal 2004. Gross profit in fiscal 2005 and fiscal 2004 was negatively impacted during these periods because of the cost of client resources located in North America that we used during the corresponding fiscal periods while transferring this client’s processes to our operating centers (see “— Overview — Expenses — Cost of Revenue”).
SG&A Expenses. SG&A expenses in fiscal 2005 were $24.9 million, an increase of 32.2% over our SG&A expenses of $18.8 million in fiscal 2004. Non-operating employee compensation and related travel expenses were higher by $4.5 million, largely on account of our increased marketing efforts in North America and the expansion of our management team. Other SG&A cost elements such as facilities costs, professional fees and depreciation increased by $1.5 million in fiscal 2005 as compared to fiscal 2004. SG&A expenses as a percentage of revenue were 15.3% in fiscal 2005 compared to 18.1% in fiscal 2004. SG&A expenses as a percentage of revenue less repair payments were 25.1% in fiscal 2005 compared to 37.7% in fiscal 2004, as our revenue grew more rapidly than our SG&A expenses.
Amortization of Intangible Assets. Amortization of intangible assets was $1.4 million and $2.6 million in fiscal 2005 and fiscal 2004. The decrease was primarily on account of intangible assets of $6.5 million acquired through our acquisitions in prior periods being largely amortized by the end of fiscal 2004.
Operating Income (Loss). Losses from operations in fiscal 2005 were $(4.4) million, a decrease of 37.6% from our losses from operations of $(7.0) million in fiscal 2004. Loss from operations as a percentage of revenue was (2.7)% in fiscal 2005, compared to (6.8)% in fiscal 2004. Income from operations as a percentage of revenue less repair payments was (4.4)% in fiscal 2005, compared to (14.1)% in fiscal 2004. Higher revenue, our ability to grow our revenue more rapidly than our SG&A expenses and a lower amortization of intangible assets helped us reduce our losses from operations. This was partially offset by the higher cost of revenue as a result of cost of client resources located in North America that we bore during the corresponding fiscal periods while transferring this client’s processes to our offshore delivery centers.
Other Income, Net. Other income, net in fiscal 2005 was $0.2 million, a decrease from $0.3 million in fiscal 2004.
Interest Expense. Interest expense in fiscal 2005 was $0.5 million, an increase from $0.1 million in fiscal 2004.
(Provision) Benefit for Income Taxes. Provision for income tax in fiscal 2005 was $1.1 million, an increase of $1.1 million as compared to fiscal 2004. This was primarily on account of our current taxes for fiscal 2004 being offset by deferred taxes. Of this increase, $0.6 million related to taxes in the UK on our auto claims business and $0.5 million related to the rest of our business.
Net Income (Loss). Net losses in fiscal 2005 were $(5.8) million, a decrease of 14.0% from our net losses of $(6.7) million in fiscal 2004. Net margins were (3.6)% in fiscal 2005 compared to (6.5)% in fiscal 2004. Net margins as a percentage of revenue less repair payments in fiscal 2005 were (5.8)% as compared to (13.5)% in fiscal 2004.
Results by Reportable Segment
For purposes of evaluating operating performance and allocating resources, we have organized our company by operating segments. See “Notes to Consolidated Financial Statements — Note 13.” For financial statement reporting purposes, we aggregate the segments that meet the criteria for aggregation as set forth in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (“SFAS No. 131”). We have separately reported our auto claims segment (or WNS Assistance), as it does not meet the aggregation criteria under SFAS No. 131. Accordingly, pursuant to SFAS No. 131, we have two reportable segments: WNS Global BPO and WNS Auto Claims BPO.
WNS Global BPO is primarily delivered out of our offshore delivery centers in India and Sri Lanka. This segment includes all of our business activities with the exception of WNS Auto Claims BPO. WNS Auto Claims BPO is our automobile claims management business called WNS Assistance, which is primarily based in the UK and is part of our BFSI business unit. See “Business — Business Process Outsourcing Service

Offerings.” We report WNS Auto Claims BPO as a separate segment for financial statement reporting purposes since a substantial part of our reported revenue in this business consists of amounts invoiced to our clients for payments made by us to automobile repair centers, resulting in lower long-term gross margins when measured on the basis of revenue, relative to the WNS Global BPO segment.
Amounts we invoice our clients for the automobile repair costs that we pay to repair centers is recognized as revenue because we act as principal in our dealings with the repair centers and our clients in our WNS Auto Claims BPO business. We are responsible for the repairs, including determining the repair center to be used and negotiating labor rates with such repair centers. We also bear the credit risk of recovery of these payments from our clients beyond certain advance payments from our clients. However, since we wholly subcontract the repairs to the repair centers, we evaluate our business performance based on our revenue net of these payments to repair centers, which we call revenue less repair payments. Though a non-GAAP measure, we believe that revenue less repair payments reflects more accurately the value of our services to our clients, and we use revenue less repair payments as the primary measure to allocate resources and evaluate segmental performance. We also use segment operating income (loss), which is defined as segment income (loss) before unallocated costs, as a secondary measure to evaluate segment performance during a period. Operating margins in our WNS Auto Claims BPO segment, when calculated on the basis of revenue less repair payments, are comparable to operating margins in our WNS Global BPO segment.
Our management allocates resources based on segment revenue less repair payments and measures segment performance based on revenue less repair payments and to a lesser extent on segment operating income. The accounting policies of our reportable segments are the same as those of our company. See “— Critical Accounting Policies.” We may in the future change our reportable segments based on how our business evolves.
The following table shows revenue and revenue less repair payments for our two reportable segments for the periods indicated:

	Year Ended March 31,		Year Ended March 31,		Year Ended March 31,
	2006		2005		2004

	WNS	WNS Auto	WNS	WNS Auto	WNS	WNS Auto
	Global	Claims	Global	Claims	Global	Claims
	BPO	BPO	BPO	BPO	BPO	BPO

	(US dollars in millions)
Segment revenue(1)	$125.2	$79.6	$78.6	$85.2	$37.9	$67.3
Less: Payments to repair centers	$—	$54.9	$—	$63.2	$—	$54.2

Revenue less repair payments (1)	$125.2	$24.7	$78.6	$22.0	$37.9	$13.1

Depreciation	$8.7	$1.8	$6.9	$1.5	$4.3	$1.0
Other costs	$99.0	$17.8	$77.8	$17.1	$38.4	$11.5
Segment operating income (loss)	$17.5	$5.1	$(6.1)	$3.4	$(4.8)	$0.6

Note:

(1)	Segment revenue includes inter-segment revenue of $2.0 million for fiscal 2006, $1.6 million for fiscal 2005 and $1.1 million for fiscal 2004.
In fiscal 2006, WNS Global BPO accounted for 60.8% of our revenue and 83.3% of our revenue less repair payments, compared to 47.5% of our revenue and 77.8% of our revenue less repair payments in fiscal 2005.
WNS Global BPO
Segment Revenue. Revenue in the WNS Global BPO segment increased by 59.3% to $125.2 million in fiscal 2006 from $78.6 million in fiscal 2005. The revenue for fiscal 2006 included revenue of $6.0 million from Trinity Partners, which we acquired during this period. Revenue in this segment increased by 107.5% to $78.6 million in fiscal 2005 from $37.9 million in fiscal 2004. Increases during both these periods were driven by an increase in the volume of transactions executed for clients. Contract prices across the various types of processes remained substantially stable over these periods.
Segment Operating Income (Loss). Segmental operating profit in the WNS Global BPO segment increased to $17.5 million in fiscal 2006 from an operating loss of $(6.1) million in fiscal 2005. Segmental loss increased by 26.0% to $(6.1) million in fiscal 2005 from $(4.8) million in fiscal 2004. These changes were primarily attributable to the impact of our bearing the cost of client resources in North America of $19.2 million in fiscal 2005, as explained above (see “— Overview — Expenses — Cost of Revenue”).
WNS Auto Claims BPO
Segment Revenue. Revenue in the WNS Auto Claims BPO segment decreased by 6.6% to $79.6 million in fiscal 2006 from $85.2 million in fiscal 2005. Payments made to repair centers in fiscal 2006 were $54.9 million, a decrease of 13.1% from $63.2 million in fiscal 2005. This was primarily due to a loss of a significant client. Revenue less repair payments in this segment increased by 12.2% to $24.7 million in fiscal 2006 from $22.0 million in fiscal 2005, driven by the growth in new claims processing clients as well as continued increases in claims processed on behalf of our existing clients. Revenue in this segment increased by 26.6% to $85.2 million in fiscal 2005 from $67.3 million in fiscal 2004. Payments made to repair centers in fiscal 2005 were $63.2 million and $54.2 million in the corresponding period in 2004. Revenue less repair payments in this segment increased by 67.4% to $22.0 million in fiscal 2005 from $13.1 million in fiscal 2004, primarily driven by the ramp up of services to a significant automobile insurance client who engaged us in fiscal 2004. Contract prices across the various types of processes in this segment have been stable over the period under discussion.
Segment Operating Income (Loss). Segmental operating income increased by 53.4% to $5.1 million in fiscal 2006 from $3.3 million in fiscal 2005. The increase of $1.8 million was due to a 12.2% increase in revenue less repair payments in fiscal 2006. As claims management revenue is recognized over the period that claims are processed (two to six months), a portion of such revenue is deferred at the end of a period. Claims management revenue deferred at March 31, 2005 was higher than claims management revenue deferred at March 31, 2006 by $1.7 million. Segmental operating income increased to $3.3 million in fiscal 2005 from $0.6 million in fiscal 2004.
Quarterly Results
The following table presents unaudited quarterly financial information for each of our last eight fiscal quarters on a historical basis. We believe the quarterly information contains all adjustments necessary to fairly present this information. As a business process outsourcing services provider, we anticipate and respond to demand from our clients. Accordingly, we have limited control over the timing and circumstances under which our services are provided. Typically, we show slight decreases in our first-quarter margins as a result of salary increases. For these and other reasons, we can experience variability in our operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the results for any future period.

	Fiscal 2006						Fiscal 2005

	Three Months Ended						Three Months Ended

	Mar 2006(1)		Dec 2005(1)		Sep 2005	Jun 2005	Mar 2005		Dec 2004	Sep 2004	Jun 2004

	(US dollars in millions)
Revenue	$52.9		$49.8	(2)	$48.9	$51.2 (2)	$49.0		$42.5	$36.5	$34.1
Cost of revenue	37.3		34.1		35.6	38.7	37.1	(5)	37.9	32.8	32.5
Gross profit	15.6		15.7		13.4	12.4	11.9	(5)	4.6	3.7	1.6
Operating expenses:
SG&A	11.4	(3)	9.7	(4)	8.2	7.1	6.8		6.3	5.7	6.1
Amortization of intangibles assets	0.5		0.2		0.1	0.1	0.1		0.3	0.4	0.7
Operating income (loss)	3.7	(3)	5.8	(4)	5.1	5.3	5.1	(5)	(1.9)	(2.3)	(5.2)
Non-operating income (expense)	0.2		(0.0)		(0.1)	(0.1)	0.2		(0.4)	0.5	(0.6)
(Provision) benefit for income taxes	(0.3)		0.1		(0.5)	(0.9)	(0.6)		(0.4)	(0.1)	(0.1)
Net income (loss)	3.7		5.9		4.4	4.4	4.7		(2.6)	(1.9)	(5.9)

The following table sets forth for the periods indicated selected consolidated financial data:

	Fiscal 2006						Fiscal 2005

	Three Months Ended						Three Months Ended

	Mar 2006(1)		Dec 2005(1)		Sep 2005	Jun 2005	Mar 2005		Dec 2004	Sep 2004	Jun 2004

Gross profit (loss) as a percentage of revenue	29.5%		31.5%		27.3%	24.3%	24.4	% (5)	10.9%	10.2%	4.8%
Operating income (loss) as a percentage of revenue	7.0	%(3)	11.6	%(4)	10.4%	10.4%	10.3	% (5)	(4.5)%	(6.3)%	(15.2)%
Gross profit (loss) as a percentage of revenue less repair payments	37.6%		40.8%		38.4%	37.5%	39.1	% (5)	19.0%	16.1%	7.8%
Operating income (loss) as a percentage of revenue less repair payments	9.0	%(3)	15.0	%(4)	14.6%	16.0%	16.5	% (5)	(7.9)%	(10.0)%	(24.9)%
The following table reconciles our revenue (a GAAP measure) to revenue less repair payments (a non-GAAP measure):

	Fiscal 2006						Fiscal 2005

	Three Months Ended						Three Months Ended

	Mar 2006(1)	Dec 2005(1)		Sep 2005	Jun 2005		Mar 2005	Dec 2004	Sep 2004	Jun 2004

	(US dollars in millions)
Revenue	$52.9	$49.8	(2)	$48.9	$51.2	(2)	$49.0	$42.5	$36.5	$34.1
Less: Payments to repair centers	11.5	11.3		14.1	18.0		18.5	18.2	13.3	13.2
Revenue less repair payments	41.4	38.4	(2)	34.8	33.2	(2)	30.6	24.3	23.2	20.9

Notes:

(1)	The financial information for the quarters ended March 2006 and December 2005 reflects the acquisition of Trinity Partners in November 2005.

(2)	Revenue and revenue less repair payments in the quarters ended December 2005 and June 2005 include $2.4 million and $0.8 million, respectively, of revenue deferred from fiscal 2005. Costs associated with this revenue were however recognized in fiscal 2005.

(3)	SG&A expenses in the quarter ended March 2006 include $0.7 million for consulting and auditing fees, representing a portion of the professional fees relating to our preparations for becoming a public company. In addition, costs related to a recruitment drive were higher relative to the prior quarters in fiscal 2006.

(4)	SG&A expenses in the quarter ended December 2005 include share-based compensation cost of $1.4 million, of which $1.2 million related to the repurchase and modification of options.

(5)	Cost of revenue in the quarter ended March 2005 decreased significantly from levels in the preceding quarters due to completion of payments for client resources located in North America during the transfer period as described in “— Overview — Expenses — Cost of Revenue.”
Liquidity and Capital Resources
Historically, our sources of funding have principally been from cash flow from operations supplemented by equity and short-term debt financing as required. Our capital requirements have principally been for the establishment of operations facilities to support our growth and acquisitions.
During fiscal 2006 and fiscal 2005, our net income (loss) was $18.3 million and ($5.8) million, respectively. By implementing our growth strategy (see “Business — Business Strategy”), we intend to generate higher revenue in the future in an effort to maintain our profitable position.
As of March 31, 2006, we had cash and cash equivalents of $18.5 million. We typically seek to invest our available cash on hand in bank deposits or short-term money market accounts. As of March 31, 2006, we had an unused line of credit of Rs.370 million ($8.3 million) from Hong Kong and Shanghai Banking Corporation, Mumbai Branch.

Cash Flows from Operating Activities
Cash flows provided by operating activities were $34.8 million for fiscal 2006 and $1.8 million for fiscal 2005. The increase in cash flows from operating activities in fiscal 2006 as compared to fiscal 2005 was attributable to increased revenue as well as the completion of payment for client resources in North America associated with one significant client contract in fiscal 2005. While it is possible that WNS might enter into a similar client contract in the future, WNS has no current client contracts with similar arrangements or current plans to enter into any such similar client contracts.
Cash flows provided by operating activities were $1.8 million for fiscal 2005 and $11.6 million for fiscal 2004. The decrease in cash flows from operating activities in fiscal 2005 as compared to fiscal 2004 was attributable to the payment for client resources in North America associated with one significant client contract, partially offset by increased revenue.
Cash Flows from Investing Activities
Cash flows used in investing activities were $18.7 million in fiscal 2006 as compared with $18.3 million used in fiscal 2005. The increase in cash flows used in investing activities in fiscal 2006 from fiscal 2005 was primarily attributable to an acquisition on November 16, 2005, in which we made a cash payment of $3.9 million, net of cash acquired, as part of the purchase consideration for the acquisition of Trinity Partners. This was offset by lower capital expenditures of $14.9 million in fiscal 2006 as compared with $18.3 million in fiscal 2005. These capital expenditures were incurred primarily for leasehold improvements, purchase of computers, furniture, fixtures and other office equipment associated with expanding the capacity of our delivery centers.
Cash flows used in investing activities were $18.3 million for fiscal 2005 and $9.4 million for fiscal 2004. The increase in cash flows used in investing activities in fiscal 2005 from fiscal 2004 was primarily attributable to investments of $18.3 million in capital expenditures in fiscal 2005 as compared with $8.7 million in fiscal 2004. These capital expenditures were incurred primarily for leasehold improvement, purchase of computers, furniture, fixtures and office equipment associated with expanding the capacity of our delivery centers.
Cash Flows from Financing Activities
Cash outflows from financing activities were $6.4 million in the fiscal 2006 as compared with cash inflows from financing activities of $10.2 million in fiscal 2005 primarily because of a $9.9 million loan (net proceeds) we received from a significant client in fiscal 2005, which was fully repaid in fiscal 2006. We also received $3.9 million from the issue of shares upon the exercise of options and the sale of shares to a director during fiscal 2006 as compared with $0.7 million received from the issue of shares in fiscal 2005.
Cash inflows from financing activities were $10.2 million in fiscal 2005 as compared with cash outflows from financing activities of $0.1 million in fiscal 2004 because of a $9.9 million loan (net proceeds) we received from a significant client in fiscal 2005.
We believe that our cash flow from operating activities (without relying on the proceeds of this offering) will be sufficient to meet our estimated capital expenditures, working capital and other cash needs until at least March 31, 2007, the end of fiscal 2007.
Our business strategy requires us to continuously expand our delivery capabilities. We expect to incur capital expenditure on setting up new delivery centers or expanding existing delivery centers and setting up related technology to enable offshore execution and management of clients’ business processes. We expect our capital expenditure needs in fiscal 2007 to be approximately $22 million, which includes $3 million for updating technology and processes. We expect to meet this estimated capital expenditure from cash generated from operating activities. We may in the future consider making acquisitions which we expect to be able to finance partly or fully from the net proceeds of this offering and cash generated from operating activities. If we have significant growth through acquisitions or require additional operating facilities beyond those currently planned to service new client contracts, we may need to obtain further financing. We cannot assure you that additional financing, if needed, will be available on favorable terms or at all.

Contractual Obligations
Our principal commitments consist of obligations under operating leases for office space, which represent minimum lease payments for office space, purchase obligations for property and equipment and capital leases for computers. We have no ongoing commercial commitments, such as drawn lines of credit, guarantees or standby purchase orders that would affect our liquidity over the next five years. The following table sets out our total future contractual obligations as of March 31, 2006 on a consolidated basis:

	Payments Due by Period

		Less than	2-3	4-5	More than
	Total	1 Year	Years	Years	5 Years

	(US dollars in thousands)
Operating leases	$88,036	$21,091	$36,731	$26,369	$3,845
Purchase obligations	4,309	4,309	—	—	—
Capital lease obligations	195	193	2	—	—

Total	$92,540	$25,593	$36,733	$26,369	$3,845

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements or obligations.
Quantitative and Qualitative Disclosures About Market Risk
General
Market risk is attributable to all market sensitive financial instruments including foreign currency receivables and payables. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments.
Our exposure to market risk is primarily a function of our revenue generating activities and any future borrowings in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings to loss. Most of our exposure to market risk arises from our revenue and expenses that are denominated in different currencies.
The following risk management discussion and the estimated amounts generated from analytical techniques are forward-looking statements of market risk assuming certain market conditions occur. Our actual results in the future may differ materially from these projected results due to actual developments in the global financial markets.
Risk Management Procedures
We manage market risk through our treasury operations. Our senior management and our board of directors approve our treasury operations’ objectives and policies. The activities of our treasury operations include management of cash resources, implementation of hedging strategies for foreign currency exposures, borrowing strategies and ensurance of compliance with market risk limits and policies.
Components of Market Risk
Exchange Rate Risk
Our exposure to market risk arises principally from exchange rate risk. Although substantially all of our revenue less repair payments is denominated in pounds sterling, US dollars and Euros, approximately 77.5% of our expenses (net of payments to repair centers made as part of our WNS Auto Claims BPO segment) are incurred and paid in Indian rupees. The exchange rates among the Indian rupee, the pound sterling and the US dollar have changed substantially in recent years and may fluctuate substantially in the future. See “— Foreign Exchange — Exchange Rates.”
Our exchange rate risk primarily arises from our foreign currency-denominated receivables and payables. Based upon our level of operations during fiscal 2006, a sensitivity analysis shows that a 5.0% appreciation in the pound sterling against the US dollar would have increased revenue less repair payments in fiscal 2006 by approximately $4.4 million. Similarly, a 5.0% depreciation in the Indian rupee against the US dollar would have decreased our expenses incurred and paid in Indian rupee in fiscal 2006 by approximately $5.0 million. Conversely, a 5.0% appreciation in the Indian rupee against the US dollar would have increased our expenses incurred and paid in Indian rupees during the fiscal 2006 by approximately $5.0 million.
Interest Rate Risk
We do not carry any interest rate risk on our current short-term borrowing as the rate is contractually fixed for the entire term of such borrowing.
Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash equivalents, accounts receivable from related parties, accounts receivables from others and bank deposits. By their nature, all such financial instruments involve risk including the credit risk of non-performance by counter parties. Our cash equivalents, bank deposits and restricted cash are invested with banks with high investment grade credit ratings. Accounts receivable are typically unsecured and are derived from revenue earned from clients primarily based in Europe and North America. We monitor the credit worthiness of our clients to which we have granted credit terms in the normal course of the business. As of March 31, 2006 and 2005, 73% and 96%, respectively, of accounts receivable from related parties was receivables from British Airways. We believe there is no significant risk of loss in the event of non-performance of the counter parties to these financial instruments, other than the amounts already provided for in our financial statements.
Control Deficiencies
In May 2006, as part of our most recent audit process, our independent auditors notified our audit committee of certain significant deficiencies in our internal controls. A significant deficiency is a control deficiency that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably such that there is more than a remote likelihood that a consequential misstatement of the company’s financial statements will not be prevented or detected. The significant deficiencies noted by our independent auditors related to our lack of sufficient senior personnel with US GAAP knowledge, the manual nature and inadequate review procedures of our financial statement closing process, and the lack of a formal approval process of related party transactions with companies in which members of our management have controlling ownership interest. Our audit committee and management have discussed these actions with our independent auditors and we are addressing them by making better use of our management information reporting system, hiring US GAAP qualified consultants and seeking additional US GAAP qualified employees, strengthening our financial statement closing process and implementing additional approval procedures for related party transactions.
Critical Accounting Policies
The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements which have been prepared in accordance with US GAAP. Note 2 to our audited consolidated financial statements describes our significant accounting policies and is an essential part of our consolidated financial statements.
We believe the following to be critical accounting policies. By “critical accounting policies,” we mean policies that are both important to the portrayal of our financial condition and financial results and require critical management judgments and estimates. Although we believe that our judgments and estimates are appropriate, actual future results may differ from our estimates.
Revenue Recognition
We generate revenue by providing business process outsourcing services to our clients. Business process outsourcing services involve providing back-office administration, data management, contact center management and automobile claims handling services. We recognize revenue when we have persuasive evidence of an arrangement, services have been rendered, the fee is determinable and collectibility is reasonably assured. We conclude that we have persuasive evidence of an arrangement when we enter into an agreement with our clients with terms and conditions that describe the service and the related payments and are legally enforceable. We consider revenue to be determinable when the services have been provided in accordance with the agreement. When the terms of the agreement specify service level parameters that must be met, we monitor such service level parameters and determine if there are any service credits or penalties that we need to account for. Revenue is recognized net of any service credits that are due to a client. A substantial portion of our revenue is from large companies, where we do not believe we have a significant credit risk. We have certain minimum commitment arrangements, whereby the contracts either provide for a minimum revenue commitment on an annual basis or a cumulative basis over multiple years, stated in terms of annual minimum amounts. Where a minimum commitment is specific to an annual period, any revenue shortfall is invoiced and recognized at the end of this period. When the shortfall in a particular year can be offset with revenues received in excess of minimum commitments in a subsequent year, we recognize deferred revenue for the shortfall which has been invoiced and received. To the extent we have sufficient experience to conclude that the shortfall will not be satisfied by excess revenues in a subsequent period, the deferred revenue will be recognized as revenue in that period. In order to determine whether we have sufficient experience, we consider several factors which include (i) the historical volume of business done with a client as compared with initial projections of volume as agreed to by the client and us, (ii) the length of time for which we have such historical experience, (iii) future volume expected based on projections received from the client and (iv) our internal expectations of the ongoing volume with the client. Otherwise the deferred revenue will remain until such time we can conclude that it will not receive revenues in excess of the minimum commitment. For certain agreements, we have retroactive discounts related to meeting agreed volumes. In such situations, we record revenue at the discounted rate, although we initially bill at the higher rate, unless we can determine that the agreed volumes will not be met.
We invoice our clients depending on the terms of the arrangement, which include billing based on a per employee, per transaction or cost-plus basis. Amounts billed or payments received, where all the conditions for revenue recognition have not been met, are recorded as deferred revenue and are recognized as revenue when all recognition criteria have been met. However, the costs related to the performance of such work are recognized in the period the services are rendered.
Certain contracts allow us to invoice our clients for out-of-pocket expenses incurred to render services to our clients and we recognize such reimbursements as revenue.
We provide automobile claims handling services, which include claims handling and administration, or claims handling, and arranging for repairs with repair centers across the UK and the related payment processing for such repairs, or accident management. With respect to claims handling, we enter into contracts with our clients to process all their claims over the contract period, where the fees are determined either on a per claim basis or is a fixed payment for the contract period. Where our contracts are on a per claim basis, we invoice the client at the inception of the claim process. We estimate the processing period for the claims and recognize revenue over the estimated processing period, which generally ranges from two to six months. The processing time may be greater for new clients and the estimated service period is adjusted accordingly. The processing period is estimated based on historical experience and other relevant factors, if any. Where the fee is a fixed payment for the contract period, revenue is recognized on a straight line basis over the period of the contract. In certain cases, the fee is contingent upon the successful recovery of a claim by the client. In these circumstances, the revenue is not recognized until the contingency is resolved.
In order to provide automobile accident management services, we negotiate with and set up a network of repair centers where vehicles involved in an accident can be repaired. We are the principal in these transactions between the repair center and the client. The repair centers bill us for the negotiated costs of the repair and we invoice such costs to the client. We recognize the amounts invoiced to the client as revenue as we have determined that we meet the criteria established by Emerging Issues Task Force Consensus, or EITF, No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” Factors considered in determining that we are the principal in the transaction include whether: (i) we negotiate the labor rates with repair centers; (ii) we determine which repair center should be used; (iii) we are responsible for timely and satisfactory completion of repairs; and (iv) we bear the credit risk. In certain circumstances, a portion of the repair costs may be insured. In such situations, the payment received from the insurance company is not recognized as revenue or cost of revenue. We invoice the repair center for referral fees and recognize it as revenue.
Business Combinations
Our acquisitions have been accounted under the purchase method of accounting. We identify tangible and intangible assets that we have acquired and estimate the fair values on the date of the acquisition. We determine the fair values of the acquired assets taking into consideration information supplied by the management of the acquired entities, external valuations and other relevant information. We primarily determine the valuations based on an estimate of the future discounted cash flow projections. We also estimate the useful lives of the assets acquired to determine the period over which we will depreciate or amortize the assets. Where there are significant differences between the tax bases and book bases of the assets acquired or liabilities assumed, we also create deferred tax assets or liabilities at the date of the acquisition. The determination of fair values require significant judgment both by management and by outside specialists engaged to assist in this process. The remainder of the purchase price, if any, is recorded as goodwill.
Goodwill, Intangible Assets and Property and Equipment
We determine reporting units based on our analysis of segments and estimate the goodwill to be allocated to each reporting unit.
The goodwill impairment test is a two-step process, which requires us to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each of our reporting units, based on a discounted cash flow model, using revenue and profit forecasts and comparing those estimated fair values with the carrying values which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining the implied fair value of goodwill. The determination of a reporting unit’s implied fair value of goodwill requires the allocation of the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value representing the implied fair value of goodwill is then compared to its corresponding carrying value. If the carrying value exceeds the implied fair value of goodwill, the difference is recognized as an impairment charge.
The implied fair value of reporting units is determined by our management and is generally based upon future cash flow projections for the reporting unit, discounted to present value. We consider external valuations when management considers it appropriate to do so.
We amortize intangible assets with definite lives over the estimated useful lives and review them for impairment, if indicators of impairment arise. We estimate the useful lives of intangible assets after consideration of historical results and anticipated results based on our current plans.
We initially record purchased property and equipment, which includes amounts recorded under capital leases, at cost. Advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date are reported under the caption capital work-in-progress. Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the assets. We estimate the useful lives of intangible assets after consideration of historical results and anticipated results based on our current plans.
We perform impairment reviews of intangible assets and property and equipment when events or circumstances indicate that the value of the assets may be impaired. Indicators of impairment include operating or cash flow losses, significant decreases in market value or changes in the physical condition of the property and equipment. When indicators of impairment are present, the evaluation of impairment is based upon a comparison of the carrying amount of the intangible asset or property and equipment to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the intangible asset or property and equipment to its carrying value, with any shortfall from fair value recognized as an expense in the current period. The estimate of undiscounted cash flows and the fair value of assets require several assumptions and estimates.
We cannot predict the occurrence of future events that might adversely affect the reported value of goodwill, intangible assets or property and equipment. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the environment on our customer base, and material negative change in relationship with significant customers.
Income Taxes
We apply the asset and liability method of accounting for income taxes as described in SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We recognize valuation allowances to reduce the deferred tax assets to an amount that is more likely than not to be realized. In assessing the likelihood of realization, we consider estimates of future taxable income.
We also evaluate potential exposures related to tax contingencies or claims made by the tax authorities in various jurisdictions and determine if a reserve is required. A reserve is recorded if we believe that a loss is probable and the amount can be reasonably estimated. These reserves are based on estimates and subject to changing facts and circumstances considering the progress of ongoing audits, case law and new legislation. We believe that the reserves established are adequate in relation to the potential for any additional tax assessments.
Recently Issued Accounting Standards
In December 2004, SFAS No. 123(R), “Share-Based Payment,” was issued which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. We will adopt this standard effective April 1, 2006 for all new grants and modification of old grants. We have determined that under the transition provisions of this standard, we would continue to account for non-vested equity awards outstanding at the date of adoption of the standard under the intrinsic value method as we had used the minimum-value method for determining fair value of stock options while we were a non-public company. We believe that the adoption of this standard may have a significant impact on our company’s results of operations, although it will have no impact on our company’s overall financial position. The impact of adoption of this standard cannot be predicted at this time as it will depend on levels of share-based payments made in the future.
In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS No. 154”) which is a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the accounting for and reporting of changes in accounting principles and error corrections by requiring retrospective application to prior period financial statements unless impracticable. This statement is effective in fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS No. 154 to have a significant impact on our financial statements.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”). SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We have not completed our evaluation of the effect of SFAS No. 155.

BUSINESS
Overview
We are a leading provider of offshore business process outsourcing, or BPO, services. We provide comprehensive data, voice and analytical services that are underpinned by our expertise in our target industry sectors. We transfer the business processes of our clients, which are typically companies located in Europe and North America, to our delivery centers located primarily in India. We provide high quality execution of client processes, monitor these processes against multiple performance metrics, and seek to improve them on an ongoing basis.
We began operations as an in-house unit of British Airways in 1996, and started focusing on providing business process outsourcing services to third parties in fiscal 2003. According to the National Association of Software and Service Companies, or NASSCOM, an industry association in India, we were among the top two India-based offshore business process outsourcing companies in terms of revenue in 2004, 2005 and 2006. As of March 31, 2006, we had 10,433 employees, of whom approximately 9,700 were executing over 400 distinct business processes on behalf of over 125 significant clients. Our largest clients in terms of revenue contribution include leading global corporations such as Air Canada, AVIVA, British Airways, First Magnus Financial Corporation, GfK, IndyMac Bank, Marsh, SITA, Tesco, Travelocity and Virgin Atlantic Airways. See “— Clients.”
We design, implement and operate comprehensive business processes for our clients, involving data, voice and analytical components. Our services include industry-specific processes that are tailored to address our clients’ business and industry practices, particularly in the travel and banking, financial services and insurance, or BFSI, industries. We also offer services applicable across multiple industries, in areas such as finance and accounting, human resources and supply chain management, which we collectively refer to as enterprise services, and in the areas of market, business and financial research and analytics, which we refer to as knowledge services. Our comprehensive service portfolio allows us to penetrate our clients and the industries we serve.
Between fiscal 2003 and fiscal 2006, our revenue grew at a compound annual growth rate of 54.9%, faster than the projected 42.1% compound annual growth rate of the overall Indian offshore business process outsourcing industry for the comparable period as estimated by the NASSCOM-McKinsey report, in December 2005 and NASSCOM’s Handbook for ITES-BPO Industry-2005. During this period, we grew both organically and through acquisitions. We believe we have achieved rapid growth and industry leadership through our understanding of the industries in which our clients operate, our focus on operational excellence, and a senior management team with significant experience in the global outsourcing industry. Our revenue is characterized by client, industry, geographic and service diversity, which we believe offers us a sustainable business model.
We generate revenue primarily from providing business process outsourcing services. A portion of our revenue includes payments which we make to automobile repair centers. We evaluate our business performance based on revenue net of these payments, since we believe that revenue less repair payments reflects more accurately the value of the business process outsourcing services we directly provide to our clients. For fiscal 2006, our revenue was $202.8 million, our revenue less repair payments was $147.9 million and our net income was $18.3 million.
Industry Overview
Businesses globally are outsourcing a growing proportion of their business processes to streamline their organizations, focus on core operations, create flexibility, benefit from best-in-class process execution and thereby increase shareholder returns. More significantly, many of these businesses are outsourcing to offshore locations such as India to access a high quality and cost-effective workforce. We are a pioneer in the offshore business process outsourcing industry and are well positioned to benefit from the combination of the outsourcing and offshoring trends.

The global business process outsourcing industry is large and growing rapidly. According to International Data Corporation, or IDC, the global business process outsourcing market was $422 billion in 2005 and is projected to grow at a 10.9% compound annual growth rate from 2004 through 2009 to $641 billion. In comparison, IDC forecasts the information technology services market (excluding business process outsourcing) to grow at a compound annual growth rate of 6.0% over this same period, from $417 billion to $553 billion. This data implies that the business process outsourcing market is not only growing at nearly twice the rate of that of information technology services, but also is projected to surpass it in size by 2006.
The offshore business process outsourcing industry is growing at a significantly faster rate than the overall global business process outsourcing industry. The NASSCOM-McKinsey report estimates that the offshore business process outsourcing market will grow at a 37.0% compound annual growth rate, from $11.4 billion in revenue in fiscal 2005 to $55.0 billion in revenue in fiscal 2010. The same report estimates that the total value of business processes that could have been provided by offshore business process outsourcing providers in fiscal 2005 represents an addressable market of approximately $120 billion to $150 billion. Accordingly, we believe that offshore business process outsourcing has significant growth potential because we believe it constitutes less than 10% of the current addressable market described above. NASSCOM has identified retail banking, insurance, travel and hospitality and automobile manufacturing as the industries with the greatest potential for offshore outsourcing. We provide industry-focused business process outsourcing services to the majority of these industries.
The following charts set forth the relative growth rate and size of the global business process outsourcing industry and the global information technology industry, in addition to the expected growth rate of the Indian offshore business process outsourcing industry:

We believe that India is widely considered to be the most attractive destination for offshore business process outsourcing. According to the NASSCOM-McKinsey report, India-based players account for 46% of offshore business process outsourcing revenue in fiscal 2005, and India will retain its position as the most favored offshore business process outsourcing destination for the foreseeable future. The key factors for India’s predominance include its large, growing and highly educated English-speaking workforce coupled with a business and regulatory environment that is conducive to the growth of the business process outsourcing industry.
While a limited number of global corporations such as General Electric, British Airways (through our subsidiary, WNS India Private Limited) and American Express set up in-house business process outsourcing facilities in India in the mid-1990s, offshore business process outsourcing growth only accelerated significantly from 2000 onwards with the emergence of third party providers. This has been followed by a shift in focus from largely call center related outsourcing in areas such as tele-marketing and client service to a wider range of business processes such as finance and accounting, insurance claims administration and market research analysis. This shift in focus has given rise to an India-based offshore industry capable of providing a wide range of complex services.
Offshore business process outsourcing is typically a long-term strategic commitment for companies. The processes that companies outsource are frequently complex and integrated with their core operations. These processes require a high degree of customization and, often, a multi-stage offshore transfer program. Clients would therefore incur high switching costs to transfer these processes back to their home locations or to other business process outsourcing providers. As a result, once an offshore business process outsourcing provider gains the confidence of a client, the resulting business relationship is usually characterized by multi-year contracts with predictable annual revenue.
Given the long-term, strategic nature of these engagements, companies undertake a highly rigorous process in evaluating their offshore business process outsourcing provider. We believe a client typically seeks the following key attributes in a potential offshore business process outsourcing provider:

•	established reputation and industry leadership;

•	demonstrated ability to execute a diverse range of mission-critical and often complex business processes;

•	capability to scale employees and infrastructure without a diminution in quality of service; and

•	ability to innovate, add new operational expertise and drive down costs.
As the offshore business process outsourcing industry evolves further, we believe that scale, reputation and leadership will become more important factors in this selection process.
Competitive Strengths
We believe that we have the following seven competitive strengths necessary to maintain and enhance our position as a leading provider of offshore business process outsourcing services:
Offshore business process outsourcing market leadership
We have received recognition as an industry leader from various industry bodies. For example:

•	NASSCOM named us one of the top two Indian offshore business process outsourcers in 2005 and 2004;

•	neoIT ranked us as the best performing business process outsourcing company in 2005; and

•	Global Outsourcing named us the leading insurance outsourcer in India in 2005.
We have provided leadership to the offshore business process outsourcing industry as demonstrated by our anticipation of key industry trends. For example, since our emergence as a focused third party business process outsourcing provider, we have proactively targeted two of the most attractive industry sectors, BFSI and travel. In addition, we have focused our service portfolio on complex processes, avoiding services that are less integral to our clients’ operations, such as telemarketing and collections, which characterized the offshore business process outsourcing industry at that time.
We believe our early differentiation from other players and the substantial length of our working relationship with many industry-leading clients has significantly contributed to our reputation as a trusted provider of offshore business process outsourcing services. We believe that this reputation is a key differentiator in our attracting and winning clients.

Deep industry expertise
We have established expertise in the industries we target. We have developed our business by creating focused business units that provide industry-specific services. Our industry-focused strategy allows us to retain and enhance expertise thereby enabling us to:

•	offer a suite of services that can deliver a comprehensive industry-focused business process outsourcing program;

•	leverage our existing capabilities to win additional clients and identify new industry-specific service offerings;

•	cultivate client relationships that may involve few processes upon initial engagement to develop deeper engagements ultimately involving a number of integrated processes; and

•	recruit and retain talented employees by offering them industry-focused career paths.
We have achieved market leadership in several of the industries we target. For example, we were ranked as the leading insurance outsourcer in India by Global Outsourcing in 2005, and we believe we have the largest and most diverse operations in the offshore travel business process outsourcing market.
Experience in transferring processes offshore and running them efficiently
Many of the business processes that are outsourced by clients to us are mission critical and core to their operations, requiring substantial project management expertise. We have developed a sophisticated program management methodology intended to ensure smooth transfer of business processes from our clients’ facilities to our delivery centers. For example, our highly experienced program management team has transferred over 400 distinct business processes for over 125 significant clients in the last three years.
We focus on managing our client processes effectively on an ongoing basis. Our process delivery is managed by independent empowered teams and measured regularly against pre-defined operational metrics. We have also invested in a 250-person quality assurance team that satisfies the International Standard Organization 9001:2000 standards for quality management systems, and applies Six Sigma, a statistical methodology for improving consistent quality across processes, and other process re-engineering methodologies to further improve our process delivery.
The composition of our revenue enables us to continuously optimize the efficiency of our operations to achieve higher asset utilization. This is driven by our combination of data and voice services across the different time zones of North America and Europe.
Diversified client base across multiple industries and geographic locations
We have a large, diversified client base of over 125 significant clients across Europe and North America, including clients who are market leaders within their respective industries. We have clients across the multiple sectors of the travel and BFSI industries as well as other industries such as manufacturing, logistics, retail, utilities and professional services. To date, many of our clients have transferred a limited number of their business processes offshore. We believe, therefore, that we have a significant opportunity to increase the revenue we generate from these clients in the future as they decide to expand their commitment to offshore business process outsourcing.
Industry-recognized leadership in human capital development
We are recognized as a leader in human resources management among offshore business process outsourcing companies. We have won a number of awards, including being ranked number one in human capital development in 2005 by neoIT, an industry consultant, and being ranked number one in the Asia Pacific region for excellence in human resources by India’s National Institute of Personnel Managers. Our market leadership and organizational culture enables us to attract and retain high quality employees.

Our extensive recruiting process utilizes sophisticated tools such as the Predictive Index, a psychometric tool we use to help us screen candidates on multiple parameters and to appropriately match employees to the most suitable positions. We have established the WNS Learning Academy, which provides ongoing training to our employees for the purpose of continuously improving their leadership and professional skills. We seek to promote our team leaders and operations managers from within, thereby offering internal advancement opportunities and clear long-term career paths.
Ability to manage the rapid growth of our organization
We have invested significant management effort toward ensuring that our organization is positioned to continuously scale to meet the robust demand for offshore business process outsourcing services. We are capable of evaluating over 5,000 potential employees and recruiting, hiring and training over 450 employees each month, enabling us to rapidly expand and support our clients. We have also established a highly scalable operational infrastructure consisting of nine delivery centers in multiple locations supported by a world-class information technology and communications network infrastructure.
Experienced management team
We benefit from the effective leadership of a global management team with diverse backgrounds including extensive experience in outsourcing. Most of our core senior management team members have been with us since fiscal 2003, and have successfully executed the growth strategy that has increased our client base from 14 clients as of May 2002 to over 125 significant clients as of March 31, 2006 and increased our revenue from $104.1 million in fiscal 2004 to $202.8 million in fiscal 2006 and our revenue less repair payments from $49.9 million in fiscal 2004 to $147.9 million in fiscal 2006. Moreover, we believe that our management has successfully guided our rapid expansion while increasing client satisfaction, as demonstrated by our in-house customer feedback surveys. In addition to our senior management team, our middle management team provides us with the critical leadership depth needed to manage our rapid growth.
Business Strategy
Our objective is to strengthen our position as a leading offshore business process outsourcing provider. To achieve this, we will seek to expand our client base and further develop our industry expertise, enhance our brand to attract new clients, develop organically new business services and industry-focused operating units and make selective acquisitions. The key elements of our strategy are described below.
Drive rapid growth through penetration of our existing client base
We have a large and diverse existing client base that includes many leading global corporations, most of whom have transferred only a limited number of their business processes offshore. We intend to leverage our expertise in providing comprehensive process solutions by seeking to identify additional processes that can be transferred offshore, cross-selling new services, adding technology-based offerings, and expanding and deepening our existing relationships. We have dedicated account managers tasked with maintaining a thorough understanding of our clients’ outsourcing roadmaps as well as identifying and advocating new offshoring opportunities. As a result of this strategy, we have a strong track record of extending the scope of our client relationships over time.
Enhance awareness of the WNS brand name
Our reputation for operational excellence among our clients has been instrumental in attracting and retaining new clients as well as talented and qualified employees. We believe we have benefited from strong word-of-mouth brand equity in the past. However, as the scale of the offshore business process outsourcing market grows, we will seek to increase client awareness of the WNS brand in our target markets and among potential employees. We also intend to focus on building market awareness of our industry expertise through exposure in industry publications and participation in industry conferences. In order to achieve this enhanced awareness, we are investing in hiring new senior marketing professionals.

Reinforce leadership in existing industries and penetrate new industry sectors
We have a highly successful industry-focused operating model through which we have established a leading offshore business process outsourcing practice in the travel and BFSI sectors. We intend to leverage our in-depth knowledge of these industries to penetrate additional sectors within these industries. For example, in the travel sector, we believe that there are potential opportunities we can exploit in the hotel, cruise-liner and car rental sectors. In addition, we intend to develop our existing expertise in emerging businesses such as the manufacturing, logistics, retail, utilities and professional services industries. We intend to leverage our enterprise services and knowledge services, which are applicable across multiple industries, to first penetrate these targeted industries and thereafter build specific industry expertise to achieve scale with an objective of establishing new industry-focused business units.
Broaden industry expertise and enhance growth through selective acquisitions
Our acquisition strategy is focused on adding new capabilities and industry expertise. Our acquisition track record demonstrates our ability to integrate, manage and develop the specific capabilities we acquire. Our intention is to continue to pursue targeted acquisitions in the future and to rely on our integration capabilities to expand the growth of our business.
Business Process Outsourcing Service Offerings
We offer our services to three main categories of clients through industry-focused business units. First, we serve clients in the travel industry, including airlines, travel intermediaries and other related service providers, for whom we perform services such as customer service and revenue accounting. Second, we serve clients in the BFSI industry, for whom we perform services such as loan processing and insurance claims management. Third, we serve clients in several other industries including manufacturing, retail, logistics, utilities and professional services, which we refer to as emerging businesses. In addition to industry-specific services, we offer a range of services across multiple industries, in areas such as finance and accounting, human resources and supply chain management, which we collectively refer to as enterprise services, and in the areas of market, business and financial research and analytical services, which we refer to as knowledge services. This structure is depicted in the graphic below:
To achieve in-depth understanding of our clients’ industries and provide industry-specific services, each business unit is staffed by a dedicated team of managers and employees engaged in providing business process outsourcing client solutions, and has its own operations, sales, finance, human resources and training teams. In addition, each business unit draws upon common support services from our information technology, corporate communications, corporate finance, risk management and legal departments, which we refer to as our corporate-enabling units.
Travel
According to the NASSCOM-McKinsey report, the travel and hospitality industry presented an addressable offshore business process outsourcing opportunity estimated to be between $10 billion and $12 billion in fiscal 2005. The current penetration by offshore business process outsourcing providers is approximately 3%, leaving considerable growth potential. We believe that we currently have the largest and most diverse service offering among offshore business process outsourcing service providers in the travel domain.
Our service portfolio includes processes that support air, car, hotel, marine and packaged travel services offered by our clients. The key travel industry sectors we serve include:

•	airlines;

•	travel intermediaries; and

•	others such as global distribution systems and network providers.
We serve a diverse client base in this business unit that includes Air Canada, British Airways, SITA and Travelocity. We also serve 15 other airlines and nine travel intermediaries. As of March 31, 2006, we had approximately 4,600 employees working in this business unit, several hundred of whom possess International Air Transport Association, or IATA, certifications. In fiscal 2006 and fiscal 2005, this business unit represented 30.9% and 28.9% of our revenue and 42.3% and 47.3% of our revenue less repair payments.
The following graphic illustrates the key areas in which we provide services to clients in this business unit:
Case Study. We were retained by a major airline client that was faced with increasing competitive pressure from low-cost carriers and needed to reduce its costs. We worked with this client to develop an offshore business process outsourcing strategy to fundamentally alter its service delivery model with the goal of increasing its cost efficiency. We initially started providing business process outsourcing services to this client with 12 employees handling a single process. As of March 31, 2006, approximately 1,250 employees were executing over 80 different processes for this client, which included a variety of complex processes. We categorize these processes into six broad areas:

•	customer interaction: customer complaint resolution, loyalty program management;

•	passenger revenue accounting: refunds, fare audit, ticket coupon matching, sales accounting;

•	cargo operations and accounting: scheduling, booking, flight planning, mail revenue accounting;

•	revenue management: seat allocation, processing meal requests, yield maximization through inventory management, fare filing, fare construction and quotation;

•	reporting and analytics: aircraft load factor, costs, market share, revenue and competition reports; and

•	other miscellaneous services: updating employee records, calculation of medical leave and overtime for staff.
We believe that by transferring these processes to us, the client has achieved significant cost savings, and increased its levels of end-customer satisfaction. These benefits are in addition to process-specific productivity improvements such as higher quality and accuracy levels.
BFSI
According to the NASSCOM-McKinsey report, two sectors of the BFSI industry presented an addressable offshore business process outsourcing opportunity estimated to be between $60 billion and $75 billion in fiscal 2005, with current penetration estimated to be below 9%. Of this addressable market, approximately $35 billion to $40 billion is attributable to the retail banking sector and approximately $25 billion to $35 billion is attributable to the insurance sector. In 2005, we were ranked as the leading insurance outsourcer in India by Global Outsourcing. We also have growing expertise in the retail and mortgage banking, and asset management sectors.
The key BFSI industry sectors we serve are:

•	integrated financial institutions;

•	mortgage banks and investors in mortgage-backed securities;

•	financial advisory service providers;

•	life, property and casualty, and health insurers;

•	insurance brokers and loss assessors; and

•	self-insured auto fleet owners.
We serve a diverse client base in this business unit that includes AVIVA, First Magnus Financial Corporation, IndyMac Bank and Marsh. We also serve a large US-based financial advisory provider, a top ten UK auto insurer, a large insurance loss adjuster, several self-insured fleet owners and several mortgage-related companies. As of March 31, 2006, we had approximately 2,600 employees working in this business unit. In fiscal 2006 and fiscal 2005, revenue from this business unit represented 55.6% and 61.4% of our revenue and revenue less repair payments from this business unit represented 39.1% and 36.8% of our revenue less repair payments.

The following graphic illustrates the key areas in which we provide services to clients in this business unit:
In the areas of retail and mortgage banking, we offer an integrated service delivery solution called Digital Loan Management, or DLM, which combines automated mortgage processing with offshore delivery. Our BFSI business unit also includes our auto claims business, branded WNS Assistance, which is comprised of our WNS Auto Claims BPO segment. WNS Assistance offers a blended onshore-offshore delivery model that enables us to handle the entire automobile insurance claims cycle. We offer comprehensive accident management services to our clients where we arrange for repair of automobiles through a network of repair centers. We also offer claims management services where we process accident insurance claims for our clients. Our employees receive telephone calls reporting automobile accidents, generate electronic insurance claim forms and arrange for automobile repairs in cases of automobile damage. We also provide third party claims handling services including the administration and settlement of property and bodily injury claims while providing repair management and rehabilitation services to our insured and self-insured fleet clients and the end-customers of our insurance company clients. Our service for uninsured losses focuses on recovering repair costs and legal expenses directly from negligent third parties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results by Reportable Segment.”
Case Study. We were engaged by a leading US residential mortgage lender, measured by volume, to develop and execute its long-term offshore business process outsourcing strategy, based on our domain expertise and specific focus on mortgage banking. We executed the engagement in a phased manner where low-risk processes such as document indexing were moved offshore first, followed by more complex processes which required a significant degree of specialized training and customization. Since the inception of this relationship in 2003, we have deployed over 400 employees on more than 30 business processes, including integrated data and voice processes, such as loan set-up, underwriting and closing. In moving these processes offshore, the client has benefited by reducing its operational costs, obtaining quicker turnaround times on transactions, improving accuracy, quality and capacity management, and gaining an ability to focus on its core competencies of customer acquisition and new product development.
Emerging Businesses
Our emerging businesses unit addresses the needs of the manufacturing, logistics, retail, utilities and professional services industries. We believe these industries are at a nascent stage of offshore business process outsourcing adoption, and therefore present significant opportunities for growth.

We serve a diverse client base including Centrica, GfK and Tesco. As of March 31, 2006, we had approximately 2,500 employees in this business unit. In fiscal 2006 and fiscal 2005, this business unit represented 13.5% and 9.7% of our revenue and 18.6% and 15.9% of our revenue less repair payments.
Our strategy for the emerging businesses unit is to nurture and develop emerging industry-specific capabilities up to a point of critical mass from which new industry-focused operating units may emerge. We utilize two core service capabilities to penetrate emerging businesses. These capabilities are broadly classified as:

•	Enterprise Services, focused on finance and accounting, human resource and supply chain management services; and

•	Knowledge Services, focused on market, business and financial research and analytical services.
Enterprise Services
Our enterprise services business unit focuses on various functions that are critical to our clients’ businesses. These functions include corporate and transactional accounting, payroll and benefits administration, order entry and tracking, and inbound supply chain and vendor management. The following graphic illustrates the key enterprise services we provide:
Case Study. One of the leading global players in the retail industry retained us in July 2003 to outsource its 300-person finance and accounting and payroll operations. The client selected us based on our reputation for operational excellence and experience in transferring processes offshore. Our senior program managers worked with the client for three months on a diagnostic study to create a roadmap for offshoring various business functions. This involved undertaking a detailed evaluation of existing business processes and technology solutions and preparing a transfer plan. Commencing in October 2003, we started the transfer of the corporate and commercial payables processes. In a short span of six months, through our interaction with the client and evaluation of existing business processes, we started to gain an in-depth understanding of the client’s business processes. As a result, the client accelerated the transfer of larger, more complex and critical processes such as invoice reconciliation, supplier dispute handling, payroll processing and benefits administration to us. By September 2004, we were handling comprehensive payables and payroll functions for this client. We have delivered process efficiencies and business improvements for the client, including cycle-time optimization, reduction in usage of one-time vendors, reduction in duplicate payment recoveries and increase in invoice pass rates, while continually building stronger control frameworks and enhancing levels of service for the client’s business.

Knowledge Services
In the knowledge services area, we offer market, business and financial research and analytical services. Our services include complex and high-end analytics which require specialized skill sets. Many of our employees in this area have graduate degrees in statistics, management or accounting, which we believe enables us to secure higher rates for their services as compared to the rates for our other processes. The following graphic illustrates the key knowledge services we provide:
Case Study. A leading UK-based market research firm retained us in 2000 to outsource its data processing requirements. This relationship commenced with a two-member team collating and tabulating market research data using sophisticated statistical analysis. In 2003, we expanded our relationship with this client to provide similar services for its North American operations. In 2004, we further expanded our service offerings to include data collection and telephone interviews to collect questionnaire responses. We also started providing research support services which are designed to assist the client’s service staff by undertaking tasks such as checking the quality of the outputs from various functions, graphically representing the data, basic data interpretation and advanced statistical analysis. As of January 2006, we had over 140 employees working on over 700 market research projects for this client. We believe that our services have enabled the client to compete more effectively in its market.
Sales and Marketing
The offshore business process outsourcing services sales cycle is time consuming and complex in nature. The extended sales cycle generally includes initiating client contact, submitting requests for information and proposals for client business, facilitating client visits to our operational facilities, performing diagnostics studies and conducting pilot implementations to test our delivery capabilities. Due to the complex nature of our sales cycle, we have organized our sales teams by business units and staffed them with professionals who have specialized industry knowledge. This industry focus enables our sales teams to better understand the prospective client’s business needs and offer appropriate industry-focused solutions.
As of March 31, 2006, we had 70 sales and sales support professionals, with 20 based in the UK, 23 based in the US and 27 based in India. Our sales teams work closely with our sales support team in India, which provides critical analytical support throughout the sales cycle. Our front-line sales teams are responsible for identifying and initiating discussions with prospective clients, and selling services in new areas to existing clients. We have strategically recruited our sales teams primarily from the US and the UK.

We also assign dedicated account managers to each of our key clients. These managers work day-to-day with the client and our service delivery teams to address the client’s needs. More importantly, by using the detailed understanding of the client’s business and outsourcing objectives gained through this close interaction, our account managers actively identify and target additional processes that can be outsourced to us. Through this methodology, we have developed a strong track record of increasing our sales to existing clients over time.
Clients
As of March 31, 2006, we had a diverse client base of over 125 significant clients across a variety of industries and process types, including companies that we believe are among the leading players in their respective industries. We define significant clients as those who represent an ongoing business commitment to us, which includes substantially all of our clients within our WNS Global BPO segment and some of our clients within our WNS Auto Claims BPO segment. In addition, as of March 31, 2006, we had over 230 ancillary clients related to our WNS Auto Claims BPO segment. These clients offer only occasional business to us because of the small size of their automobile fleets and the consequent infrequent requirement of our auto claims services.
We believe the diversity in our client profile differentiates us from our competitors. See “Management’s Discussion and Analysis of Financial Condition — Overview — Revenue” for additional information on our client base.
In fiscal 2006, the following were among our top 25 clients (including their affiliates) by revenue:

Air Canada	Marsh
AVIVA	SITA
British Airways	Tesco
First Magnus Financial Corporation	Travelocity
GfK	Virgin Atlantic Airways
IndyMac Bank
The table below sets forth the number of our clients by revenue less repair payments for the periods indicated. We believe that the growth in the number of clients who generate more than $1 million of annual revenue less repair payments indicates our ability to extend the depth of our relationships with existing clients over time.

	Year Ended March 31,

	2006	2005

Below $1 million	109	88
$1 million to $5 million	18	15
$5 million to $10 million	0	1
More than $10 million	4	3
Competition
Competition in the business process outsourcing services industry is intense and growing steadily. See “Risk Factors — Risks Related to Our Business — We face competition from onshore and offshore based business process outsourcing companies and from information technology companies that also offer business process outsourcing services. Our clients may also choose to run their business processes themselves, either in their home countries or through captive units located offshore.” We compete primarily with:

•	Focused business process outsourcing service companies based in offshore locations like India, such as Genpact and ExlService Holdings Inc.;

•	Business process outsourcing divisions of numerous information technology service companies located in India such as Progeon, owned by Infosys Technologies Limited, Tata Consultancy Services Limited and Wipro BPO, owned by Wipro Technologies Limited; and

•	Global companies such as Accenture Ltd, Affiliated Computer Services Inc., Electronic Data Systems or, EDS, and International Business Machines Corporation, or IBM, which provide an array of products and services including broad-based information technology, software, consulting and business process outsourcing services.

In addition, departments of certain companies may choose to perform their business processes in-house, in some cases via an owned and operated facility in an offshore location such as India. Their employees provide these services as part of their regular business operations.
While companies such as Infosys (through its business process outsourcing subsidiary, Progeon) and Tata Consulting can offer clients integrated information technology and business outsourcing services, we believe these companies focus on information technology as their core business. Global companies such as Accenture and IBM have significant client relationships and information technology capabilities, but we believe these companies are at a disadvantage in the offshore business process outsourcing business on account of their relatively limited offshore focus.
We compete against other offshore business process outsourcing-focused entities like Genpact and ExlServices Holdings Inc. by seeking to provide industry-focused services with an offshore focus and building on our track record of operational excellence.
Intellectual Property
We use a combination of our clients’ software systems, third-party software platforms and systems and, in some cases, our own proprietary software and platforms to provide our services. Our principal proprietary software includes our platform for passenger revenue accounting called JADE, which we use in our travel business unit. In addition, we have an exclusive license to use an auto claims software platform called Claimsflo in the insurance market until 2012. Our proprietary and licensed software allows us to market our services with an integrated solution that combines a technology platform with our core business process outsourcing service offering.
We customarily enter into licensing and non-disclosure agreements with our clients with respect to the use of their software systems and platforms. Our contracts usually provide that all intellectual property created for the use of our clients will be assigned to them. Our employees are also required to sign confidentiality agreements as a condition to their employment.
We have registered the trademark “WNS” and “WNS-Extending Your Enterprise” in the US and India (in certain relevant categories) and have applied to register these trademarks in the European Union.
Technology
We have a dedicated team of technology experts who support clients at each stage of their engagement with us. The team conducts diagnostic studies for prospective clients and designs and executes technology solutions to enable offshore execution and management of the clients’ business processes. We also have wireless-area-network, or WAN, local-area-network, or LAN, and desktop teams that focus on creating and maintaining our large pool of approximately 6,100 workstations and seek to ensure that our associates face minimal loss in time and efficiency in their work processes.
We have a well-developed international telecommunications infrastructure. We use a global wide area network, which we refer to as the WNSNet to connect our clients’ data centers in the UK, Europe, North America and Asia with our delivery centers. WNSNet has extensive security and virus protection capabilities built in to protect the privacy of our clients and their customers and to protect against computer virus attacks. We believe our telecommunications network is adaptable to our clients’ legacy systems as well as to new and emerging technologies. Our telecommunications network is supported by a 24/7 network management system. Our network is designed to eliminate any “single-point-of-failure” in the delivery of services to clients.
Process and Quality Assurance and Risk Management
Our process and quality assurance compliance programs are critical to the success of our operations. We have an independent quality assurance team to monitor, analyze, provide feedback on and report process performance and compliance. Our company-wide quality management system, which includes over 250 quality assurance analysts, satisfies the International Standard Organization 9001:2000 standards for quality management systems. We have adopted the Six Sigma, a statistical methodology for improving consistent quality across processes quality management principles as a way of improving the operation of our clients’ processes and providing a consistent level of service quality to our clients. As of December 31, 2005, more than 70 of our projects were being run according to Six Sigma principles. We undertake periodic audits of both our information systems policy and implemented controls.
Our risk management framework focuses on two important elements: business continuity planning and information security.
Our approach to business continuity planning involves implementation of an organization-wide business continuity management framework which includes continual self-assessment, strategy formulation, execution and review. Our business continuity strategy leverages our expanding network of delivery centers for operational and technological risk mitigation in the event of a disaster. To manage our business continuity planning program, we employ a dedicated team of experienced professionals. A customized business continuity strategy is developed for key clients, depending on their specific requirements. For mission-critical processes, operations are typically split across multiple delivery centers in accordance with client-approved customized business continuity plans.
Our approach to information security involves implementation of an organization-wide information security management system, or ISMS, which complies with the British Standards 7799:2002 for optimal implementation of systems to manage organizational information security risks. This standard seeks to ensure that sensitive company information remains secure. Currently, information security systems at five delivery centers are British Standards 7799:2002 certified, and we expect to seek similar certifications in our other delivery centers.
In addition, our clients, particularly those in the BFSI industry, are governed by several regulations specific to their industries in their home jurisdictions. We identify the process-specific compliance requirements of our clients typically related to regulations such as the Health Insurance Portability and Accountability Act and the Financial Services Act in the UK and help them maintain compliance in their business processes by implementing control and monitoring procedures. The control and monitoring procedures defined by this function are separate from and in addition to our periodic internal audits.
Human Capital
As of March 31, 2006, we had 10,433 employees, of whom approximately 9,700 were employees who execute client operations, or associates. Approximately 9,200 associates are based in India, with around 250 in each of Sri Lanka and the UK. Most of our associates hold university degrees. As of March 31, 2005 and 2004, we had 7,176 and 4,472 employees. Our employees are not unionized and we have never experienced any work stoppages. We believe that our employee relations are good. We focus heavily on recruiting, training and retaining our employees.

Recruiting and Retention
We believe that we have developed effective human resource strategies and a strong track record in recruiting. As part of our recruiting strategy we encourage candidates to view joining our organization as choosing a long-term career in the field of travel, BFSI or another specific industry or service area. We use a combination of recruitment from college campuses and professional institutes, via recruitment agencies, job portals, advertisements and walk-in applications. In addition, a significant number of our applicants are referrals by existing employees. We currently recruit an average of 450 employees per month.
In fiscal 2006, our overall attrition rate for all associates, following a six-month probationary period, was approximately 30%. We believe this rate is lower than that of our competitors in the offshore business process outsourcing industry.

Training and Development
We devote significant resources to the training and development of our associates. Our training typically covers modules in leadership and client processes, including the functional aspects of client processes such as quality and transfer. Training for new associates may also include behavioral and process training as well as culture, voice and accent training, as required by our clients. We have established the WNS Learning Academy where we offer specialized skills development, such as interviewing, coaching and presentation skills, and leadership development programs for associates as they move up the corporate hierarchy. The WNS Learning Academy is staffed with over 100 full-time trainers. We customize our training programs in accordance with the nature of the client’s business, the country in which the client operates and the services the client requires. By offering such training programs, we seek to ensure that associates who assume leadership positions within our organization are equipped with the necessary skills.
Facilities
We currently have an installed capacity of approximately 6,100 workstations, or seats, that can operate on an uninterrupted 24/7 basis and can be staffed on a three-shift per day basis. We lease all of our properties, and most of our leases are renewable at our option. We also have two sales offices in the US and one in the UK. The following table describes, as of March 31, 2006, each of our delivery centers, including centers under construction, and sets forth our lease expiration dates:

	Space	Number of		Extendable
Location	(square feet)	Workstations/Seats	Lease Expiration(3)	Until(4)

India:
Mumbai	84,429	1,059	April 30, 2008	May 15, 2011
	15,323	177	April 30, 2008	April 30, 2008

	99,752	1,236

Gurgaon	90,995	763	October 31, 2008	April 30, 2014
Pune-WNS	142,800	1,778	December 31, 2006	March 31, 2010
Pune-NTrance(1)	66,460	900	March 10, 2007	March 9, 2014
Nashik	13,825	277	April 30, 2007	December 30, 2009
	32,686	550	September 30, 2007	December 30, 2010

	46,511	827

Pune-WNS (2)	36,700	354	February 2, 2011	February 2, 2011
Mumbai(2)	37,000	411	May 1, 2015	May 1, 2015
	69,811	776	May 30, 2009	May 30, 2015
	13,770	205	May 1, 2015	May 1, 2015

	120,581	1,392

Gurgaon (2)	51,244	661	September 30, 2010	March 31, 2015
Sri Lanka:(1)
Colombo	30,000	376	July 31, 2007	July 31, 2007
UK:
Ipswich	43,802	143	August 27, 2010	August 27, 2010
Broadstairs	7,200	120	December 31, 2007	December 31, 2007

Notes:

(1)	We use these delivery centers to provide services to one of our major clients. Our contracts with this client provide the client with an option to require us to transfer the relevant project and operations, including these delivery centers to that client. See “Risk Factors — Risks Related to Our Business — We may lose some or all of the revenue generated by one of our major clients.”

(2)	Under construction. Number of workstations/seats is based on our estimates of workstations/seats available upon completion of construction of the respective facilities.

(3)	In each of our Mumbai and Nashik facilities, we have two separate lease agreements with different expiration/ extension option dates.

(4)	Reflects the expiration date if each of our applicable extension options are exercised.

Our delivery centers are equipped with fiber optic connectivity and have backups to their power supply designed to achieve uninterrupted operations. In fiscal 2007, we intend to open new delivery centers in Pune and Mumbai, and to expand our operations by creating additional workstations in Gurgaon.
Regulations
Due to the industry and geographic diversity of our operations and services, our operations are subject to a variety of rules and regulations, and several Indian, Sri Lankan, UK and US federal and state agencies regulate various aspects of our business. See “Risk Factors — Risks Related to our Business — Failure to adhere to the regulations that govern our business could result in us being unable to effectively perform our services. Failure to adhere to regulations that govern our clients’ business could have an adverse impact on our operations.”
Regulation of our industry by the Indian government affects our business in several ways. We benefit from certain tax incentives promulgated by the Indian government, including a tax holiday from Indian corporate income taxes for the operation of most of our Indian facilities, which will begin to expire in stages from April 1, 2006 through March 31, 2009. As a result of these incentives, our operations have been subject to lower Indian tax liabilities. In addition to this tax holiday, our Indian subsidiaries are also entitled to certain benefits under relevant state legislation/regulations. These benefits include preferential allotment of land in industrial areas developed by the state agencies, incentives for captive power generation, rebates and waivers in relation to payments for transfer of property and registration (including for purchase or lease of premises) and commercial usage of electricity. Our subsidiaries in India are also subject to certain currency transfer restrictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Income Taxes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Foreign Currency Translation.”
Legal Proceedings
We are defendants in legal proceedings relating to our leasehold rights for a property on which part of our operations facility in Nashik, India, is situated. The plaintiffs contend that the lease is invalid and seek to evict us from this facility. This suit has not yet been admitted to the courts. We believe that the suit is without merit and will vigorously defend it. In the event that our defense is not successful, we expect the direct financial impact of an unsuccessful defense would be minimal, although an eviction could cause a disruption to our operations if we are unable to find a suitable alternative location. Except for the above, as of the date of this prospectus, we are not a party to any other legal proceedings that could reasonably be expected to materially harm our company.
On June 6, 2006, we received a notice from the Indian Office of Service Tax requiring us to explain why the tax authorities should not recover from us service tax amounting to Rs. 157.9 million for the period March 1, 2003 to January 31, 2005 in respect of the business process outsourcing services provided by us to certain of our clients. In addition, the notice asks us to explain why penalty and interest should not be assessed in connection with this tax. We have been advised by legal counsel that this tax demand, if levied, is not tenable under Indian law. We are in the process of preparing and filing our response to the notice in consultation with legal counsel and we intend to contest the demand, if any.

MANAGEMENT
Directors and Executive Officers
Effective upon the completion of this offering, our board of directors will consist of seven directors.
The following table sets forth certain information regarding our directors and executive officers as of the date of this prospectus and individuals who will become our directors effective upon the completion of this offering. This table also indicates which individuals will continue as our directors following the completion of this offering.

Name	Age	Designation

Directors
Ramesh N. Shah	57	Chairman of Board(1)(2)
Neeraj Bhargava	42	Co-Founder of WNS (Holdings) Limited, Director and Group Chief Executive Officer(2)
Zubin Dubash	46	Director and Group Chief Financial Officer(3)
Pulak Prasad	37	Director(2)
Nitin Sibal	32	Director(3)
Miriam Strouse	35	Director(3)
Jeremy Young	40	Director(2)
Guy Sochovsky	29	Director(2)
Timothy Hammond	41	Director(3)
New Directors
Eric B. Herr	58	Director(4)
Deepak S. Parekh	61	Director(4)
Executive Officers(5)
David Charles Tibble	53	Co-Founder of WNS (Holdings) Limited and Chairman, WNS UK
Anup Gupta	34	Chief Executive Officer — Travel Services
Edwin Donald Harrell	41	Chief Executive Officer — WNS Assistance
J.J. Selvadurai	45	Chief Executive Officer — Enterprise Services
Other Managers
Alan Stephen Dunning	49	Co-Founder of WNS (Holdings) Limited, Managing Director, WNS UK
Lyndon Rodrigues	45	Chief Information Officer
Amit Bhatia	37	Chief Executive Officer — Knowledge Services

Notes:

(1)	Currently acting as Interim Chief Executive Officer — Banking, Financial Services and Insurance, or BFSI, (excluding WNS Assistance).

(2)	Individuals who will continue as our directors following the completion of this offering.

(3)	Individuals who will resign as our directors effective upon the completion of this offering.

(4)	Individuals who will become our directors effective upon the completion of this offering.

(5)	Other than executive officers who also are directors.
Summarized below is relevant biographical information covering at least the past five years for each of our current directors, individuals who will become our directors effective upon the completion of this offering, executive officers and other managers.

Directors
Ramesh N. Shah is our Chairman and was appointed to our board of directors on July 14, 2005. Mr. Shah is based in New York. In addition to his role as Chairman of the Board, he mentors our North American sales team and manages key external stakeholder relationships. He is also the interim chief executive officer of our BFSI business unit (excluding WNS Assistance). Prior to WNS, he was the chief executive officer for the Retail Banking division at GreenPoint Bank and has held senior positions at American Express, Shearson and Natwest. Mr. Shah received a Master of Business Administration from Columbia University and a Bachelor of Arts degree from Bates College. The business address for Mr. Shah is 420 Lexington Avenue, Suite 2515, New York, New York 10170, USA.
Neeraj Bhargava is a co-founder of WNS (Holdings) Limited and Group Chief Executive Officer and was appointed to our board of directors on May 17, 2004. Mr. Bhargava is based in Mumbai, India. Mr. Bhargava’s responsibilities as Chief Executive Officer include executing our business strategy and managing the overall performance and growth of our organization. Prior to co-founding WNS (Holdings) Limited in 2002, Mr. Bhargava served as managing partner of eVentures India, a venture fund developing businesses in offshore services. He was also a partner at McKinsey & Company, where he worked in the New York, London and Mumbai offices. He co-authored the 1999 McKinsey-NASSCOM report on the business process outsourcing sector. Mr. Bhargava received a Master of Business Administration from the Stern School of Business, New York University, and a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi University. The business address for Mr. Bhargava is Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli West, Mumbai 400 079, India.
Zubin Dubash is our Group Chief Financial Officer and was appointed to our board of directors on January 26, 2006. Mr. Dubash is based in Mumbai, India. Mr. Dubash’s responsibilities as Chief Financial Officer include finance and accounting, legal and regulatory compliance and risk management. Prior to joining us, Mr. Dubash was an executive director of the Indian Hotels Company Limited (a Tata Group company). Mr. Dubash received a Bachelor of Commerce Degree from Sydenham College, Bombay University in 1979 and a Master of Business Administration from The Wharton School in 1986. He is a member of Institute of Chartered Accountants in England and Wales. Mr. Dubash is also a director of Trent Limited (a Tata Group company). The business address for Mr. Dubash is Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli West, Mumbai 400 079, India.
Pulak Prasad was appointed to our board of directors as a nominee of Warburg Pincus on February 21, 2002. Mr. Prasad joined Warburg Pincus in 1998 and focuses on the firm’s investment activities in India. Previously he was an engagement manager with McKinsey & Company, primarily working with financial institutions and technology companies in India, the US and South Africa. In addition, he worked with Unilever in India. He received a Bachelor of Technology degree from the Indian Institute of Technology, Delhi and a Post Graduate Diploma in Management from the Indian Institute of Management, Ahmedabad. In addition to serving as our director, he is also a director of Bharti Tele-Ventures Limited, Rediff.com India Limited, Venture Infotek Global Private Limited, Sintex Industries Limited and Radhakrishna Foodlands Private Limited. The business address of Mr. Prasad is Warburg Pincus Private Limited, Express Towers, 7th Floor, Nariman Point, Mumbai 400 021, India.
Nitin Sibal was appointed to our board of directors as a nominee of Warburg Pincus on February 21, 2002. Mr. Sibal joined Warburg Pincus in 2000. Prior to joining Warburg Pincus, he was with Goldman Sachs in Singapore. He received a Bachelor of Science degree in Economics from the University of Pennsylvania and a Master of Business Administration from The Wharton School. In addition to serving as our director, he is also a director of Max India Limited and Max Healthcare Institute Limited. The business address of Mr. Sibal is 7th Floor, Express Towers, Nariman Point, Mumbai 400 021, India.
Miriam Strouse was appointed to our board of directors as a nominee of Warburg Pincus on July 3, 2002. Mrs. Strouse joined Warburg Pincus in 2002 and focuses on business process outsourcing and human capital management investing. Previously, Mrs. Strouse was a principal at General Atlantic Partners. Mrs. Strouse also worked as a financial analyst at Credit Suisse First Boston. She received a Bachelor of Arts degree in history and African studies from Trinity College and an Honors diploma in African studies from the

University of Cape Town in South Africa. Mrs. Strouse is also a director of Bridgepoint Education and Tiltgrange Limited. The business address for Mrs. Strouse is Warburg Pincus, 466 Lexington Avenue, 10th Floor, New York, New York 10017, USA.
Jeremy Young was appointed to our board of directors as a nominee of Warburg Pincus on May 5, 2004. Mr. Young held various positions at Baxter Healthcare International, Booz, Allen & Hamilton International and Cellular Transplant/ Cytotherapeutics before he joined Warburg Pincus in 1992. He received a Master of Arts degree in English from Cambridge University and a Master of Business Administration from Harvard Business School. He focuses on business services and is also a director of WP Maverick Ltd, Fibernet Communications and Warburg Pincus Roaming II S.A. The business address for Mr. Young is Warburg Pincus International LLC, Almack House, 28 King Street, St. James, London, SW1Y 6QW, England.
Guy Sochovsky was appointed to our board of directors as a nominee of Warburg Pincus on January 26, 2006. Mr. Sochovsky joined Warburg Pincus in February 2000 and focuses on business services investments. Prior to joining Warburg Pincus, Mr. Sochovsky was with Goldman Sachs in London. He received a Bachelor of Arts, Honors degree in Modern History from Oxford University in 1997. Mr. Sochovsky is also a director of Warburg Pincus Roaming II S.A. The business address for Mr. Sochovsky is Warburg Pincus International LLC, Almack House, 28 King Street, St. James, London, SW1Y 6QW, England.
Timothy Hammond was appointed to our board of directors as a nominee of British Airways on March 1, 2006. Mr. Hammond has been a Senior Manager in Investments and Joint Ventures at British Airways for five years. Prior to joining British Airways, he was the chief financial officer for the e-procurement portal OneSea.com. Before joining OneSea.com, Mr. Hammond worked as an investment banker for 12 years, including two years as a director at Merrill Lynch in New York. He received a Master of Arts degree in Medical Sciences from Cambridge University. The business address for Mr. Hammond is British Airways plc, Waterside, P.O. Box 365, Harmondsworth, Middlesex, UB7 OGB, England.
New Directors
Eric B. Herr will become a member of our board of directors effective upon the completion of this offering. Mr. Herr is based in the United States. He currently serves as the Chairman of the board of directors for Workscape Inc. (since 2005) and as a director of Taleo Corporation (since 2002). He also serves as the Chairman of the audit committee of Taleo Corporation. Previously, Mr. Herr served as Chief Financial Officer of Autodesk, Inc. (1990 to 1997). Mr. Herr received a Master of Arts degree in Economics from Indiana University and a Bachelor of Arts degree in Economics from Kenyon College. The business address for Mr. Herr is P.O. Box 719, Bristol, NH 03222, USA.
Deepak S. Parekh will become a member of our board of directors effective upon the completion of this offering. Mr. Parekh is based in Mumbai, India. He currently serves as the Chairman (since 1993) and Chief Executive Officer of Housing Development Finance Corporation Limited (“HDFC”), a housing finance company in India which he joined in 1978. Mr. Parekh is the non-executive Chairman (since 1998) of one of our clients, GlaxoSmithKline Pharmaceuticals Ltd. Mr. Parekh is also a director on the board of several Indian public companies such as Siemens Ltd. (since 2003), HDFC Chubb General Insurance Co. Ltd. (since 2002), HDFC Standard Life Insurance Co. Ltd. (since 2000), HDFC Asset Management Co. Ltd (since 2000) and The Indian Hotels Co. Ltd. (since 2000). He was a board member of ICI India Ltd (1997 to 2003), National Thermal Power Corporation (2002 to 2003), The Dharamsi Morarji Chemicals Co. Ltd. (1988 to 2003), Pathfinder Investment Co. Pvt. Ltd (1994 to 2004), Automart India Ltd. (2000 to 2002) and Asset Reconstruction Company (I) Ltd. (2002 to 2004). He was awarded the “Businessman of the Year” in 1996 from Business India. Mr. Parekh was also awarded the “Padma Bhushan” in 2006 for his contribution in the field of trade and industry. The “Padma Bhushan” is an award conferred by the President of India and is given for distinguished services in any field. Mr. Parekh received a Bachelor of Commerce degree from the Bombay University and holds a Financial Chartered Accountant degree from England and Wales. The business address for Mr. Parekh is Housing Development Finance Corporation Limited, Ramon House, H.T. Parekh Marg, 169 Backbay Reclamation, Churchgate, Mumbai — 400020, India.

Executive Officers
David Charles Tibble is a co-founder of WNS (Holdings) Limited and Chairman, WNS UK. He is based in the UK and has been instrumental in our development as a business process outsourcing industry leader over the last four years. Mr. Tibble served as our Chairman from 2002 to 2006 and currently mentors our emerging businesses unit. He also manages several critical client and external relationships. Prior to joining us, Mr. Tibble served as Group Finance Director of Hays plc, a FTSE 100 listed outsourcing company in the UK, where he founded and headed their 6,000-person Business Process Outsourcing division which operates in the UK, France, Poland, Holland, India and Sri Lanka. Mr. Tibble is a certified Fellow of the Institute of Chartered Accountants and has a Bachelor of Arts degree in Economics from University of East Anglia. The business address for Mr. Tibble is Ash House, Fairfield Avenue, Staines, Middlesex, TW18 4AN, England.
Anup Gupta serves as Chief Executive Officer of our travel business unit. Mr. Gupta is based in Mumbai, India and has led the establishment of many new initiatives at WNS. Prior to joining our company in 2002, he was a Principal at eVentures India, a News Corp. and SoftBank backed-venture fund, where he developed many companies in the offshore services areas. Previously, Mr. Gupta was a management consultant with Booz Allen & Hamilton where he worked on client engagements in India, Asia and Europe. Mr. Gupta holds a graduate diploma in management from the Indian Institute of Management, Calcutta, and a Bachelors in Technology degree from the Indian Institute of Technology. The business address for Mr. Gupta is Gate 4, Godrej & Boyce Complex, Pirojshanagar, Vikhroli West, Mumbai 400 079, India.
Edwin Donald Harrell joined our company as Executive Vice President for insurance services and has served as the Chief Executive Officer of WNS Assistance since October 2005. Prior to joining our company, Mr. Harrell was a consultant to the insurance business sector and has worked closely with WNS Assistance since 1994. In 2001, Mr. Harrell was part of the team who set up our back-office processing center in India connected on a real-time basis to our UK operation. This process facilitated the integrated functioning of our onshore and offshore teams, resulting in significant savings of processing costs, cycle time and indemnified costs to our clients. Mr. Harrell graduated from Chantry High School, Ipswich, UK. The business address for Mr. Harrell is Ash House, Fairfield Avenue, Staines, Middlesex, TW18 4AN, England.
J.J. Selvadurai serves as Chief Executive Officer of our enterprise services business unit. Mr. Selvadurai is a business process outsourcing industry specialist with over 20 years of experience in offshore outsourcing. He pioneered such services in Sri Lanka and set up and managed many processing centers in the Philippines, India, Pakistan and the UK. Mr. Selvadurai is a certified electronic data management and processing trainer. Prior to joining WNS in 2002, Mr. Selvadurai was Asia Managing Director (Business Process Outsourcing services) of Hays plc, a FTSE 100 B2B services company. Mr. Selvadurai is certified in data management and is a member of the data processing institute. The business address for Mr. Selvadurai is Ash House, Fairfield Avenue, Staines, Middlesex, TW18 4AN, England.
Other Managers
Alan Stephen Dunning is a co-founder of WNS (Holdings) Limited and Managing Director, WNS UK. He is based in the UK and served as the Chief Executive Officer of our travel business unit until recently. Mr. Dunning is currently responsible for managing key client relationships in the travel business unit, apart from focusing on new product development and providing overall leadership to our UK team. Prior to joining us, Mr. Dunning was Managing Director of Speedwing (the British Airways subsidiary that previously owned our business). Mr. Dunning received a Bachelor of Arts degree from Leicester University, UK.
Lyndon Rodrigues serves as Chief Information Officer. Mr. Rodrigues is based in the UK. He is responsible for technology solution design, implementation and our overall technology infrastructure. Prior to joining our company, Mr. Rodrigues was with Citigroup Investments, where he was part of the core team specializing in business process outsourcing transactions in India. Before joining Citigroup, he was with Hays plc’s business process outsourcing division, where he managed solutions design and processes to implement new outsourced business ventures for Hays plc in Asia and Eastern Europe. He received his Bachelor of Science degree in business company systems from the City University, London.

Amit Bhatia serves as Chief Executive Officer of our knowledge services business. Mr. Bhatia is based in Gurgaon, India. Mr. Bhatia has over 15 years of experience managing onshore and offshore research and analytical operations with specialization in business and financial research. Prior to joining WNS, he served as the Country Manager for FreeMarkets Inc. where he was responsible for building and leading the consulting business and offshore operations in India. He also co-founded and led the McKinsey Knowledge Center in New Delhi, the consulting firm’s global knowledge management business servicing McKinsey’s more than 80 offices around the world. Mr. Bhatia has a Bachelors degree in Commerce from Shri Ram College of Commerce, Delhi University and a Masters degree in Finance from The Delhi School of Economics. He is also a qualified Cost & Works accountant.
Board Structure and Compensation
Composition of the Board of Directors
Our board of directors currently consists of nine directors. Pursuant to the terms of an investment agreement among us and certain shareholders described under “Principal and Selling Shareholders,” British Airways has the right to designate one director and Warburg Pincus has the right to designate a majority of the directors to serve on our board of directors. British Airways has the right to designate one director on our board of directors. Warburg Pincus may, in its absolute discretion, invite British Airways to designate an additional director on our board of directors, provided such director is not domiciled in the UK. In addition, British Airways has the right to designate two non-voting board representatives on our board of directors. These board representatives are entitled to attend and speak but not to vote at meetings of our board of directors. This investment agreement will terminate upon the completion of this offering, at which time the contractual right of any shareholder to designate a person to serve on our board of directors will terminate.
We will be deemed to be a “controlled company” under the rules of the NYSE, and we will qualify for the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. However, we do not intend to rely on this “controlled company” exception. Effective upon the completion of this offering, Zubin Dubash, Nitin Sibal, Miriam Strouse and Timothy Hammond will resign as our directors and the appointment of Eric Herr and Deepak Parekh as our directors will become effective. As a result, our board of directors, following the completion of this offering, will consist of seven directors. Messrs. Herr and Parekh satisfy the “independence” requirements of the NYSE rules. We intend to have a majority of independent directors within one year of the completion of this offering.
We adopted an amended and restated Memorandum and Articles of Association on May 22, 2006. This amended and restated Memorandum and Articles of Association will come into effect immediately prior to the completion of this offering. Our amended and restated memorandum and articles of association provide that our board of directors consists of not less than three directors, and such maximum number as our directors may determine from time to time.
All directors hold office until the expiry of their term of office, their resignation or removal from office for gross negligence or criminal conduct by a resolution of our shareholders or until they cease to be directors by virtue of any provision of law or they are disqualified by law from being directors or they become bankrupt or make any arrangement or composition with their creditors generally or they become of unsound mind. Upon the completion of this offering, the term of office of the directors will be divided into three classes:

•	Class I, whose term will expire at the annual general meeting to be held in 2007;

•	Class II, whose term will expire at the annual general meeting to be held in 2008; and

•	Class III, whose term will expire at the annual general meeting to be held in 2009.
At each annual general meeting after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire serve from the time of election until the third annual meeting following election or special meeting held in lieu thereof. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of management of our company.
There are no family relationships among any of our directors or executive officers. The employment agreements governing the services of two of our directors provide for benefits upon termination of employment as described below.
The employment agreement we entered into with Mr. Neeraj Bhargava on March 31, 2002 provides that if Mr. Bhargava’s employment is terminated by us without cause (as defined in the employment agreement), he will be entitled to receive his base salary for a period of 12 months after the date of such termination, in addition to all accrued and unpaid salary, accrued and unused vacation and any unreimbursed expenses. Mr. Bhargava would also be entitled to health benefits during those 12 months to the extent permitted under our health plans.
If Mr. Bhargava’s employment is terminated by reason of his death or disability or by us for cause, he will be entitled to receive all accrued and unpaid salary through the date of such termination, accrued and unused vacation and any unreimbursed expenses. If Mr. Bhargava voluntarily resigns by giving us 30 days’ notice in writing (as provided in the employment agreement), we may, at our discretion, pay him his then current salary and continue benefits for the duration of the unexpired notice period.
We expect to enter into a new three-year employment agreement with Mr. Bhargava which will renew automatically for additional one-year increments, unless either we or Mr. Bhargava elect not to renew the term. Mr. Bhargava will serve as our chief executive officer and will receive compensation, health and other benefits and perquisites commensurate with his position. In addition, Mr. Bhargava will receive a grant of stock options and restricted stock units under his employment agreement that will vest over a three-year period, subject to his continued employment with us.
If Mr. Bhargava’s employment is terminated by us without cause or by Mr. Bhargava for good reason (each as defined in the employment agreement) and Mr. Bhargava executes a general release and waiver of claims against us, subject to his continued compliance with certain non-competition and confidentiality obligations, Mr. Bhargava will be entitled to receive severance payments and benefits from us as follows: (i) 24 months of base salary and healthcare benefits from his date of termination; (ii) a lump sum payment equal to twice his effective target bonus; and (iii) accelerated vesting of the stock options and restricted stock units granted under this employment agreement through the end of the month of termination. If we experience a change of control while Mr. Bhargava is employed under this agreement, all of the stock options and restricted stock units granted to Mr. Bhargava under this employment agreement will vest and the stock options will become exercisable on a fully accelerated basis.
The employment agreement we entered into with Mr. Ramesh Shah on July 14, 2005 provides that if Mr. Shah’s employment is terminated by us without cause (as defined in the employment agreement), he will be entitled to receive his base salary for 12 months after the termination, in addition to all accrued and unpaid salary, earned bonus, accrued and unused vacation and all benefits as set out in the employment agreement.
If Mr. Shah’s employment is terminated by us for cause, he will be entitled to receive all accrued and unpaid salary through the date of such termination. If Mr. Shah voluntarily resigns by giving us a notice in writing of six months (as provided in the employment agreement), he will be entitled to receive his then current salary and continue benefits through the date of his termination of employment.
We expect to enter into a new three-year employment agreement with Mr. Shah which will renew automatically for additional one-year increments, unless either we or Mr. Shah elect not to renew the term. Mr. Shah will serve as our chairman and will receive compensation, health and other benefits and perquisites commensurate with his position. In addition, Mr. Shah will receive a grant of stock options and restricted stock units under his employment agreement that will vest over a three-year period, subject to his continued employment with us.
If Mr. Shah’s employment is terminated by us without cause or by Mr. Shah for good reason (each as defined in the employment agreement) and Mr. Shah executes a general release and waiver of claims against us, subject to his continued compliance with certain non-competition and confidentiality obligations, Mr. Shah will be entitled to receive severance payments and benefits from us as follows: (i) 24 months of base salary and healthcare benefits from his date of termination; (ii) a lump sum payment equal to twice his effective target bonus; and (iii) accelerated vesting of the stock options and restricted stock units granted under this employment agreement through the end of the month of termination. If we experience a change of control while Mr. Shah is employed under this agreement, all of the stock options and restricted stock units granted to Mr. Shah under this employment agreement will vest and the stock options will become exercisable on a fully accelerated basis.
We expect to enter into a new three-year employment agreement with Mr. Dubash which will renew automatically for additional one-year increments, unless either we or Mr. Dubash elect not to renew the term. Mr. Dubash will serve as our chief financial officer and will receive compensation, health and other benefits and perquisites commensurate with his position. In addition, Mr. Dubash will receive a grant of stock options and restricted stock units under his employment agreement that will vest over a three-year period, subject to his continued employment with us.
If Mr. Dubash’s employment is terminated by us without cause or by Mr. Dubash for good reason (each as defined in the employment agreement) and Mr. Dubash executes a general release and waiver of claims against us, subject to his continued compliance with certain non-competition and confidentiality obligations, Mr. Dubash will be entitled to receive severance payments and benefits from us as follows: (i) 24 months of base salary and healthcare benefits from his date of termination; (ii) a lump sum payment equal to twice his effective target bonus; and (iii) accelerated vesting of the stock options and restricted stock units granted under this employment agreement through the end of the month of termination. If we experience a change of control while Mr. Dubash is employed under this agreement, all of the stock options and restricted stock units granted to Mr. Dubash under this employment agreement will vest and the stock options will become exercisable on a fully accelerated basis.
Committees of the Board
Upon the completion of this offering, our board of directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Audit Committee
The audit committee will comprise three directors: Messrs. Eric Herr (Chairman), Deepak Parekh and Guy Sochovsky. Messrs. Herr and Parekh satisfy the “independence” requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend to comply with the Sarbanes-Oxley Act of 2002 and the NYSE rules, which require that the audit committee be composed solely of directors who will satisfy the “independence” requirements of the NYSE rules and Rule 10A-3 of the Exchange Act within one year from the date of this prospectus. The principal duties and responsibilities of our audit committee will be as follows:

•	to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

•	to review and appraise the audit efforts of our independent accountants and exercise ultimate authority over the relationship between us and our independent accountants; and

•	to provide an open avenue of communication among the independent accountants, financial and senior management and the board of directors.
The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties. We anticipate that Mr. Herr will serve as our audit committee financial expert, within the requirements of the rules promulgated by the Commission relating to listed-company audit committees.

Compensation Committee
The compensation committee will comprise three directors: Messrs. Ramesh Shah (Chairman), Eric Herr and Deepak Parekh. We intend to comply with the requirements of the NYSE rules, which require that the compensation committee be composed solely of independent directors within one year of the completion of this offering. The scope of this committee’s duties include determining the compensation of our executive officers and other key management personnel. The compensation committee also approves, allocates and administers the Stock Incentive Plan, reviews performance appraisal criteria and sets standards for and decides on all employee shares options allocations when delegated to do so by our board of directors. In addition, we expect that our compensation committee will also administer our 2006 Incentive Award Plan.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee will comprise three directors: Messrs. Deepak Parekh (Chairman), Eric Herr and Jeremy Young. We intend to comply with the requirements of the NYSE rules, which require that the nominating and corporate governance committee be composed solely of independent directors within one year of the completion of this offering. The principal duties and responsibilities of the nominating and governance committee will be as follows:

•	to assist the board of directors by identifying individuals qualified to become board members and members of board committees, to recommend to the board of directors nominees for the next annual meeting of shareholders, and to recommend to the board of directors nominees for each committee of the board of directors;

•	to monitor our corporate governance structure; and

•	to periodically review and recommend to the board of directors any proposed changes to the corporate governance guidelines applicable to us.
Directors and Executive Compensation
The aggregate compensation we paid our directors and executive officers for fiscal 2006 was $2,765,683, which includes $1,776,215 paid towards salary, $752,057 paid towards bonus and $237,412 for social security, medical and other benefits. The total compensation paid to our most highly compensated executive during fiscal 2006 was $545,730 (of which $365,859 was comprised of salary, $141,750 was comprised of bonus payments and $38,121 was comprised of social security, medical and other benefits). Effective upon the pricing of this offering, certain of our directors and executive officers will be granted 320,000 options and 160,000 restricted share units under the 2006 Incentive Award Plan. The options will be exercisable at the actual public offering price of our ADSs sold in this offering.
Under the 2006 Incentive Award Plan, our independent directors will each receive an option to purchase 14,000 shares initially and an option to purchase 7,000 shares upon reelection to our board of directors at each annual meeting of shareholders thereafter. The options granted to independent directors will be non-qualified options with a per share exercise price equal to 100% of the fair market value of a share on the date that the option is granted. Options granted to independent directors will become exercisable in cumulative annual installments of 33 1/3 % on each of the first, second and third anniversaries of the date of grant.

Outstanding Options
The following table sets forth information concerning options granted to our directors and executive officers which are outstanding as of June 30, 2006. As of June 30, 2006, our directors and executive officers as a group (directly and indirectly) held options under our Stock Incentive Plan to purchase 1,268,334 representing less than 3.2% of our expanded share capital on the following terms:

Number of Ordinary
	Shares Underlying	Exercise Price
Name	Options Outstanding(1)	per Share(2)	Expiration Date

Ramesh N. Shah	250,000	£3.50/ $6.14	July 14, 2015
Neeraj Bhargava	220,001	£1.00/ $1.75	July 1, 2012
	150,000	£1.45/ $2.54	January 1, 2014
	150,000	£3.50/ $6.14	September 1, 2015
Zubin Dubash	200,000	£1.50/ $2.63	September 6, 2014
	75,000	£3.50/ $6.14	September 1, 2015
	20,000	£7.00/ $12.28	February 21, 2016
Pulak Prasad	—	—	—
Nitin Sibal	—	—	—
Miriam Strouse	—	—	—
Jeremy Young	—	—	—
Guy Sochovsky	—	—	—
Timothy Hammond	—	—	—
David Charles Tibble	—	—	—
Anup Gupta	28,000	£1.00/ $1.75	August 1, 2012
	22,000	£1.40/ $2.46	July 18, 2013
	5,000	£3.00/ $5.26	April 11, 2015
	70,000	£3.50/ $6.14	September 1, 2015
	20,000	£7.00/ $12.28	February 21, 2016
Edwin Donald Harrell	25,000	£7.00/ $12.28	February 21, 2016
J.J. Selvadurai	33,333	£1.45/$2.54	January 1, 2014

Note:

(1)	The information in this table excludes the following options and restricted share units to be issued effective upon the pricing of this offering to the following directors and executive officers under the WNS 2006 Incentive Award Plan: Ramesh N. Shah — 115,000 options and 57,500 restricted share units, Neeraj Bhargava — 135,000 options and 67,500 restricted share units, Zubin Dubash — 25,000 options and 12,500 restricted share units, Anup Gupta — 20,000 options and 10,000 restricted share units, Edwin Harrell — 5,000 options and 2,500 restricted share units and J.J. Selvadurai — 20,000 options and 10,000 restricted share units.

(2)	US dollar amounts based on convenience translation of $1.00 = £0.57 as of March 31, 2006.
Employee Benefit Plans
We maintain employee benefit plans in the form of certain statutory and incentive plans covering substantially all of our employees.
Provident Fund
In accordance with Indian law, all of our employees in India are entitled to receive benefits under the Provident Fund, a defined contribution plan to which both we and the employee contribute monthly at a pre-determined rate (currently 12% of the employee’s base salary). These contributions are made to the Government Provident Fund and we have no further obligation under this fund apart from our monthly contributions. We contributed an aggregate of $1.8 million in fiscal 2006, $1.0 million in fiscal 2005 and $0.7 million in fiscal 2004 to the Government Provident Fund.

Gratuity
In accordance with Indian law, we provide for gratuity pursuant to a defined benefit retirement plan covering all of our associates in India. Our gratuity plan provides for a lump sum payment to vested employees on retirement or on termination of employment in an amount based on the employee’s salary and length of service with us. We provide the gratuity benefit through actuarially determined contributions pursuant to a non-participating annuity contract administered and managed by the Life Insurance Corporation of India, or LIC. Under this plan, LIC assumes the obligation to make the gratuity payments to our associates. We contributed an aggregate of $0.2 million, $0.1 million and $0.1 million in fiscal 2006, fiscal 2005 and fiscal 2004, respectively, to LIC (which represented the gratuity cost for the period).
Compensated Absence
Our liability for compensated absences is determined on an actual basis for the entire unused vacation balance standing to the credit of each employee as at year-end and were charged to income in the year in which they accrue.
Stock Incentive Plan
We adopted the 2002 Stock Incentive Plan on July 3, 2002, or the Stock Incentive Plan, to help attract and retain the best available personnel to serve us and our subsidiaries as officers, directors and employees.
Administration. The Stock Incentive Plan is administered by our board of directors, which may delegate its authority to a committee (in either case, the “Administrator”). The Administrator has complete authority, subject to the terms of the Stock Incentive Plan and applicable law, to (1) select the persons who may participate in the Stock Incentive Plan; (2) determine the terms and conditions of any stock options granted under the Stock Incentive Plan, including the number of shares, exercise price, vesting provisions and restrictions applicable to any such stock options; and (3) make all other determinations necessary or advisable for the administration of the Stock Incentive Plan.
Eligibility. Under the Stock Incentive Plan, the Administrator is authorized to grant stock options to our officers, directors and employees, and those of our subsidiaries, subject to the terms and conditions of the Stock Incentive Plan. Eligible officers, directors and employees will be selected to participate in the Stock Incentive Plan in the sole discretion of the Administrator. Certain additional limitations on eligibility apply to certain of our non-US service providers.
Number of Shares Authorized. As of June 30, 2006, an aggregate of 6,082,042 shares of our ordinary shares have been authorized for grant under the Stock Incentive Plan, of which 2,116,266 stock options were issued and exercised and stock options to purchase 3,875,655 ordinary shares were issued and outstanding. Options granted under the Stock Incentive Plan that are forfeited or canceled, settled in cash, that expire or are repurchased by us at the original purchase price shall remain available for future grant under the Stock Incentive Plan.
Stock Options. Stock options vest and become exercisable as determined by the Administrator and set forth in individual stock option agreements, but may not, in any event, be exercised later than ten years after their grant dates. In addition, stock options may be exercised prior to vesting in some cases. Upon exercise, an optionee must tender the full exercise price of the stock option in cash, check or other form acceptable to the Administrator, at which time the stock options are generally subject to applicable income, employment and other withholding taxes. Stock options may, in the sole discretion of the Administrator as set forth in applicable award agreements, continue to be exercisable for a period following an optionee’s termination of service. Shares issued in respect of exercised stock options may be subject to additional transfer restrictions. Any grants of stock options under the Stock Incentive Plan to US participants will be in the form of nonqualified stock options. Optionees, other than optionees who are employees of our subsidiaries in India, are entitled to exercise their stock options for shares or ADSs in the company.
Corporate Transactions. If we engage in a merger or similar corporate transaction, except as may otherwise be provided in an individual award agreement, outstanding stock options will be terminated unless they are assumed by a successor corporation. In addition, the Administrator has broad discretion to adjust the Stock Incentive Plan and any stock options thereunder to account for any changes in our capitalization.
Amendment and Termination. Unless terminated sooner, the Stock Incentive Plan will remain in effect for a period of ten years, continuing through July 2, 2012, after which the Stock Incentive Plan will terminate and no stock options will be granted under the Stock Incentive Plan. Our board of directors may, however, amend, suspend or terminate the Stock Incentive Plan at any time, provided that any such amendment, suspension or termination must not impact any holder of outstanding stock options without such holder’s consent.
Transferability of Stock Options. Each stock option may be exercised during the optionee’s lifetime only by the optionee. No stock option may be sold, pledged, assigned, hypothecated, transferred or disposed of by an optionee other than by express permission of the Administrator (only in the case of employees of non-Indian subsidiaries), by will or by the laws of descent and distribution.
WNS 2006 Incentive Award Plan
We adopted the WNS (Holdings) Limited 2006 Incentive Award Plan, or the 2006 Incentive Award Plan, on June 1, 2006. Awards granted under the 2006 Incentive Award Plan will become effective upon the pricing of this offering, whereupon we will terminate the Stock Incentive Plan described above. Upon termination of the Stock Incentive Plan, the shares that would otherwise have been available for the grant under the Stock Incentive Plan will effectively be rolled over into the 2006 Incentive Award Plan, and any awards outstanding will remain in full force and effect in accordance with the terms of the Stock Incentive Plan.
The purpose of the 2006 Incentive Award Plan is to promote the success and enhance the value of our company by linking the personal interests of the directors, employees and consultants of our company and our subsidiaries to those of our shareholders and by providing these individuals with an incentive for outstanding performance. The 2006 Incentive Award Plan is further intended to provide us with the ability to motivate, attract and retain the services of these individuals.
Shares Available for Awards. Subject to certain adjustments set forth in the 2006 Incentive Award Plan, the maximum number of shares that may be issued or awarded under the 2006 Incentive Award Plan is equal to the sum of (x) 3,000,000 shares, (y) any shares that remain available for grant under the Stock Incentive Plan, and (z) any shares subject to outstanding awards under the Stock Incentive Plan. The maximum number of shares which may be subject to awards granted to any one participant during any calendar year is 500,000 shares and the maximum amount that may be paid to a participant in cash during any calendar year with respect to cash-based awards is $10,000,000. To the extent that an award terminates or is settled in cash, any shares subject to the award will again be available for the grant. Any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any award will not be available for subsequent grant. Except as described below with respect to independent directors, no determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2006 Incentive Award Plan.
Administration. The 2006 Incentive Award Plan is administered by our board of directors, which may delegate its authority to a committee. We anticipate that the compensation committee of our board of directors will administer the 2006 Incentive Award Plan, except that our board of directors will administer the plan with respect to awards granted to our independent directors. The plan administrator will determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, provided that the plan administrator will not have the authority to accelerate vesting or waive the forfeiture of any performance-based awards.
Eligibility. Our employees, consultants and directors and those of our subsidiaries are eligible to be granted awards, except that only employees of our company and our qualifying corporate subsidiaries are eligible to be granted options that are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code.

Awards

•	Options. The plan administrator may grant options on shares. The per share option exercise price of all options granted pursuant to the 2006 Incentive Award Plan will not be less than 100% of the fair market value of a share on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of our outstanding shares unless the exercise price is at least 110% of the fair market value of a share on the date of grant. To the extent that the aggregate fair market value of the shares subject to an incentive stock option become exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified option. The plan administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator (and may involve a cashless exercise of the option). The term of options granted under the 2006 Incentive Award Plan may not exceed 10 years from the date of grant. However, the term of an incentive stock option granted to a person who owns more than 10% of our outstanding shares on the date of grant may not exceed five years.

Under the 2006 Incentive Award Plan, our independent directors will each receive an option to purchase 14,000 shares initially and an option to purchase 7,000 shares upon reelection to our board of directors at each annual meeting of shareholders thereafter. The options granted to independent directors will be non-qualified options with a per share exercise price equal to 100% of the fair market value of a share on the date that the option is granted. Options granted to independent directors will become exercisable in cumulative annual installments of 33 1/3 % on each of the first, second and third anniversaries of the date of grant.

•	Restricted Shares. The plan administrator may grant shares subject to various restrictions, including restrictions on transferability, limitations on the right to vote and/or limitations on the right to receive dividends.

•	Share Appreciation Rights. The plan administrator may grant share appreciation rights representing the right to receive payment of an amount equal to the excess of the fair market value of a share on the date of exercise over the fair market value of a share on the date of grant. The term of share appreciation rights granted may not exceed ten years from the date of grant. The plan administrator may elect to pay share appreciation rights in cash, in shares or in a combination of cash and shares.

•	Performance Shares and Performance Shares Units. The plan administrator may grant awards of performance shares denominated in a number of shares and/or awards of performance share units denominated in unit equivalents of shares and/or units of value, including dollar value of shares. These awards may be linked to performance criteria measured over performance periods as determined by the plan administrator.

•	Share Payments. The plan administrator may grant share payments, including payments in the form of shares or options or other rights to purchase shares. Share payments may be based upon specific performance criteria determined by the plan administrator on the date such share payments are made or on any date thereafter.

•	Deferred Shares. The plan administrator may grant awards of deferred shares linked to performance criteria determined by the plan administrator. Shares underlying deferred share awards will not be issued until the deferred share awards have vested, pursuant to a vesting schedule or upon the satisfaction of any vesting conditions or performance criteria set by the plan administrator. Recipients of deferred share awards generally will have no rights as shareholders with respect to such deferred shares until the shares underlying the deferred share awards have been issued.

•	Restricted Share Units. The plan administrator may grant restricted share units, subject to various vesting conditions. On the maturity date, we will transfer to the participant one unrestricted, fully transferable share for each vested restricted share unit scheduled to be paid out on such date. The plan administrator will specify the purchase price, if any, to be paid by the participant for such shares.

•	Performance Bonus Awards. The plan administrator may grant a cash bonus payable upon the attainment of performance goals based on performance criteria and measured over a performance period determined appropriate by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code may be a performance-based award as described below.

•	Performance-Based Awards. The plan administrator may grant awards other than options and share appreciation rights to employees who are or may be “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for performance-based awards for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. The plan administrator will determine the type of performance-based awards to be granted, the performance period and the performance goals. Generally, a participant will have to be employed by us on the date the performance-based award is paid to be eligible for a performance-based award for any period.
Adjustments. In the event of certain changes in our capitalization, the plan administrator has broad discretion to adjust awards, including without limitation, (i) the aggregate number and type of shares that may be issued under the 2006 Incentive Award Plan, (ii) the terms and conditions of any outstanding awards, and (iii) the grant or exercise price per share for any outstanding awards under such plan to account for such changes. The plan administrator also has the authority to cash out, terminate or provide for the assumption or substitution of outstanding awards in the event of a corporate transaction.
Change in Control. In the event of change in control of our company in which outstanding awards are not assumed by the successor, such awards will generally become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a change in control, the plan administrator may cause any awards outstanding to terminate at a specific time in the future and give each participant the right to exercise such awards during such period of time as the plan administrator, in its sole discretion, determines.
Vesting of Full Value Awards. Full value awards (generally, any award other than an option or share appreciation right) will vest over a period of at least three years (or, in the case of vesting based upon attainment of certain performance goals, over a period of at least one year). However, full value awards that result in the issuance of an aggregate of up to 5% to the total issuable shares under the 2006 Incentive Award Plan may be granted without any minimum vesting periods. In addition, full value awards may vest on an accelerated basis in the event of a participant’s death, disability, or retirement, or in the event of our change in control or other special circumstances.
Non-transferability. Awards granted under the 2006 Incentive Award Plan are generally not transferable.
Termination or Amendment. Unless terminated earlier, the 2006 Incentive Award Plan will remain in effect for a period of ten years from its effective date, after which no award may be granted under the 2006 Incentive Award Plan. With the approval of our board of directors, the plan administrator may terminate or amend the 2006 Incentive Award Plan at any time. However, shareholder approval will be required for any amendment (i) to the extent required by applicable law, regulation or stock exchange rule, (ii) to increase the number of shares available under the 2006 Incentive Award Plan, (iii) to permit the grant of options or share appreciation rights with an exercise price below fair market value on the date of grant, (iv) to extend the exercise period for an option or share appreciation right beyond ten years from the date of grant, or (v) that results in a material increase in benefits or a change in eligibility requirements. Any amendment or termination must not materially adversely affect any participant without such participant’s consent.

RELATED PARTY TRANSACTIONS
We have entered into a master services agreement dated May 20, 2002, with one of our principal shareholders, British Airways. This agreement provides that we will render business process outsourcing services to British Airways and its affiliates as per services level agreements agreed between us and British Airways. The agreement has a term of five years and expires in March 2007, but can be terminated by British Airways upon three months’ notice. In May 2006, we entered into a non-binding letter of intent with British Airways to extend the term of the contract to May 2012, subject to negotiating and entering into a definitive contract. For fiscal 2006, 2005 and 2004, British Airways accounted for $14.7 million, $16.4 million and $16.3 million of our revenue, representing 7.2%, 10.1% and 15.7% of our revenue and representing 9.9%, 16.5% and 32.7% of our revenue less repair payments.
In fiscal 2003, we entered into agreements with certain affiliates of another of our principal shareholders, Warburg Pincus, to provide business process outsourcing services. For fiscal 2006, 2005 and 2004, these affiliates, in the aggregate accounted for $1.6 million, $1.1 million and $0.9 million, representing 0.8%, 0.7% and 0.9% of our revenue and 1.1%, 1.1% and 1.8% of our revenue less repair payments. We have also entered into agreements with certain other affiliates of Warburg Pincus under which we purchase equipment and certain enterprise resource planning services from them. For fiscal 2006, 2005 and 2004, these affiliates in the aggregate accounted for $193,000, $19,000 and $43,000 in expenses.
In fiscal 2004, we entered into an agreement with Flovate Technologies, a company in which Edwin Harrell, one of our executive officers, is a majority shareholder, under which we license certain software. In fiscal 2006, 2005 and 2004, payments by us to Flovate Technologies pursuant to this agreement amounted to $3.1 million, $3.3 million and $2.9 million in the aggregate.
In fiscal 2006, WP International Holdings II LLC, an affiliate of our majority shareholder, Warburg Pincus, extended a loan of £74,783 to our executive officer, Edwin Harrell. The purpose of this loan was to assist Mr. Harrell to finance the purchase of our ordinary shares upon exercise of his stock options. The loan was repaid by Mr. Harrell in April 2006.
In fiscal 2006, WP International Holdings II LLC, an affiliate of our majority shareholder, Warburg Pincus, extended a loan of £139,999 to one of our executive officers, J. J. Selvadurai. The purpose of this loan was to assist Mr. Selvadurai to finance the purchase of our ordinary shares upon exercise of his stock options. The loan was repaid by Mr. Selvadurai in March 2006.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information regarding beneficial ownership of our ordinary shares as of June 30, 2006, and as adjusted to reflect the sale of ADSs in this offering, held by:

•	each person who is known to us to have more than 5.0% beneficial share ownership;

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group;

•	all of our employees as a group; and

•	each selling shareholder.
As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting or to dispose of or direct the sale of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days upon the exercise of any option, warrant or right. Ordinary shares subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding the options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages as of June 30, 2006 are based upon our ordinary shares outstanding as of that date and the amounts and percentages for our ordinary shares after this offering are based upon (i) 39,801,857 ordinary shares to be outstanding immediately after the offering, assuming no exercise of the underwriters’ over-allotment option; and (ii) 39,833,857 ordinary shares to be outstanding immediately after the offering assuming the underwriters’ over-allotment option is exercised in full.

					Shareholding of WNS (Holdings) Limited
					Immediately after the Offering

	Shareholding of WNS		Number of Shares	Number of Shares	Excluding Exercise of		Including Exercise of
	(Holdings) Limited as		sold in the	sold in the	the Over-Allotment		the Over-Allotment
	of June 30, 2006		Offering	Offering	Options		Option
			(excluding	(including
Shareholders’ Name	Shares	Percentage	optional shares)	optional shares)	Shares	Percentage	Shares	Percentage

5% or Greater Beneficial Share Owner
Warburg Pincus (1)	22,856,644	64.70%	—	1,490,000	22,856,644	57.43%	21,366,644	53.64%
466 Lexington Avenue
New York, New York 10017
USA
British Airways plc	5,160,000	14.61%	5,160,000	5,160,000	—	—	—	—
Waterside P.O. Box 365
Harmondsworth, Middlesex
UK
Theodore Agnew (2)	1,956,228	5.54%	1,075,925	1,075,925	880,303	2.21%	880,303	2.21%
85 Gracechurch SV
London EC3V 0AA
UK

						Shareholding of WNS (Holdings) Limited
						Immediately after the Offering

	Shareholding of WNS			Number of Shares	Number of Shares	Excluding Exercise of		Including Exercise of
	(Holdings) Limited as			sold in the	sold in the	the Over-Allotment		the Over-Allotment
	of June 30, 2006			Offering	Offering	Options		Option
				(excluding	(including
Shareholders’ Name	Shares		Percentage	optional shares)	optional shares)	Shares	Percentage	Shares	Percentage

Directors and Executive Officers (3)
Ramesh N. Shah (4)	233,333		0.66%	—	—	233,333	0.58%	233,333	0.58%
Neeraj Bhargava(5)	320,001	(6)	0.90%	—	32,000	320,001	0.80%	288,001	0.72%
Zubin Dubash	66,667	(6)	0.19%	—	—	66,667	0.16%	66,667	0.16%
Pulak Prasad(7)	22,856,644		64.70%	—	1,490,000	22,856,644	57.43%	21,366,644	53.64%
Nitin Sibal(8)	—		—	—	—	—	—	—	—
Miriam Strouse(7)	22,856,644		64.70%	—	1,490,000	22,856,644	57.43%	21,366,644	53.64%
Jeremy Young(7)	22,856,644		64.70%	—	1,490,000	22,856,644	57.43%	21,366,644	53.64%
Guy Sochovsky(8)	—		—	—	—	—	—	—	—
Timothy Hammond (9)	—		—	—	—	—	—	—	—
David Charles Tibble	1,088,182		3.08%	88,182	88,182	1,000,000	2.51%	1,000,000	2.51%
Anup Gupta	51,667	(6)	0.15%	—	—	51,667	0.13%	51,667	0.13%
Edwin Donald Harrell	75,000		0.21%	—	—	75,000	0.19%	75,000	0.19%
J.J. Selvadurai	283,333		0.80%	—	15,000	283,333	0.71%	268,333	0.68%
All our directors and executive officers as a group (ten persons)(10)	24,974,827		69.63%	88,182	1,625,182	24,886,645	62.52%	23,349,645	58.61%
Employees(11)
Employees (excluding our directors and executive officers)	3,495,469		9.52%	130,401	169,401	3,365,068	8.45%	3,326,068	8.34%
Selling Shareholders
Warburg Pincus
466 Lexington Avenue
New York,
New York 10017
USA
Warburg Pincus Private Equity VIII L.P.	11,428,322		32.35%	—	745,000	11,428,322	28.71%	10,683,322	26.82%
Warburg Pincus International Partners, L.P.	10,971,190		31.06%	—	715,200	10,971,190	27.56%	10,255,990	25.75%
Warburg Pincus Netherlands International Partners I, CV	457,132		1.29%	—	29,800	457,132	1.14%	427,332	1.07%

Sub-total	22,856,644		64.70%	—	1,490,000	22,856,644	57.43%	21,366,644	53.64%
British Airways plc	5,160,000		14.61%	5,160,000	5,160,000	—	—	—	—
Waterside
P.O. Box 365
Harmondsworth,
Middlesex
UK
Neeraj Bhargava (5)	320,001	(6)	0.90%	—	32,000	320,001	0.80%	288,001	0.72%
93 Chitrakoot Altamount Road Mumbai 400026 India

					Shareholding of WNS (Holdings) Limited
					Immediately after the Offering

	Shareholding of WNS		Number of Shares	Number of Shares	Excluding Exercise of		Including Exercise of
	(Holdings) Limited as		sold in the	sold in the	the Over-Allotment		the Over-Allotment
	of June 30, 2006		Offering	Offering	Options		Option
			(excluding	(including
Shareholders’ Name	Shares	Percentage	optional shares)	optional shares)	Shares	Percentage	Shares	Percentage

Theodore Agnew(2)	1,956,228	5.54%	1,075,925	1,075,925	880,303	2.21%	880,303	2.21%
85 Gracechurch SV
London EC3V 0AA
UK
Bolton Agnew	391,241	1.11%	215,183	215,183	176,058	0.44%	176,058	0.44%
Oulton Hall Norwich Norfolk NR11 6NY UK
David Charles Tibble	1,088,182	3.08%	88,182	88,182	1,000,000	2.51%	1,000,000	2.51%
Ash House
Fairfield Avenue
Staines
Middlesex TW18 4AN
UK
Vivek Shivpuri	327,149	0.93%	—	14,000	327,149	0.82%	313,149	0.79%
7520, East Placita
Ventana Nayes
Tuscon, Arizona 85750
USA
Amit Gujral	314,696	0.89%	—	10,000	314,696	0.80%	304,696	0.77%
7563, East Placita De
La Vina
Tuscon, Arizona 85750
USA
J.J. Selvadurai	283,333	0.80%	—	15,000	283,333	0.71%	268,333	0.67%
31, The Goffs
Eastbourne,
East Sussex
BN21 1HF
UK
John Walker	130,401	0.37%	130,401	130,401	—	—	—	—
8, Vellyview Drive
Rushmere, St. Andrew
Ipswich, Suffolk
IP4 5UW
UK
Ajay Ratanlal Bohora	50,000	0.14%	50,000	50,000	—	—	—	—
Bohora Park
Gangapur Road
Nashik 422002
India
Nicola Casado	9,333	0.03%	9,333	9,333	—	—	—	—
Calle Constantino
Rodriguez 15 Chalet 6
Pozuelo de Alarcon
28223, Madrid
Spain

Notes:

(1)	The shareholders are Warburg Pincus Private Equity VIII, L.P., or WP VIII, Warburg Pincus International Partners, L.P., or WPIP, and Warburg Pincus Netherlands International Partners I, CV, or WPCV1. Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co., or WP, is the sole general partner of WP VIII, WPIP and WPCV1. WP VIII, WPIP and WPCV1 are managed by Warburg Pincus LLC, or WP LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(2)	Of the 1,956,228 shares held by Theodore Agnew, 1,304,161 are indirectly held via a trust, known as Theodore Agnew Personal Settlement, which is controlled by Theodore Agnew and Bolton Agnew, and the remainder are held directly by Theodore Agnew. The 1,075,925 shares to be sold in this offering will be sold by Theodore Agnew Personal Settlement. Following this offering, Theodore Agnew Personal Settlement will hold 228,263 (0.57%) of our outstanding ordinary shares, assuming no exercise of the underwriters’ over-allotment option and 228,263 (0.57%) assuming the underwriters’ over-allotment option is exercised in full.

(3)	Does not include 160,000 restricted share units to be issued to certain of our directors and executive officers effective upon the pricing of this offering.

(4)	All of the 233,333 shares held by Ramesh Shah are indirectly held via a trust which is controlled by Ramesh Shah.

(5)	Of the options exercisable for 320,001 shares beneficially owned by Neeraj Bhargava, 100,000 options are indirectly held via a trust which is controlled by Neeraj Bhargava, and the remainder are held directly. The 32,000 shares to be sold in this offering assuming exercise of the underwriters’ over- allotment option will be sold by Neeraj Bhargava directly.

(6)	Options exercisable within 60 days of June 30, 2006.

(7)	Pulak Prasad, Miriam Strouse and Jeremy Young, directors of our company, are Managing Directors and members of Warburg Pincus LLC. All shares indicated as owned by Pulak Prasad, Miriam Strouse and Jeremy Young are included because of their affiliation with the Warburg Pincus entities. Pulak Prasad, Miriam Strouse and Jeremy Young disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(8)	Nitin Sibal and Guy Sochovsky are Vice Presidents of Warburg Pincus LLC. Nitin Sibal and Guy Sochovsky do not have voting or investment discretion with respect to the shares of our company held by Warburg Pincus, and therefore they are not deemed to beneficially own such shares.

(9)	Timothy Hammond is a senior manager of British Airways. Timothy Hammond does not have voting or investment discretion with respect to the shares of our company held by British Airways, and therefore he is not deemed to beneficially own such shares.

(10)	Includes the shares beneficially owned by Pulak Prasad, Miriam Strouse and Jeremy Young, nominee directors of Warburg Pincus, because of their affiliation with the Warburg Pincus entities. Pulak Prasad, Miriam Strouse and Jeremy Young disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

(11)	Does not include 64,750 restricted share units to be issued to our employees effective upon the pricing of this offering. See “Management — Outstanding Options.”

As of June 30, 2006, there were approximately 44 holders of our shares, of which 11 (holding 70.65% of our outstanding share capital) had registered addresses in the US.
We entered into an Investment Agreement dated May 8, 2002, or the Investment Agreement, with among others, Warburg Pincus Private Equity VIII, L.P., and its affiliates, plus Warburg Pincus International Partners, L.P., and its affiliates, collectively Warburg Pincus; British Airways and David Charles Tibble, or Mr. Tibble. The Investment Agreement includes terms relating to the purchase of shares of our share capital and matters relating to our control and management. Pursuant to the Investment Agreement, Warburg Pincus acquired 12,040,000 shares of our share capital representing 68.4%, British Airways acquired 5,160,000 of our ordinary shares representing 29.3% and Mr. Tibble acquired 400,000 of our ordinary shares representing 2.3% of our then issued and outstanding share capital. As per the Investment Agreement, British Airways has the right to nominate one director on our board of directors. Warburg Pincus may, in its absolute discretion, invite British Airways to nominate an additional director on our board of directors, provided such director is not domiciled in the UK. In addition, British Airways has the right to appoint two non-voting board representatives on our board of directors. Warburg Pincus has the right at all times to appoint such number of directors to our board of directors as is necessary to maintain a majority. The Investment Agreement will terminate upon the completion of this offering, and the director nomination rights described above will cease to apply upon the completion of this offering. We do not intend to enter into any further investor or shareholders agreements.
In July 2002, Warburg Pincus purchased an additional 10,429,835 shares of our company. In February, May and October 2005, Warburg Pincus purchased an aggregate of 386,809 shares from certain individual shareholders.
We have entered into a Registration Rights Agreement dated May 20, 2002, or the Registration Rights Agreement, pursuant to which we have granted, subject to certain conditions, to our shareholders, Warburg Pincus and British Airways (so long as British Airways holds not less than 20% of our ordinary shares on a fully diluted basis), certain demand registration rights which entitle these shareholders to require us to use our reasonable efforts to prepare and file a registration statement under the Securities Act. Pursuant to the Registration Rights Agreement, we have also granted, subject to certain conditions, to Warburg Pincus and British Airways certain piggy-back registration rights entitling these shareholders to sell their respective ordinary shares in a registered offering of the company. We have agreed to bear the expenses incurred in connection with such registrations, excluding underwriting discounts and commissions and certain shareholder legal fees. We have also agreed, under certain circumstances, to indemnify the underwriters in connection with such registrations. Our shareholders, Warburg Pincus and British Airways, have agreed to indemnify us and the underwriters in connection with any such registrations provided that their obligation to indemnify is limited to the amount of sale proceeds received by them.
Pursuant to the terms of the Registration Rights Agreement, we are prohibited from entering into any merger, consolidation or reorganization in which the company will not be the surviving corporation unless the successor corporation agrees to assume the obligations and duties of the company under the Registration Rights Agreement. We are also prohibited, except with the prior written consent of Warburg Pincus and British Airways, from entering into similar agreements granting registration rights to any shareholder or prospective shareholder. The Registration Rights Agreement expires in May 2007.

DESCRIPTION OF SHARE CAPITAL
General
We were incorporated in Jersey, Channel Islands, as a private limited company (with registered number 82262) on February 18, 2002 pursuant to the 1991 Law.
The address of our share registrar and secretary is Mourant & Co Secretaries Limited at 22 Grenville Street, St. Helier, Jersey JE4 8PX. Our register of members is maintained at 22 Grenville Street, St. Helier, Jersey JE4 8PX. We intend to appoint Capita IRG (Offshore) Limited to replace Mourant & Co Secretaries Limited as our share registrar and secretary after this offering in September 2006 at which time our registered office will be changed to and our share register will be maintained at Victoria Chambers, Liberation Square, 1/3 The Esplanade, St. Helier, Jersey JE2 3QA, Channel Islands.
We converted from a private limited company to a public limited company on January 4, 2006 when we acquired more than 30 shareholders as calculated in accordance with Article 17A of the 1991 Law. We gave notice of this to the Jersey Financial Services Commission, or JFSC, in accordance with Article 17(3) of the 1991 Law on January 12, 2006.
Set forth below are summaries of the provisions of our articles of association which will come into effect immediately prior to the completion of this offering.
Introduction
The rights of shareholders described in this section are available only to persons who hold our certificated shares. Investors who purchase the ADSs will not hold our certificated shares and therefore will not be directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of a Jersey company by the 1991 Law, including, without limitation: the right to receive dividends and the right to attend and vote at shareholders meetings; the rights described in “— Other Jersey Law considerations — Mandatory purchases and acquisitions” and “— Other Jersey Law considerations — Compromises and arrangements,” the right to apply to a Jersey court for an order on the grounds that the affairs of a company are being conducted in a manner which is unfairly prejudicial to the interests of its shareholders; and the right to apply to the JFSC to have an inspector appointed to investigate the affairs of a company. Investors are entitled to receive dividends and to exercise the right to vote in accordance with the deposit agreement. For additional information, see “Description of American Depositary Shares.”
Investors who purchase the ADSs in the offering must look solely to the depositary bank for the payment of dividends, for the exercise of voting rights attaching to the ordinary shares represented by their ADSs and for all other rights arising in respect of the ordinary shares.
Share Capital
The authorized share capital is £5,100,000 divided into 50,000,000 ordinary shares of 10 pence each and 1,000,000 preferred shares of 10 pence each. As of June 30, 2006, 35,328,173 of our ordinary shares are issued and 14,671,827 are available for issue. None of our shares have any redemption rights.
Preferred Shares
Pursuant to Jersey law and our Memorandum and Articles of Association, our board of directors by resolution may establish one or more classes of preferred shares having such number of shares, designations, dividend rates, relative voting rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us.

Capacity
Under the 1991 Law, the doctrine of ultra vires in its application to companies is abolished and accordingly the capacity of a Jersey company is not limited by anything in its memorandum or articles or by any act of its members.
Memorandum and Articles of Association
Our activities are regulated by our Memorandum and Articles of Association. We adopted an amended and restated Memorandum and Articles of Association by special resolution of our shareholders passed on May 22, 2006. This amended and restated Memorandum and Articles of Association will come into effect immediately prior to the completion of this offering. The material provisions of our amended and restated Memorandum and Articles of Association are described herein. In addition to our Memorandum and Articles of Association, our activities are regulated by (among other relevant legislation) the 1991 Law. Our Memorandum of Association states our company name, that we are a public company, that we are a par value company, our authorized share capital and that the liability of our shareholders is limited to the amount (if any) unpaid on their shares. Below is a summary of some of the provisions of our Articles of Association. It is not, nor does it purport to be, complete or to identify all of the rights and obligations of our shareholders.
Changes in Capital or our Memorandum and Articles of Association
Subject to the 1991 Law and our Articles of Association, we may by special resolution at a general meeting:

•	increase our authorized or paid up share capital;

•	consolidate and divide all or any part of our shares into shares of a larger amount;

•	sub-divide all or any part of our shares into shares of smaller amount than is fixed by our memorandum of association;

•	convert any of our issued or unissued shares into shares of another class;

•	convert all our issued par value shares into no par value shares and vice versa;

•	convert any of our paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

•	convert any of our issued limited shares into redeemable shares which can be redeemed;

•	cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;

•	reduce our issued share capital; or

•	alter our Memorandum or Articles of Association.
General meetings of shareholders
We may at any time convene general meetings of shareholders. We hold an annual general meeting for each fiscal year. Under the 1991 Law, no more than eighteen months may elapse between the date of one annual general meeting and the next.
Annual general meetings and meetings calling for the passing of a special resolution require 21 days’ notice of the place, day and time of the meeting in writing to our shareholders. Any other general meeting requires no less than 14 days’ notice in writing. Our directors may, at their discretion, and upon a request made in accordance with the 1991 Law by shareholders holding not less than one tenth of our total voting rights our directors shall, convene a general meeting. Our business may be transacted at a general meeting only when a quorum of shareholders is present. Two shareholders entitled to attend and to vote on the business to be transacted (or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder) and holding shares conferring not less than one-third of the total voting rights, constitute a quorum provided that if at any time all of our issued shares are held by one shareholder, such quorum shall consist of the shareholder present in person or by proxy.
The annual general meetings deal with and dispose of all matters prescribed by our Articles of Association and by the 1991 Law including:

•	the consideration of our annual financial statements and report of our directors and auditors;

•	the election of directors (if necessary);

•	the appointment of auditors and the fixing of their remuneration;

•	the sanction of dividends; and

•	the transaction of any other business of which notice has been given.
We have not held an annual general meeting since our incorporation in 2002. Failure to hold an annual general meeting is an offence by our company and its directors under the 1991 Law and carries a potential fine of up to £5,000 for our company and each director. Our representative in Jersey has communicated to the Registrar of Companies in Jersey regarding our failure to hold annual general meetings. The Registrar of Companies has advised that if we held an annual general meeting as soon as practicable, it would not initiate a prosecution against us or our directors. We held an extraordinary general meeting on May 22, 2006 which will be treated as, so far as practicable, our annual general meetings for the years 2003, 2004 and 2005.
Voting rights
Subject to any special terms as to voting on which any shares may have been issued or may from time to time be held, at a general meeting, every shareholder who is present in person (including any corporation present by its duly authorized representative) shall on a show of hands have one vote and every shareholder present in person or by proxy shall on a poll have one vote for each share of which he is a holder. In the case of joint holders only one of them may vote and in the absence of election as to who is to vote, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.
A shareholder may appoint any person (whether or not a shareholder) to act as his proxy at any meeting of shareholders (or of any class of shareholders) in respect of all or a particular number of the shares held by him. A shareholder may appoint more than one person to act as his proxy and each such person shall act as proxy for the shareholder for the number of shares specified in the instrument appointing the person a proxy. If a shareholder appoints more than one person to act as his proxy, each instrument appointing a proxy shall specify the number of shares held by the shareholder for which the relevant person is appointed his proxy. Each duly appointed proxy has the same rights as the shareholder by whom he was appointed to speak at a meeting and vote at a meeting in respect of the number of shares held by the shareholder for which the relevant proxy is appointed his proxy.
For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or in order to make a determination of shareholders for any other proper purpose, our directors may fix in advance a date as the record date for any such determination of shareholders.
Shareholder resolutions
An ordinary resolution requires the affirmative vote of a simple majority (i.e., more than 50%) of our shareholders entitled to vote in person (or by corporate representative in case of a corporate entity) or by proxy at a general meeting.
A special resolution requires the affirmative vote of a majority of not less than two-thirds of our shareholders entitled to vote in person (or by corporate representative in the case of a corporate entity) or by proxy at a general meeting.

Our articles prohibit the passing of shareholder resolutions by written consent to remove an auditor or to remove a director before the expiry of his term of office.
Dividends
Subject to the provisions of the 1991 Law and of the Articles of Association, we may, by ordinary resolution, declare dividends to be paid to shareholders according to their respective rights and interests in our profits available for distribution. However, no dividend shall exceed the amount recommended by our directors.
Subject to the provisions of the 1991 Law, we may declare and pay an interim dividend or dividends, including a dividend payable at a fixed rate, if an interim dividend or dividends appears to us to be justified by our profits available for distribution.
Except as otherwise provided by the rights attached to any shares, all dividends shall be declared and paid according to the amounts paid up (as to both par and any premium) otherwise than in advance of calls, on the shares on which the dividend is paid. All dividends unclaimed for a period of ten years after having been declared or become due for payment shall, if we so resolve, be forfeited and shall cease to remain owing by us.
We may, with the authority of an ordinary resolution, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares or debentures of any other company, or in any one or more of those ways.
We may also with the prior authority of an ordinary resolution, and subject to such conditions as we may determine, offer to holders of shares the right to elect to receive shares, credited as fully paid, instead of the whole, or some part, to be determined by us, of any dividend specified by the ordinary resolution.
For the purposes of determining shareholders entitled to receive a dividend or distribution, our directors may fix a record date for any such determination of shareholders. A record date for any dividend or distribution may be on or at any time before any date on which such dividend or distribution is paid or made and on or at any time before or after any date on which such dividend or distribution is declared.
Ownership limitations
Our Articles of Association and the 1991 Law do not contain limits on the number of shares that a shareholder may own.
Transfer of shares
Every shareholder may transfer all or any of his shares by instrument of transfer in writing in any usual form or in any form approved by us. The instrument must be executed by or on behalf of the transferor and, in the case of a transfer of a share which is not fully paid up, by or on behalf of the transferee. The transferor is deemed to remain the holder until the transferee’s name is entered in the register of shareholders.
We may, in our absolute discretion and without giving any reason, refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless:

•	it is in respect of a share which is fully paid up;

•	it is in respect of only one class of shares;

•	it is in favor of a single transferee or not more than four joint transferees;

•	it is duly stamped, if so required; and

•	it is delivered for registration to our registered office for the time being or another place that we may from time to time determine accompanied by the certificate for the shares to which it relates and any other evidence as we may reasonably require to prove the right of the transferor or person renouncing to make the transfer or renunciation.

Share register
We maintain our register of members in Jersey. It is open to inspection during business hours by shareholders without charge and by other persons upon payment of a fee not exceeding £5. Any person may obtain a copy of our register of members upon payment of a fee not exceeding £0.50 per page and providing a declaration under oath as required by the 1991 Law.
Variation of rights
If at any time our share capital is divided into different classes of shares, the special rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be varied or abrogated with the consent in writing of the holders of the majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a separate meeting of the holders of shares of that class, but not otherwise. To every such separate meeting all the provisions of our Articles of Association and of the 1991 Law relating to general meetings or to the proceedings thereat shall apply, mutatis mutandis, except that the necessary quorum shall be two persons holding or representing at least one-third in nominal amount of the issued shares of that class but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those holders who are present in person shall be a quorum.
The special rights conferred upon the holders of any class of shares issued with preferred or other special rights shall be deemed to be varied by the reduction of the capital paid up on such shares and by the creation of further shares ranking in priority thereto, but shall not (unless otherwise expressly provided by our Articles or by the conditions of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking after or pari passu therewith. The rights conferred on holders of ordinary shares shall be deemed not to be varied by the creation, issue or redemption of any preferred or preference shares.
Capital calls
We may, subject to the provisions of our Articles of Association and to any conditions of allotment, from time to time make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) provided that (except as otherwise fixed by the conditions of application or allotment) no call on any share shall be payable within 14 days of the date appointed for payment of the last preceding call, and each member shall (subject to being given at least 14 clear days’ notice specifying the time or times and place of payment) pay us at the time or times and place so specified the amount called on his shares.
If a member fails to pay any call or installment of a call on or before the day appointed for payment thereof, we may serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest (at a rate not exceeding ten per cent. per annum to be determined by us) which may have accrued and any expenses which may have been incurred by us by reason of such non-payment. The notice shall name a further day (not earlier than fourteen days from the date of service thereof) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time and at the place appointed, the shares on which the call was made will be liable to be forfeited.
Borrowing powers
Our Articles of Association contain no restrictions on our power to borrow money or to mortgage or charge all or any part of our undertaking, property and assets.
Issue of shares and preemptive rights
Subject to the provisions of the 1991 Law and to any special rights attached to any shares, we may allot or issue shares with those preferred, deferred or other special rights or restrictions regarding dividends, voting, return of capital or other matters as our directors from time to time determine. We may issue shares that are redeemable or are liable to be redeemed at our option or the option of the holder in accordance with our

Articles of Association. Subject to the provisions of the 1991 Law, the unissued shares at the date of adoption of our Articles of Association and shares created thereafter shall be at the disposal of our directors. We cannot issue shares at a discount to par value. Securities, contracts, warrants or other instruments evidencing any preferred shares, option rights, securities having conversion or option rights or obligations may also be issued by the directors without the approval of the shareholders or entered into by us upon a resolution of the directors to that effect on such terms, conditions and other provisions as are fixed by the directors, including, without limitation, conditions that preclude or limit any person owning or offering to acquire a specified number or percentage of shares in us in issue, other shares, option rights, securities having conversion or option rights or obligations of us or the transferee of such person from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights or obligations.
There are no pre-emptive rights for the transfer of our shares either within the 1991 Law or our Articles of Association. Immediately after the issue of ordinary shares and ADSs as contemplated by this prospectus, assuming that the underwriters’ over-allotment option is exercised in full, 10,166,143 ordinary shares from our authorized share capital described above will be available for allotment and issue.
Directors’ powers
Our business shall be managed by the directors who may exercise all of the powers that we are not by the 1991 Law or our Articles of Association required to exercise in a general meeting. Accordingly, the directors may (among other things) borrow money, mortgage or charge all of our property and assets (present and future) and issue securities.
Meetings of the board of directors
A director may, and the secretary on the requisition of a director shall, at any time, summon a meeting of the directors by giving to each director and alternate director not less than twenty-four hours’ notice of the meeting provided that any meeting may be convened at shorter notice and in such manner as each director or his alternate director shall approve provided further that unless otherwise resolved by the directors notices of directors’ meetings need not be in writing.
Subject to our Articles of Association our board of directors may meet for the conducting of business, adjourn and otherwise regulate its proceedings as it sees fit. The quorum necessary for the transaction of business may be determined by the board of directors and unless otherwise determined shall be three persons, each being a director or an alternate director of whom two shall not be executive directors. Where more than three directors are present at a meeting, a majority of them must not be executive directors in order for the quorum to be constituted at the meeting. A duly convened meeting of the board of directors at which a quorum is present is necessary to exercise all or any of the board’s authorities, powers and discretions.
Our board of directors may from time to time appoint one or more of their number to be the holder of any executive office on such terms and for such periods as they may determine. The appointment of any director to any executive office shall be subject to termination if he ceases to be a director. Our board of directors may entrust to and confer upon a director holding any executive office any of the powers exercisable by the directors, upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
Remuneration of directors
Our directors shall be entitled to receive by way of fees for their services as directors any sum that we may, by ordinary resolution in general meeting from time to time determine. That sum, unless otherwise directed by the ordinary resolution by which it is voted, shall be divided among the directors in the manner that they agree or, failing agreement, equally. The remuneration (if any) of an alternate director shall be payable out of the remuneration payable to the director appointing him as may be agreed between them.

The directors shall be repaid their traveling and other expenses properly and necessarily expended by them in attending meetings of the directors or members or otherwise on our affairs.
If any director shall be appointed agent or to perform extra services or to make any special exertions, the directors may remunerate such director therefor either by a fixed sum or by commission or participation in profits or otherwise or partly one way and partly in another as they think fit, and such remuneration may be either in addition to or in substitution for his above mentioned remuneration.
Directors’ interests in contracts
Subject to the provisions of the 1991 Law, a director may hold any other office or place of profit under us (other than the office of auditor) in conjunction with his office of director and may act in a professional capacity to us on such terms as to tenure of office, remuneration and otherwise as we may determine and, provided that he has disclosed to us the nature and extent of any of his interests which conflict or may conflict to a material extent with our interests at the first meeting of the directors at which a transaction is considered or as soon as practical after that meeting by notice in writing to the secretary or has otherwise previously disclosed that he is to be regarded as interested in a transaction with a specific person, a director notwithstanding his office (1) may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested, (2) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested and (3) shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
Restrictions on directors’ voting
A director, notwithstanding his interest, may be counted in the quorum present at any meeting at which any contract or arrangement in which he is interested is considered and, subject as provided above, he may vote in respect of any such contract or arrangement. A director, notwithstanding his interest, may be counted in the quorum present at any meeting at which he is appointed to hold any office or place of profit under us, or at which the terms of his appointment are arranged, but the director may not vote on his own appointment or the terms thereof or any proposal to select that director for re-election.
Number of directors
Our board shall determine the maximum and minimum number of directors provided that the minimum number of directors shall be not less than three.
Directors’ appointment, resignation, disqualification and removal
Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors (other than initially) is elected for a three-year term of office but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of management of our company. Our board of directors shall have power (unless they determine that any vacancy should be filled by us in general meeting) at any time and from time to time to appoint any person to be a director, either to fill any vacancy or as an addition to the existing directors. A vacancy for these purposes only will be deemed to exist if a director dies, resigns, ceases or becomes prohibited or disqualified by law from acting as a director, becomes bankrupt or enters into an arrangement or composition with his creditors, becomes of unsound mind or is removed by us from office for gross negligence or criminal conduct by ordinary resolution. A vacancy for these purposes will not be deemed to exist upon the expiry of the term of office of a director. At any general meeting at which a director retires or at which a director’s period of office expires we shall elect, by ordinary resolution of the general meeting, a director to fill the vacancy, unless our directors resolve to reduce the number of directors in office. Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors and an absolute majority of the votes cast shall not be a pre-requisite to the election of such directors.
The directors shall hold office until they resign, they cease to be a director by virtue of a provision of the 1991 Law, they become disqualified by law or the terms of our Articles of Association from being a director, they become bankrupt or make any arrangement or composition with their creditors generally or they become of unsound mind or they are removed from office by us for gross negligence or criminal conduct by ordinary resolution in general meeting.
A director is not required to hold any of our shares.
Capitalization of profits and reserves
Subject to our Articles of Association, we may, upon the recommendation of our directors, by ordinary resolution resolve to capitalize any of our undistributed profits (including profits standing to the credit of any reserve account), any sum standing to the credit of any reserve account as a result of the sale or revaluation of an asset (other than goodwill) and any sum standing to the credit of our share premium account or capital redemption reserve.
Any sum which is capitalized shall be appropriated among our shareholders in the proportion in which such sum would have been divisible amongst them had the same been applied in paying dividends and applied in (1) paying up the amount (if any) unpaid on the shares held by the shareholders, or (2) issuing to shareholders, fully paid shares (issued either at par or a premium) or (subject to our Articles of Association) our debentures.
Unclaimed dividends
Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall, if the directors so resolve, be forfeited and cease to remain owing by us and shall thenceforth belong to us absolutely.
Indemnity, limitation of liability and officers liability insurance
In so far as the 1991 Law allows and to the fullest extent permitted thereunder, we may indemnify any person who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative including, without limitation, any proceeding by or in the right of ours to procure a judgment in our favor, but excluding any proceeding brought by such person against us or any affiliate of ours by reason of the fact that he is or was an officer, secretary, servant, employee or agent of ours, or is or was serving at our request as an officer, secretary, servant, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the indemnified person in connection with such proceeding, provided always that this right is permitted by the 1991 Law.
Subject to the 1991 Law, we may enter into contracts with any officer, secretary, servant, employee or agent of ours and may create a trust fund, grant a security interest, make a loan or other advancement or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in the indemnity provisions in our Articles of Association.
Our directors are empowered to arrange for the purchase and maintenance in our name and at our expense of insurance cover for the benefit of any current or former officer of ours, our secretary and any current or former agent, servant or employee of ours against any liability which is incurred by any such person by reason of the fact that he is or was an officer of ours, our secretary or an agent, servant or employee of ours.

Subject to the 1991 Law, the right of indemnification, loan or advancement of expenses provided in our Articles of Association is not exclusive of any other rights to which a person seeking indemnification may otherwise be entitled, under any statute, memorandum or articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of our Articles of Association inure for the benefit of the heirs and legal representatives of any person entitled to indemnity under our Articles of Association and are applicable to proceedings commenced or continuing after the adoption of our Articles of Association whether arising from acts or omissions occurring before or after such adoption.
If any provision or provisions of our Articles of Association relative to indemnity are held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired; and (ii) to the fullest extent possible, the provisions of our Articles of Association relative to indemnity shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Nothing in our Articles of Association prohibits us from making loans to officers, our secretary, servants, employees or agents to fund litigation expenses prior to such expenses being incurred.
Distribution of assets on a winding-up
Subject to any particular rights or limitations attached to any shares, if we are wound up, our assets available for distribution among our shareholders shall be applied first in repaying to our shareholders the amount paid up (as to both par and any premium) on their shares respectively, and if such assets shall be more than sufficient to repay to our shareholders the whole amount paid up (as to both par and any premium) on their shares, the balance shall be distributed among our shareholders in proportion to the amount which at the time of the commencement of the winding up had been actually paid up (as to both par and any premium) on their shares respectively.
If we are wound up, we may, with the approval of a special resolution and any other sanction required by the 1991 Law, divide the whole or any part of our assets among our shareholders in specie and our liquidator or, where there is no liquidator, our directors, may, for that purpose, value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders. Similarly, with the approval of a special resolution and subject to any other sanction required by the 1991 Law, all or any of our assets may be vested in trustees for the benefit of our shareholders.
Other Jersey Law considerations
Purchase of own shares
The 1991 Law provides that we may, with the sanction of a special resolution, purchase any of our shares which are fully paid, pursuant to a contract approved in advance by the shareholders. No shareholder whose shares we propose to purchase is entitled to vote on the resolutions sanctioning the purchase or approving the purchase contract.
We may fund the purchase of our own shares out of our distributable profits or out of the proceeds of a new issue of shares made specifically for this purpose (or out of a combination of both). If the shares are to be purchased at a premium to their nominal value, we may fund the premium out of our share premium account, our distributable profits or the proceeds of a new issue of shares made specifically for this purpose (or a combination of those sources).
We cannot purchase our shares if, as a result of such purchase, only redeemable shares would be in issue. Any shares that we purchase must be cancelled.
Mandatory purchases and acquisitions
The 1991 Law provides that where a person (which we refer to as the “offeror”) makes an offer to acquire all of the shares (or all of the shares of any class of shares) in a company (other than any shares already held by the offeror at the date of the offer), if the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90 per cent. in value of the shares (or class of shares) to which the offer relates, the offeror by notice may compulsorily acquire the remaining shares. A holder of any such shares may apply to the Jersey court for an order that the offeror not be entitled to purchase the holder’s shares or that the offeror purchase the holder’s shares on terms different to those of the offer.
Where, prior to the expiry of the offer period, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90 per cent. in value of all of the shares of the target company, the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may require the offeror to acquire those shares. In such circumstances, each of the offeror and the holder of the shares are entitled to apply to the Jersey court for an order that the offeror purchase the holder’s shares on terms different to those of the offer.
Compromises and arrangements
Where a compromise or arrangement is proposed between a company and its creditors, or a class of them, or between the company and its shareholders, or a class of them, the Jersey court may on the application of the company or a creditor or member of it or, in the case of a company being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the shareholders of the company or class of shareholders (as the case may be), to be called in a manner as the court directs.
If a majority in number representing 3/4ths in value of the creditors or class of creditors, or shareholders or class of shareholders (as the case may be), present and voting either in person or by proxy at the meeting agree to a compromise or arrangement, the compromise or arrangement, if sanctioned by the court, is binding on all creditors or the class of creditors or on the shareholders or class of shareholders, and also on the company or, in the case of a company in the course of being wound up, on the liquidator and contributories of the company.
No pre-emptive rights
Neither our Articles of Association nor the 1991 Law confers any pre-emptive rights on our shareholders.
No mandatory offer requirements
In some countries, the trading and securities legislation contains mandatory offer requirements when shareholders have reached certain share ownership thresholds. There are no mandatory offer requirements under Jersey legislation.
Non-Jersey Shareholders
There are no limitations imposed by Jersey law or by our Articles of Association on the rights of non-Jersey shareholders to hold or vote on our ordinary shares or securities convertible into our ordinary shares.
Rights of Minority Shareholders
Under Article 141 of the 1991 Law, a shareholder may apply to court for relief on the ground that our affairs are being conducted or have been conducted in a manner which is unfairly prejudicial to the interests of our shareholders generally or of some part of our shareholders (including at least the shareholder making the application) or that an actual or proposed act or omission by us (including an act or omission on our behalf) is or would be so prejudicial. What amounts to unfair prejudice is not defined in the 1991 Law. There may also be common law personal actions available to our shareholders.
Under Article 143 of the 1991 Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the 1991 Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.
Jersey Law and our Memorandum and Articles of Association
The content of our Memorandum and Articles of Association reflect the requirements of the 1991 Law. Jersey company law draws very heavily from company law in England and there are various similarities between the

1991 Law and the English Companies Act 1985 (as amended). However, the 1991 Law is considerably more limited in content than the English Companies Act 1985 and there are some notable differences between English and Jersey company law. There are, for example, no provisions under Jersey law (as there are under English law):

•	controlling possible conflicts of interests between us and our directors, such as loans by us or directors, and contracts between us and our directors other than a duty on directors to disclose an interest in any transaction to be entered into by us or any of our subsidiaries which to a material extent conflicts with our interest;

•	specifically requiring particulars to be shown in our accounts of the amount of loans to officers or directors’ emoluments and pensions, although these would probably be required to be shown in our accounts in conformity to the requirement that accounts must be prepared in accordance with generally accepted accounting principles;

•	requiring us to file details of charges other than charges of Jersey realty; or

•	as regards statutory preemption provisions in relation to further issues of shares.
Comparison of Jersey Law and Delaware Law
Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Jersey law:

Corporate Law Issue	Delaware Law	Jersey Law

Special Meetings of Shareholders	Shareholders of a Delaware corporation generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.	Under the 1991 Law, directors shall, notwithstanding anything in a Jersey company’s articles of association, call a general meeting on a shareholders’ requisition. A shareholders’ requisition is a requisition of shareholders holding not less than one-tenth of the total voting rights of the shareholders of the company who have the right to vote at the meeting requisitioned.

Failure to call an annual general meeting in accordance with the requirements of the 1991 Law is a criminal offense on the part of a Jersey company and its directors. The JFSC may, on the application of any officer, secretary or shareholder call, or direct the calling of, an annual general meeting.

Interested Director Transactions	Interested director transactions are not voidable if (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by	A director of a Jersey company who has an interest in a transaction entered into or proposed to be entered into by the company or by a subsidiary which conflicts or may conflict with the interests of the company and of which the

Corporate Law Issue	Delaware Law	Jersey Law

	the affirmative vote of a majority of the disinterested directors, (ii) the material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the shareholders.	director is aware, must disclose the interest to the company. Failure to disclose an interest entitles the company or a member to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit. A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed. Without prejudice to its power to order that a director account for any profit, a court shall not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith thereunder would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	Delaware law does not require that a Delaware corporation provide for cumulative voting. However, the certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.	There are no provisions in the 1991 Law relating to cumulative voting.

Approval of Corporate Matters by Written Consent	Unless otherwise specified in a Delaware corporation’s certificate of incorporation, action required or permitted to be taken by shareholders at an annual or special meeting may be taken by shareholders without a meeting, without notice and without a vote, if consents, in writing, setting forth the action, are signed by	Insofar as the memorandum or articles of a Jersey company do not make other provision in that behalf, anything which may be done at a meeting of the company (other than remove an auditor) or at a meeting of any class of its shareholders may be done by a resolution in writing signed by or on behalf of each

Corporate Law Issue	Delaware Law	Jersey Law

	shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated. No consent is effective unless, within 60 days of the earliest dated consent delivered to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation.	shareholder who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting. A resolution shall be deemed to be passed when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution.

Business Combinations	With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.	A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the Articles of Association of the company require, by the shareholders in general meeting. A merger between two or more Jersey companies must be documented in a merger agreement which must be approved by special resolution of each of the companies merging.

Limitations on Directors Liability	A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, shares repurchases or shares barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under US federal securities laws.	The 1991 Law does not contain any provisions permitting Jersey companies to limit the liability of directors for breach of fiduciary duty.

Any provision, whether contained in the articles of association of, or in a contract with, a Jersey company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company is void (subject to what is said below).

Corporate Law Issue	Delaware Law	Jersey Law

Indemnification of Directors and Officers	A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.	The prohibition referred to above does not apply to a provision for exempting a person from or indemnifying the person against (a) any liabilities incurred in defending any proceedings (whether civil or criminal) (i) in which judgment is given in the person’s favor or the person is acquitted, (ii) which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or (iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings, (b) any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company, (c) any liability incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the 1991 Law in which relief is granted to the person by the court or (d) any liability against which the company normally maintains insurance for persons other than directors.

Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu	The 1991 Law does not confer upon shareholders any appraisal rights.

Corporate Law Issue	Delaware Law	Jersey Law

of the consideration the shareholder would otherwise receive in the transaction.

Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under Article 141 of the 1991 Law, a shareholder may apply to court for relief on the ground that a company’s affairs are being conducted or have been conducted in a manner which is unfairly prejudicial to the interests of its shareholders generally or of some part of its shareholders (including at least the shareholder making the application) or that an actual or proposed act or omission by the company (including an act or omission on its behalf) is or would be so prejudicial. There may also be common law personal actions available to shareholders.
Under Article 143 of the 1991 Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the 1991 Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.	The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles or in general meeting impose, but so that not less than two hours in each business day be allowed

Corporate Law Issue	Delaware Law	Jersey Law

for inspection) be open to the inspection of a shareholder or director of the company without charge.

Amendments to Charter	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation; a provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.	The Memorandum and Articles of Association of a Jersey company may only be amended by special resolution (being a two-thirds majority) passed by shareholders in general meeting or by written resolution signed by all the shareholders entitled to vote.
Listing
We have applied for our ADSs to be listed on the NYSE under the trading symbol “WNS.”
Governance Standards for Listed Companies
We are subject to the NYSE listing standards, although, because we are a foreign private issuer, those standards are considerably different from those applied to US companies. Under the NYSE rules, we need to only (i) establish an independent audit committee that has specified responsibilities; (ii) provide prompt certification by our chief executive officer of any material non-compliance with any corporate governance rules of the NYSE; (iii) provide periodic (annual and interim) written affirmations to the NYSE with respect to our corporate governance practices, and (iv) provide a brief description of significant differences between our corporate governance practices and those followed by US companies.
We will be deemed to be a “controlled company” under the rules of the NYSE, and we will qualify for the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. However, we do not intend to rely on this “controlled company” exception. The NYSE listing standards permit companies listing in conjunction with their initial public offering to meet the majority independent board requirement within one year of listing and to phase in their independent audit, compensation and nomination committees by requiring one independent member at the time of listing, a majority of independent members within 90 days of listing and fully independent committees within one year of listing. Effective upon the completion of this offering, Mr. Eric Herr and Mr. Deepak Parekh will become members of our board of directors and they will serve on each of our audit committee, compensation committee and nominating and corporate governance committee. Each of Messrs. Herr and Parekh satisfy the “independence” requirements of the NYSE listing standards and the “independence” requirements of Rule 10A-3 of the Exchange Act. Accordingly, upon the completion of this offering, each of our committees will comprise a majority of independent members. We intend to have a majority independent board and fully independent committees within a year of the completion of this offering.
Transfer Agent and Registrar
The transfer agent and registrar for our ADSs will be Deutsche Bank Trust Company Americas.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
Deutsche Bank Trust Company Americas (“Deutsche Bank”) has agreed to act as the depositary bank for the American Depositary Shares. Deutsche Bank’s depositary offices are located at 60 Wall Street, New York, New York 10005. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is State Street Bank and Trust Company, located at One Canada Square, Canary Wharf, London, E14 5AF, United Kingdom.
We will appoint Deutsche Bank as depositary bank pursuant to a deposit agreement. A draft copy of the deposit agreement is on file with the Commission under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and via the Commission’s website, www.sec.gov.
We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of the ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.
Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Jersey, which may be different from the laws in the US.
As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
Dividends and Distributions
As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for distribution to the holders, subject to the applicable laws and regulations, if any, of Jersey.

Distributions of Ordinary Shares
Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (for example, the US securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of new ADSs.
The depositary bank will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	we fail to deliver satisfactory documents to the depositary bank; or

•	it is not reasonably practicable to distribute the rights.
The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution.
If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Other Distributions
Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
The depositary bank will not distribute the property to you and will sell the property if:

•	we do not timely request that the property be distributed to you or if we ask that the property not be distributed to you;

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the shares on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into US dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be redeemed will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Ordinary Shares
The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
If permitted under applicable law, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you obtain all necessary government approvals and pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.
The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
If you are permitted to make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares;

•	the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.
If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by US and Jersey law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
You will have the right to withdraw the securities represented by your ADSs at any time except:

•	during temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	when obligations to pay fees, taxes and similar charges are due; and

•	when restrictions are imposed because of laws or regulations applicable to ADSs or the withdrawal of the securities on deposit.
The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Voting Rights
As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Memorandum and Articles of Association — Voting rights.”
At our request, the depositary bank will send to you by mail or electronic transmission any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.
If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote or cause the custodian to vote the shares represented by the holder’s ADSs in accordance with such voting instructions.
Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and by the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Securities for which no voting instructions have been received will not be voted. In addition, the depositary bank is not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.
Fees and Charges
As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs	Up to $0.05 per ADS issued
Cancellation of ADSs	Up to $0.05 per ADS canceled
Distribution of ADSs	Up to $0.05 per ADS issued
Distribution of cash dividends or other cash distribution	Up to $0.02 per ADS held
Annual servicing fee (payable only to the extent no fee for the distribution of cash dividends or other cash distribution is payable)	Currently no fee, but may in future be up to $0.02 per ADS held
As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into US dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).
We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank will provide you with a copy of its latest fee schedule without charge upon request.
Amendments and Termination
We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders not less than 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. For example, any amendments or supplements which are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing any fees or charges you may be required to pay, will not be considered to materially prejudice any of your substantial rights.
You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except in order to comply with applicable law).
We have the right to direct the depositary bank to terminate the deposit agreement, in which case the depositary bank will give notice to you at least 90 days prior to termination. The depositary bank may also terminate the agreement if it has told us that it would like to resign or we have removed the depositary bank and we have not appointed a new depositary bank within 90 days; in such instances, the depositary bank will give notice to you at least 30 days prior to termination.

Upon termination, the following will occur under the deposit agreement:

•	For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six months’ period the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such six months’ period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.
Books of Depositary
The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement. The depositary bank shall have no liability to us or the holders of the ADSs in the absence of gross negligence or willful misconduct.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Articles of Association or Memorandum of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Articles of Association or Memorandum of Association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
Pre-Release Transactions
The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The depositary bank may limit the aggregate size of pre-release transactions and impose a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.
Taxes
You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
The depositary bank may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
The depositary bank will arrange for the conversion of all foreign currency received into US dollars if such conversion is practicable, and it will distribute the US dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•	hold the foreign currency (without liability for interest) for the applicable holders.

SHARES AVAILABLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our ordinary shares or ADSs. We cannot make any prediction as to the effect, if any, that sales of ordinary shares or ADSs or the availability of ordinary shares or ADSs for sale will have on the market price of our ADSs. The market price of our ADSs could decline because of the sale of a large number of ordinary shares or ADSs or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our securities. See “Risk Factors — Risks Related to this Offering — Substantial future sales of our shares or ADSs in the public market could cause our ADS price to fall.”
Sale of Restricted Shares
Upon the completion of this offering, we will have 39,801,857 ordinary shares outstanding, including ordinary shares represented by ADSs assuming the underwriters do not exercise their option to purchase additional ADSs (or 39,833,857 ordinary shares if the underwriters exercise their option in full). The 11,202,708 ADSs sold in this offering (or 12,763,708 ADSs if the underwriters exercise their option in full) representing such number of outstanding ordinary shares will be freely tradable in the US under the Securities Act, except that any ADSs purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The remaining 28,599,149 ordinary shares (or 27,070,149 ordinary shares if the underwriters exercise their option in full) may be sold in the United States only if registered or if they qualify for an exemption from registration under the Securities Act, including Rule 144, Rule 144(k) or Rule 701 or Regulation S. The ordinary shares outstanding after the offering may be deposited with the depositary and, subject to the terms of the deposit agreement, ADSs representing these ordinary shares will be issued.
Immediately following the completion of this offering, the holders of approximately 34,662 ordinary shares will be entitled to dispose of their ordinary shares if registered or if they qualify for an exemption from registration under the Securities Act. Upon the expiration of the 180-day “lock-up” period described below, holders of 28,564,487 ordinary shares will be entitled to dispose of their shares if registered or if they qualify for an exemption from registration under the Securities Act. An additional 1,946,228 ordinary shares will be issuable upon exercise of options that are currently outstanding and will be vested and exercisable within 60 days after June 30, 2006.
Rule 144
In general, pursuant to Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding ordinary shares (including ordinary shares represented by ADSs) or the average weekly trading volume of ordinary shares (including ordinary shares represented by ADSs) or the average weekly trading volume of reported through the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company.
Rule 144(k)
Pursuant to Rule 144(k) under the Securities Act, any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares or ADSs for at least two years (including any immediately prior period of ownership holders who are also not our affiliates), would be entitled to sell these shares or ADSs without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

Rule 701
Securities issued in reliance on Rule 701 under the Securities Act are also restricted and may be sold by shareholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.
Options/ Equity Awards
We intend to file a registration statement under the Securities Act to register approximately 6,965,776 ordinary shares reserved for issuance or sale under our equity incentive plans. As of June 30, 2006, there were options outstanding under our Stock Incentive Plan to purchase a total of 3,875,655 ordinary shares, of which 1,946,228 options to purchase ordinary shares were exercisable within 60 days. Shares issued upon the exercise of share options after the effective date of this registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.
Lock-up Agreements
We, each of our selling shareholders, our continuing directors, our executive officers, our employee shareholders and certain of our other shareholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of the prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•	request or demand that we file a registration statement related to the ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ordinary shares or ADSs;
whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares or ADSs to the underwriters;

•	transactions by any person other than us relating to share, ADSs or other securities acquired in open market transactions after the completion of this offering of the ordinary shares or ADSs;
and, subject to the recipient of shares or ADSs agreeing to abide by the restrictions described in this paragraph, these restrictions do not apply to:

•	the issuance by us of shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the issuance by us of shares, or options to purchase shares, pursuant to our Stock Incentive Plan or our 2006 Incentive Award Plan;

•	the issuance by us of shares in connection with our acquisition of or merger with or into any other company (provided that the amount of shares issued in connection with any such transaction does not in the aggregate exceed 10% of our total shares outstanding at the time of this offering);

•	the filing by us of any registration statement on Form S-8 relating to the offering of securities pursuant to the terms of a stock incentive plan in effect on the date of the underwriting agreement;

•	transfers by a selling shareholder of shares or any security convertible into shares as a bona fide gift; and

•	distributions by a selling shareholder of shares or any security convertible into shares to limited partners or stockholders of the selling shareholder.

The 180-day lock-up period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs;, or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up, the lock-up will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided that in the case of clause (2) above, if no earnings results are released during the 16-day period, the lock-up will terminate on the last day of the 16-day period.
Morgan Stanley & Co. International Limited, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Immediately following the completion of this offering, shareholders subject to lock-up agreements will hold 28,564,487 ordinary shares representing approximately 71.8% of our then outstanding ordinary shares, or 27,035,487 ordinary shares representing approximately 67.9% if the underwriters exercise their option to purchase additional ADSs in full.

TAXATION
The following summary of the material Jersey and US federal income tax consequences of an investment in the ordinary shares and ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, and does not deal with all possible tax consequences relating to an investment in the ordinary shares and ADSs, such as the tax consequences under State, local and other (for example, non-Jersey, non-US federal) tax laws. Accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of an investment in the ordinary shares and ADSs. To the extent that the discussion relates to matters of Jersey tax law, it is the opinion of Mourant du Feu & Jeune, our Jersey counsel. To the extent that the discussion relates to matters of US federal income tax law, it is the opinion of Latham & Watkins LLP, our special US counsel.
Jersey Tax Consequences
General
The following summary of the anticipated tax treatment in Jersey in relation to the payments on the ordinary shares is based on the taxation law and practice in force at the date of this prospectus, and does not constitute legal or tax advice and prospective investors should be aware that the relevant fiscal rules and practice and their interpretation may change. We encourage you to consult your own professional advisors on the implications of subscribing for, buying, holding, selling, redeeming or disposing of ordinary shares and the receipt of interest and distributions, whether or not on a winding-up, with respect to the ordinary shares under the laws of the jurisdictions in which they may be taxed.
We are an “exempt company” within the meaning of Article 123A of the Income Tax (Jersey) Law, 1961, as amended, for the calendar year ending December 31, 2006. We will be required to pay an annual exempt company charge, which is currently £600, in respect of each subsequent calendar year during which we wish to continue to have “exempt company” status. The retention of “exempt company” status is conditional upon the Comptroller of Income Tax being satisfied that no Jersey resident has a beneficial interest in us, except as permitted by published concessions granted by the Comptroller from time to time. The Comptroller of Income Tax has indicated that where more than ten persons are beneficially interested in an exempt company, a holding by Jersey residents of less than 10% of the share capital shall not be treated as a beneficial interest. The Comptroller of Income Tax has confirmed to us that no holding of ADSs held by Jersey residents will be treated as a beneficial interest in shares which would cause us to lose our “exempt company” status.
As an “exempt company,” we will not be liable for Jersey income tax other than on Jersey source income, except by concession bank deposit interest on Jersey bank accounts. For so long as we are an “exempt company,” payments in respect of the shares will not be subject to any taxation in Jersey, unless the shareholder is resident in Jersey, and no withholding in respect of taxation will be required on those payments to any holder of shares.
On June 3, 2003, the European Union, or the EU, Council of Economic and Finance Ministers reached political agreement on the adoption of a Code of Conduct on Business Taxation. Jersey is not a member of the EU; however, the Policy & Resources Committee of the States of Jersey has announced that, in keeping with Jersey’s policy of constructive international engagement, it intends to propose legislation to replace the Jersey exempt company regime by January 1, 2008 with a general zero rate of corporate tax.
Currently, there is no double tax treaty or similar convention between the US and Jersey.
As part of an agreement reached in connection with the EU Savings Tax Directive income in the form of interest payments, and in line with steps taken by other relevant third countries, Jersey introduced with effect from July 1, 2005 a retention tax system in respect of payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State by a paying agent established in Jersey (the terms “beneficial owner” and “paying agent” are defined in the EU Savings Tax Directive). The retention tax system applies for a transitional period prior to the implementation of a system of automatic communication to EU Member States of information regarding such payments. The transitional period will only end after all EU Member States apply automatic exchange of information and EU Member States unanimously agree that the

US has committed to exchange of information upon request. During this transitional period, such an individual beneficial owner resident in an EU Member State is entitled to request a paying agent not to retain tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident.
The retention tax system and disclosure arrangements are implemented by means of bilateral agreements with each of the EU Member States, the Taxation (Agreements with European Union Member States) (Jersey) Regulations 2005 and Guidance Notes issued by the Policy & Resources Committee of the States of Jersey. Based on these provisions and the current practice of the Jersey tax authorities, dividend distributions to shareholders and income realized by shareholders in a Jersey company upon the sale, refund or redemption of shares do not constitute interest payments for the purposes of the retention tax system and therefore neither a Jersey company nor any paying agent appointed by it in Jersey is obliged to levy retention tax in Jersey under these provisions in respect thereof. However, the retention tax system could apply in the event that an individual resident in an EU Member State, otherwise receives an interest payment in respect of a debt claim (if any) owed by a company to the individual.
Taxation of Dividends
Under existing Jersey law, provided that the ordinary shares and ADSs are not held by, or for the account of, persons resident in Jersey for income tax purposes, payments in respect of the ordinary shares and ADSs, whether by dividend or other distribution, will not be subject to any taxation in Jersey and no withholding in respect of taxation will be required on those payments to any holder of our ordinary shares or ADSs.
Shareholders who are resident in Jersey for Jersey income tax purposes suffer deduction of tax on payment of dividends by us at the standard rate of Jersey income tax for the time being in force.
Taxation of Capital Gains and Estate and Gift Tax
Under current Jersey law, there are no death or estate duties, capital gains, gift, wealth, inheritance or capital transfer taxes. No stamp duty is levied in Jersey on the issue or transfer of ordinary shares or ADSs. In the event of the death of an individual sole shareholder, duty at rates of up to 0.75% of the value of the ordinary shares or ADSs held may be payable on the registration of Jersey probate or letters of administration which may be required in order to transfer or otherwise deal with ordinary shares or ADSs held by the deceased individual sole shareholder.
US Federal Income Taxation
The following discussion describes the material US federal income tax consequences to US Holders (defined below) under present law of an investment in the ADSs or ordinary shares. This summary applies only to US Holders that hold the ADSs or ordinary shares as capital assets and that have the US dollar as their functional currency. This discussion is based on the tax laws of the US as in effect on the date of this prospectus and on US Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
The following discussion does not address the tax consequences to any particular investor or to persons in special tax situations, such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	real estate investment trusts;

•	regulated investment companies;

•	US expatriates;

•	persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding ADSs or ordinary shares through partnerships or other pass-through entities.
In particular, it is noted that we are a “controlled foreign corporation” for US federal income tax purposes, and therefore, if you are a US shareholder owning 10% or more of our voting stock directly, indirectly and/or under the applicable attribution rules, the US federal income tax consequences to you of owning our ADSs or ordinary shares may be significantly different than those described below in several respects. If you own 10% or more of our voting stock directly, indirectly and/or under the applicable attribution rules, you should consult your own tax advisors regarding the US federal income tax consequences of your investment in our ADSs or ordinary shares.
PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL AND NON-US TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs OR ORDINARY SHARES.
The discussion below of the US federal income tax consequences to “US Holders” will apply if you are a beneficial owner of ADSs or ordinary shares and you are, for US federal income tax purposes:

•	a citizen or resident of the US;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the US, any State thereof or the District of Columbia;

•	an estate whose income is subject to US federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the US and the control of one or more US persons or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person.
If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will depend on your status and the activities of the partnership.
The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for US federal income tax purposes.
Dividends
Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to the ADSs or ordinary shares (including the amount of any taxes withheld therefrom) will be includable in your gross income in the year received (or deemed received) as dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under US federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds our current or accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the ADSs or ordinary shares (thereby increasing the amount of any gain or decreasing the amount of any loss realized on the subsequent sale or disposition of such ADSs or ordinary shares) and thereafter as capital gain. However, we do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, a US Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. No dividends received deduction will be allowed for US federal income tax purposes with respect to dividends paid by us. With respect to non-corporate US Holders, including individual US Holders, for taxable years beginning before January 1, 2011, dividends should be “qualified dividend income,” which is taxed at the lower applicable capital gains rate provided that (1) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, (2) certain holding period requirements are met and (3) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the US. Under IRS authority, common shares, or ADSs representing such shares, are considered to be readily tradable on an established securities market in the US if they are listed on the NYSE, as our ADSs are expected to be. You should consult your own tax advisors regarding the availability of the lower rate for dividends paid with respect to ADSs or ordinary shares.
The amount of any distribution paid in pounds sterling will be equal to the US dollar value of such pounds sterling on the date such distribution is received by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, regardless of whether the payment is in fact converted into US dollars at that time. Gain or loss, if any, realized on the sale or other disposition of such pounds sterling will be US source ordinary income or loss, subject to certain exceptions and limitations. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.
Subject to the source of income discussion below, for foreign tax credit purposes, dividends distributed by us with respect to ADSs or ordinary shares will constitute foreign source income. However, for periods in which 50% or more of our shares are actually or constructively owned by US Holders, it is possible that certain portions of dividends paid by us could be treated as income from sources within the United States, depending on whether 10% or more of our income is treated for US tax purposes as income from sources within the US. You are urged to consult your tax advisors regarding the foreign tax credit limitation and source of income rules with respect to distributions on the ADSs or ordinary shares.
Sale or Other Disposition of ADSs or Ordinary Shares
Subject to the passive foreign investment company rules discussed below, upon a sale or other disposition of ADSs or ordinary shares, you will recognize a capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realized and your tax basis in such ADSs or ordinary shares. If the consideration you receive for the ADSs or ordinary shares is not paid in US dollars, the amount realized will be the US dollar value of the payment received. The US dollar value of such a payment will be determined on the date of receipt of payment if you are a cash basis taxpayer and on the date of disposition if you are an accrual basis taxpayer. However, if the ADSs or ordinary shares are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the US dollar value of the amount realized in a foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. Your initial tax basis in your ADSs or ordinary shares will equal the cost of such ADSs or ordinary shares, as applicable. If you use foreign currency to purchase ADSs or ordinary shares, the cost of the ADSs or ordinary shares, as applicable, will be the US dollar value of the foreign currency purchase price on the date of purchase. However, if the ADSs or ordinary shares are treated as traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the US dollar value of the cost of such ADSs or ordinary shares, as applicable, by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. Subject to certain exceptions and limitations, any such gain or loss will be US source gain or loss and will be treated as long-term capital gain or loss, if your holding period in the ADSs or ordinary shares exceeds one year. Subject to the passive foreign investment company rules discussed below and other limitations, if you are a non-corporate US Holder, including an individual US Holder, any long-term capital gain will be subject to US federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.
Passive Foreign Investment Company
A non-US corporation is considered a PFIC, for any taxable year if either

•	at least 75% of its gross income is passive income, or

•	under the PFIC asset test at least 50% of the value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income.
We will be treated as owning our proportionate share of the assets and our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Based on our current and anticipated operations and composition of our assets, we do not expect to be a PFIC in our future taxable years, although we can make no assurances in this regard. However, the application of the PFIC asset test in respect of our current taxable year is uncertain because we currently are a CFC and the application of the PFIC asset test to a CFC in respect of its taxable year in which it becomes publicly traded after its first quarter is not clear.
If a CFC is a “publicly traded corporation” for the taxable year, the asset test is applied based on the value of its assets. Otherwise, the asset test is applied based on the adjusted bases of its assets as determined for the purposes of computing earnings and profits under US tax principles. In both cases, the determination is made on the basis of a quarterly average. It is not clear, however, how the asset test should be applied to a CFC in respect of its taxable year in which it becomes a publicly traded corporation after the first quarter. We will be a CFC for our current taxable year ending on March 31, 2007, and are expected to become a publicly traded corporation sometime during our second quarter. As a result, it is not clear how the asset test will apply to us in respect of our current tax year. If the asset test must be applied entirely based on the adjusted bases of our assets during our current taxable year (the least favorable interpretation of the asset test), our PFIC status would largely depend on how, and how quickly, we use the cash that we raise in this offering. However, if a more favorable interpretation of the asset test can be applied (for example, if the value of our assets can be used for this purpose for at least the quarters during which our ADSs are traded on the NYSE), we believe that we would not be a PFIC in respect of our current taxable year, regardless of how and when we use the offering proceeds.
It may be reasonable for US Holders to adopt a more favorable interpretation of the asset test for purposes of determining and reporting the US federal income tax consequences of their investment in the ADSs or ordinary shares, although US Holders should consult their own tax advisers regarding the reasonableness of this position. US Holders also should note that the IRS could seek to apply the least favorable interpretation of the asset test. We will notify US Holders regarding whether we believe that we would be a PFIC for our current taxable year under the least favorable interpretation of that test (unless there is IRS or other official guidance supporting a more favorable interpretation) promptly after the end of our current taxable year.
If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules,

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge normally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or ordinary shares cannot be treated as capital, even if you hold the ADSs or ordinary shares as capital assets.
In addition, if we are a PFIC, to the extent any of our subsidiaries are also PFICs, you may be deemed to own shares in such subsidiaries that are directly or indirectly owned by us in that proportion which the value of the shares you own so bears to the value of all of our shares, and may be subject to the adverse tax consequences described above with respect to the shares of such subsidiaries that you would be deemed to own.
If we are a PFIC, you may avoid taxation under the rules described above by making a “qualified electing fund” election to include your share of our income on a current basis, provided that we agree to furnish you annually with certain tax information. However, we do not presently intend to prepare or provide such information.
Alternatively, if the ADSs are “marketable stock” (as defined below), you can avoid taxation under the unfavorable PFIC rules described above in respect of the ADSs by making a mark-to-market election in respect of the ADSs by the due date (determined with regard to extensions) for your tax return in respect of your first taxable year during which we are treated as a PFIC. If you make a mark-to-market election for the ADSs or ordinary shares, you will include in income in each of your taxable years during which we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares as of the close of your taxable year over your adjusted basis in such ADSs or ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ADSs or ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or ordinary shares. Your basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. Further, distributions would be taxed as described above under “— Dividends,” except that the preferential dividend rates with respect to “qualified dividend income” would not apply. You will not be required to recognize mark-to-market gain or loss in respect of your taxable years during which we were not at any time a PFIC.
The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange, including the NYSE, or other market, as defined in the applicable US Treasury regulations. We expect that the ADSs will be listed on the NYSE and consequently, if you hold ADSs the mark-to-market election would be available to you, provided that the ADSs are traded in sufficient quantities. US Holders of ADSs or ordinary shares should consult their own tax advisors as to whether the ADSs or ordinary shares would qualify for the mark-to-market election.
You also generally can make a “deemed sale” election in respect of any time we cease being a PFIC, in which case you will be deemed to have sold, at fair market value, your ADSs or ordinary shares (and shares of our PFIC subsidiaries, if any, that you are deemed to own) on the last day of our taxable year immediately prior to our taxable year in respect of which we are not a PFIC. If you make this deemed sale election, you generally would be subject to the unfavorable PFIC rules described above in respect of any gain realized on such deemed sale, but as long as we are not a PFIC for future years, you would not be subject to the PFIC rules for those future years.
If you hold ADSs or ordinary shares in any year in which we are a PFIC, you would be required to file IRS Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares. You should consult your own tax advisors regarding the potential application of the PFIC rules to your ownership of ADSs or ordinary shares and the elections discussed above.
US Information Reporting and Backup Withholding
Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a US Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

UNDERWRITING
Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. International Limited, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of ADSs indicated below:

Number of
Name	ADSs

Morgan Stanley & Co. International Limited
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
UBS Securities LLC

Total	11,202,708

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below. Morgan Stanley & Co. International Limited will offer ADSs in the US through its registered broker dealers in the US.
The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                per ADS under the public offering price. Any underwriter may allow, and such dealer may allow, a concession not in excess of $                per ADS to other underwriters or to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.
Certain of the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,561,000 additional ADSs at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table. Assuming an initial public offering price of $19.00 per ADS, the midpoint of the estimated range of the initial public offering price, if the underwriters’ option is exercised in full, the total price to the public would be $242.5 million, the total underwriters’ discounts and commissions would be $15.8 million, total proceeds to us would be $79.5 million and total proceeds to the selling shareholders would be $147.3 million. If the underwriters’ option is not exercised, the total price to the public would be $212.9 million, the total underwriters’ discounts and commissions would be $13.8 million, total proceeds to us would be $79.5 million and total proceeds to the selling shareholders would be $119.5 million. However, the amount of net proceeds that we actually receive from this offering may change depending on final offering size and price per ADS. See ‘’Use of Proceeds” for the sensitivity analysis with respect to such changes.
The underwriting discounts and commissions have been determined by negotiations among us, the selling shareholders and the representatives and are a percentage of the offering price to the public. Among the factors considered in determining the discounts and commissions were the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions.
We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5.6 million, including registration fees of $0.2 million, printing and delivery expenses of approximately $0.4 million, directors and officers insurance premiums related to this offering of approximately $0.6 million, accounting and legal professional fees of approximately $4.0 million and other expenses of approximately $0.4 million. The selling shareholders are paying the underwriting discounts and commissions relating to the shares they are selling, and we are bearing the other expenses of this offering described above.
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs offered by them.
We have applied for our ADSs to be approved for listing on the NYSE under the symbol “WNS.”
We, each of the selling shareholders, our continuing directors, our executive officers, our employee shareholders and certain of our other shareholders have agreed that, without the prior written consent of Morgan Stanley & Co. International Limited on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or ADSs, or any securities convertible into or exercisable or exchangeable for shares or ADSs;

•	request or demand that we file a registration statement related to the ordinary shares or the ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares or ADSs;
whether any such transaction described above is to be settled by delivery of shares, ADSs or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

•	the sale of shares or ADSs to the underwriters; or

•	transactions by any person other than us relating to shares, ADSs or other securities acquired in open market transactions after the completion of the offering of the ADSs;
and, subject to the recipient of shares or ADSs agreeing to abide by the restrictions described in this paragraph, these restrictions do not apply to:

•	the issuance by us of shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•	the issuance by us of shares, or options to purchase shares, pursuant to our Stock Incentive Plan or our 2006 Incentive Award Plan;

•	the issuance by us of shares in connection with our acquisition of or merger with or into any other company (provided that the amount of shares issued in connection with any such transaction does not in the aggregate exceed 10% of our total shares outstanding at the time of this offering);

•	the filing by us of any registration statement on Form S-8 relating to the offering of securities pursuant to the terms of a stock incentive plan in effect on the date of the underwriting agreement;

•	transfers by a selling shareholder of shares or any security convertible into shares as a bona fide gift; and

•	distributions by a selling shareholder of shares or any security convertible into shares to limited partners or stockholders of the selling shareholder.
The 180-day lock-up period is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up, the lock-up will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided that in the case of clause (2) above, if no earnings results are released during the 16-day period, the lock-up will terminate on the last day of the 16-day period.
In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, the underwriters are not required to engage in these activities, and may end any of these activities at any time.
From time to time, certain of the underwriters have provided, and continue to provide, investment banking and other services to us, our affiliates and employees, for which they have received and continue to receive customary fees and commissions.
We have provided and continue to provide, and may in the future additionally provide, services to affiliates of certain of the underwriters, in the ordinary course of our business.
Affiliated investment funds of Citigroup Global Markets Inc., one of our underwriters, beneficially own indirectly approximately 1% of our ordinary shares through investments in one of our shareholders who is selling shares in this offering. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated holds a non-voting equity interest in Warburg Pincus Partners, LLC, the general partner of Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P., principal shareholders of our company.
We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
The address of Morgan Stanley & Co. International Limited is 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The address of Deutsche Bank Securities Inc. is 60 Wall Street, New York, New York 10005, USA. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is 4 World Financial Center, North Tower, New York, New York 10080, USA. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, New York, New York 10013, USA. The address of UBS Securities LLC is 299 Park Avenue, New York, New York 10171, USA.
Pricing of the Offering
Prior to this offering, there has been no public market for the shares or the ADSs. The initial public offering price will be determined by negotiations among us, the selling shareholders and the representatives of the underwriters. Among the factors considered in determining the initial public offering price will be the future prospects of our company and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company. An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.
Electronic Offer, Sale and Distribution of ADSs
In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. intend to allocate a limited number of ADSs for sale to its online brokerage customers. An electronic prospectus will be available on the Internet websites maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. Other than the prospectus in electronic format, the information on the websites of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. is not part of this prospectus.
Selling Restrictions
No action has been taken in any jurisdiction (except in the US) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us, the selling shareholders or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
Australia. This prospectus is not a disclosure under Chapter 6D of the Corporations Act 2001 (Cth), or the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the ADSs under this prospectus is only made to persons to whom it is lawful to offer the ADSs without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any ADSs sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
Canada. The distribution of the ADSs in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory registration and prospectus exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the ADSs.
European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, has not made and will not make an offer of the ADSs to the public in that Relevant Member State other than an offer contemplated in a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADSs to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Morgan Stanley & Co. International Limited, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.
provided that no such offer of ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of the ADSs to the public” in relation to any of the ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
The European Economic Area selling restriction is in addition to any other selling restrictions set forth in this prospectus.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any ADSs under, the offers contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a)	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of Morgan Stanley & Co. International Limited, Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated has been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Directive as having been made to such persons.
For the purposes of this representation, the expression an “offer” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.
France. No offer or sale of the ADSs is being made, directly or indirectly, to the public in France and only qualified investors (Investisseurs Qualifiés) as defined in and in accordance with Article L.411-2 of the French Code Monétaire et Financier, as amended, and Decree no. 98-880 dated 1 October 1998, as amended, acting for their own account, are eligible to accept the offering relating to the ADSs. This prospectus or any other offering material relating to the Global Offering has not been and shall not be distributed to the public in France. This prospectus has not been submitted to the clearance of the Autorité des marchés financiers.

Hong Kong. Each underwriter:

(a)	has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of the ADSs other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)	has not issued or does not have in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the ADSs, which is directed at or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect of the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
Italy. The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, (i) sales of the ADSs in the Republic of Italy shall be effected in accordance with all Italian securities, tax and other applicable laws and regulations; and (ii) the ADSs have not been offered, sold or delivered, and will not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs have not been distributed in the Republic of Italy unless such offer, sale or delivery of the ADSs or distribution of copies of this prospectus or other documents relating to the ADSs in the Republic of Italy is to qualified investors (operatori qualificati), as defined by Articles 25 and 31(2) of CONSOB Regulation no. 11522 of 1 July 1998 as subsequently modified (Regulation 11522), except for individuals referred to in Article 31(2) of Regulation 11522 who exercise administrative, managerial or supervisory functions at a registered securities dealing firm (a Società di Intermediazione Mobiliare, or SIM), management companies (società di gestione del risparmio) authorized to manage individual portfolios on behalf of third parties and fiduciary companies authorized to manage individual portfolios pursuant to Article 60(4) of Legislative Decree no. 415 of 23 July 1996 and copies of this prospectus may not be reproduced or redistributed or passed on, directly or indirectly, to any other person or published in whole or in part. Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus in Italy must be made solely by entities which are duly authorized to conduct such activities in Italy and must be in full compliance with the provisions contained in Legislative Decree no. 58 of 24 February 1998, Legislative Decree no. 385 of 1 September 1993 and any other applicable laws and regulations and possible requirements or limitations which may be imposed by the Italian competent authorities.
Japan. The ADSs may not be offered or sold, directly or indirectly, in Japan or to, or for the account of, any resident of Japan. As used in this paragraph, “resident of Japan” means any person residing in Japan, including any corporation or other entity organized under the laws of Japan.
Jersey. Each underwriter has not offered or sold, and will not offer or sell, directly or indirectly, in Jersey or for the account of any resident in Jersey, any of the ADSs.
Korea. Each underwriter has not offered or sold, and will not offer or sell, directly or indirectly, in South Korea or to or for the account of any resident of South Korea, any of the ADSs acquired in connection with the distribution contemplated by the underwriting agreement except:

•	in accordance with any exemption from the registration requirements of the Korean Securities and Exchange Law, and

•	in compliance with applicable provisions of South Korean law, including, without limitation, the Foreign Exchange Transaction Law and Regulations.
The Netherlands. The ADSs may not be offered in the Netherlands other than (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, (iii) to any legal entity which and any natural person who has asked to be considered as a professional market party and is registered pursuant to the Dutch Exemption Regulation (Vrijstellingsregeling Wte 1995), and (iv) in any other circumstances which do not require the publication of a prospectus pursuant to the Dutch Exemption Regulation.
People’s Republic of China. The ADSs are not, and will not be, offered or sold, directly or indirectly, in the PRC (excluding Hong Kong for the purposes of this paragraph).
Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(lA), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	by operation of law.
United Kingdom. Each underwriter:

(a)	is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) has not offered or sold and will not offer or sell the ADSs other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the FSMA by us;

(b)	has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the UK.
United Arab Emirates. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except (i) in compliance with all applicable laws and regulations of the United Arab Emirates, and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates.

LEGAL MATTERS
The validity of the ordinary shares represented by the ADSs offered by this prospectus will be the subject of a legal opinion by Mourant du Feu & Jeune, our Jersey counsel. US securities matters in connection with this offering will be passed upon by Latham & Watkins LLP, our US counsel, and certain matters relating to Indian law will be passed upon in connection with this offering by Amarchand & Mangaldas & Suresh A. Shroff & Co., our Indian counsel. Latham & Watkins LLP may rely upon Mourant du Feu & Jeune and Amarchand & Mangaldas & Suresh A. Shroff & Co. with respect to certain matters governed by Jersey and Indian law. Certain matters in connection with this offering will be passed upon on behalf of the underwriters by Cleary Gottlieb Steen & Hamilton LLP, US counsel for the underwriters, and AZB & Partners, Indian counsel for the underwriters. Cleary Gottlieb Steen & Hamilton LLP may rely upon AZB & Partners with respect to certain matters governed by Indian law.
EXPERTS
The consolidated financial statements of WNS (Holdings) Limited as of March 31, 2006, 2005 and 2004 and for each of the three years in the fiscal period ended March 31, 2006 included in this prospectus have been so included in reliance on the report of Ernst & Young, Express Towers, Nariman Point, Mumbai, India, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Trinity Partners Inc. as of and for the year ended March 31, 2005 included in this prospectus have been so included in reliance on the report of Ernst & Young, Express Towers, Nariman Point, Mumbai, India, independent auditors, given on the authority of such firm as experts in auditing and accounting.
Ernst & Young, a member of Ernst & Young Global, is registered with the Public Company Accounting Oversight Board. It is not a member of any professional body.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated in Jersey, Channel Islands. Most of our directors and executive officers reside outside of the US. Substantially all of the assets of these persons and substantially all of our assets are located outside the US. As a result, it may not be possible for investors to effect service of process on these persons or us within the US, or to enforce against these persons or us, either inside or outside the US, a judgment obtained in a US court predicated upon the civil liability provisions of the federal securities or other laws of the US or any state thereof. A judgment of a US court is not directly enforceable in Jersey, but constitutes a cause of action which will be enforced by Jersey courts provided that:

•	the court which pronounced the judgment has jurisdiction to entertain the case according to the principles recognized by Jersey law with reference to the jurisdiction of the US courts;

•	the judgment is final and conclusive — it cannot be altered by the courts which pronounced it;

•	there is payable pursuant to the judgment a sum of money, not being a sum payable in respect of tax or other charges of a like nature or in respect of a fine or other penalty;

•	the courts of the US have jurisdiction in the circumstances of the case;

•	the judgment can be enforced by execution in the jurisdiction in which the judgment is given;

•	the person against whom the judgment is given does not benefit from immunity under the principles of public international law;

•	there is no earlier judgment in another court between the same parties on the same issues as are dealt with in the judgment to be enforced;

•	the judgment was not obtained by fraud, duress and was not based on a clear mistake of fact; and

•	the recognition and enforcement of the judgment is not contrary to public policy in Jersey, including observance of the principles of natural justice which require that documents in the US proceeding were properly served on the defendant and that the defendant was given the right to be heard and represented by counsel in a free and fair trial before an impartial tribunal.
It is the policy of Jersey courts to award compensation for the loss or damage actually sustained by the person to whom the compensation is awarded. Although the award of punitive damages is generally unknown to the Jersey legal system, that does not mean that awards of punitive damages are not necessarily contrary to public policy. Whether a judgment was contrary to public policy depends on the facts of each case. Exorbitant, unconscionable, or excessive awards will generally be contrary to public policy. Moreover, if a US court gives a judgment for multiple damages against a qualifying defendant the amount which may be payable by such defendant may be limited by virtue of the Protection of Trading Interests Act 1980, an Act of the UK extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983, which provides that such qualifying defendant may be able to recover such amount paid by it as represents the excess of such multiple damages over the sum assessed as compensation by the court that gave the judgment. A “qualifying defendant” for these purposes is a citizen of the UK and Colonies, a body corporate incorporated in the UK, Jersey or other territory for whose international relations the United Kingdom is responsible or a person carrying on business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful whether an original action based on US federal securities laws can be brought before Jersey courts. A plaintiff who is not resident in Jersey may be required to provide security for costs in the event of proceedings being initiated in Jersey.
We have appointed our operating subsidiary, WNS North America Inc., as our agent to receive service of process with respect to any action brought against us in the US District Court for the Southern District of New York under the federal securities laws of the US or of any state in the US or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Mourant du Feu & Jeune, our counsel as to Jersey law, and Amarchand & Mangaldas & Suresh A. Shroff & Co., our counsel as to Indian law, have advised us that there is uncertainty as to whether the courts of Jersey and India would:

•	recognize or enforce judgments of US courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the US or any state in the US; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the US or any state in the US.
Section 44A of the Code of Civil Procedure, 1908 (India), or the Civil Code, as amended, provides that where a foreign judgment has been rendered by a superior court in any country or territory outside India which the Indian government has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant superior court in India. Section 44A of the Civil Code is applicable only to monetary decrees not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards. The US has not been declared by the Indian government to be a reciprocating territory for the purposes of Section 44A.
Amarchand & Mangaldas & Suresh A. Shroff & Co., our counsel as to India laws has advised us that a judgment of a foreign court may be enforced in India only by a suit upon the judgment, subject to Section 13 of the Civil Code and not by proceedings in execution. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.
The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. Generally, there are considerable delays in the disposal of suits by Indian courts. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Indian Foreign Exchange Management Act, 1999, to repatriate any amount recovered pursuant to such execution. Any judgment in a foreign currency would be converted into Indian rupees on the date of judgment and not on the date of payment.

ADDITIONAL INFORMATION
We have filed with the Commission a registration statement on Form F-1 with respect to the ADSs and underlying ordinary shares being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the Commission. A related registration statement on Form F-6 has also been filed to register our ADSs as represented by the ADRs. For further information with respect to us and our ADSs being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. You may inspect a copy of the registration statement without charge at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from the Commission’s Public Reference Room at the Commission’s principal office, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.
The Commission maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings through its Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. We have made all our filings with the Commission using the EDGAR system.
Upon the completion of this offering, we will be subject to the information requirements of the Exchange Act applicable to foreign private issuers, which are different from the requirements applicable to domestic US issuers. As a foreign private issuer, we will be required to file reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the Commission. We intend to submit to the Commission quarterly reports on Form 6-K, which will include unaudited quarterly financial information, for the first three quarters of each fiscal year, in addition to our annual report on Form 20-F which will include audited annual financial information.
As a foreign private issuer, we are exempt from the rules under the Exchange Act governing the furnishing and content of proxy statements, and our directors, senior management and principal shareholders are exempt from the reporting and “short-swing profit” recovery provisions contained in Section 16 of the Exchange Act.

A copy of this document has been delivered to the Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 1992, as amended, and he has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958, as amended, to the issue of shares by WNS (Holdings) Limited. In giving these consents, neither the Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of WNS (Holdings) Limited or for the correctness of any statements made, or opinions expressed, with regard to it. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against liability arising from the discharge of its functions under that law.

The directors of WNS (Holdings) Limited whose names appear on the signature pages of the registration statement of which this prospectus is a part accept responsibility for the information contained in this document. To the best of the knowledge and belief of the directors of WNS (Holdings) Limited (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Each of the directors of WNS (Holdings) Limited accepts responsibility accordingly.
Nothing in this prospectus or anything communicated to holders or potential holders of the ordinary shares or ADSs is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for the ADSs or the exercise of any rights attached thereto for the purposes of the Financial Services (Jersey) Law 1998, as amended.
Any information supplied by you or on your behalf or derived in the processing of any application made by you for ADSs may be used by the Underwriters, the Depositary or us and/or disclosed to their or our agents or advisers in connection with this offering, for maintaining the shareholder register and the ADS holders’ register, and communicating with shareholders or holders of ADSs. For the purposes of the Data Protection (Jersey) Law 2005, as amended or modified from time to time, by applying for ADSs you will be deemed to agree and consent to the use and disclosure of this information as aforesaid.
In any Member State of the European Economic Area that has implemented the Prospectus Directive (each such member state, a “Relevant Member State”), this communication is only addressed to and is only directed at qualified investors in that Relevant Member State within the meaning of the Prospectus Directive.
This prospectus has been prepared on the basis that all offers of ADSs in a Relevant Member State, other than an offer contemplated in a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, will be made pursuant to an exemption under the Prospectus Directive, as implemented in Relevant Member States, from the requirement to produce a prospectus for offers of ADSs. Accordingly, any person making or intending to make any offer within the European Economic Area of ADSs which are the subject of the offer contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final placement of ADSs contemplated in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders’ of
WNS (Holdings) Limited
We have audited the accompanying consolidated balance sheets of WNS (Holdings) Limited as of March 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WNS (Holdings) Limited at March 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2006, in conformity with United States generally accepted accounting principles.
ERNST & YOUNG
Mumbai, India
May 24, 2006

WNS (HOLDINGS) LIMITED
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31,

	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$18,549	$9,099
Accounts receivable, net of allowance of $373 and $284, respectively	25,976	22,702
Accounts receivable — related parties	2,105	2,533
Funds held for clients	3,047	4,222
Employee receivables	922	779
Prepaid expenses	1,225	1,317
Prepaid income taxes	2,488	2,374
Deferred tax assets	353	432
Other current assets	2,730	536

Total current assets	57,395	43,994
Goodwill	33,774	26,550
Intangible assets, net	8,713	151
Property and equipment, net	30,623	24,670
Deposits	2,990	1,892
Deferred tax assets	1,308	722

TOTAL ASSETS	$134,803	$97,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,238	$22,392
Accounts payable — related parties	836	574
Note payable	—	10,000
Accrued employee costs	11,336	3,707
Deferred revenue	8,994	11,478
Income taxes payable	726	301
Obligation under capital leases — current	184	315
Deferred tax liabilities	368	317
Other current liabilities	8,781	5,744

Total current liabilities	53,463	54,828
Obligation under capital leases — non current	2	200
Deferred rent	824	—
Deferred tax liabilities — non current	2,350	—
Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.15 (10 pence) par value Authorized: 40,000,000 shares,
Issued and outstanding: 35,321,511 and 31,194,553 shares, respectively	5,290	4,585
Additional paid-in-capital	62,228	43,522
Ordinary shares subscribed: 4,346 and 82,333 shares, respectively	10	157
Retained earnings (accumulated deficit)	4,104	(14,225)
Deferred share-based compensation	(582)	(288)
Accumulated other comprehensive income	7,114	9,200

Total shareholders’ equity	78,164	42,951

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$134,803	$97,979

See accompanying notes.

WNS (HOLDINGS) LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Year ended March 31,

	2006	2005	2004

Revenue
Third parties	$186,500	$144,666	$86,805
Related parties	16,309	17,507	17,253

	202,809	162,173	104,058
Cost of revenue (a)(b)	145,730	140,254	89,659

Gross profit	57,079	21,919	14,399
Operating expenses
Selling, general and administrative expenses (a)(b)	36,347	24,887	18,825
Amortization of intangible assets	856	1,416	2,600

Operating income (loss)	19,876	(4,384)	(7,026)
Other income, net (a)	456	172	324
Interest expense	(429)	(496)	(59)

Income (loss) before income taxes	19,903	(4,708)	(6,761)
(Provision) benefit for income taxes	(1,574)	(1,068)	41

Net income (loss)	$18,329	$(5,776)	$(6,720)

Basic income (loss) per share	$0.56	$(0.19)	$(0.22)
Diluted income (loss) per share	0.52	(0.19)	(0.22)
(a) Includes the following related party amounts:
Cost of revenue	$1,250	$1,756	$1,279
Selling, general and administrative expenses	481	402	291
Other income	250	—	—
(b) Includes the following share-based compensation amounts:
Cost of revenue	$127	$35	$34
Selling, general and administrative expenses	1,795	204	171
See accompanying notes.

WNS (HOLDINGS) LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands except share data)

					Retained		Accumulated
	Ordinary shares		Additional	Ordinary	earnings	Deferred	other	Total
			paid-in-	shares	(accumulated	share-based	comprehensive	shareholders’
	Number	Par value	capital	subscribed	deficit)	compensation	income	equity

Balance at April 1, 2003	30,795,888	$4,510	$42,447	$—	$(1,729)	$(290)	$2,481	$47,419
Stock options exercised	—	—	—	233	—	—	—	233
Stock options forfeited	—	—	(14)	—	—	14	—	—
Amortization of deferred share-based compensation	—	—	—	—	—	188	—	188
Comprehensive loss:
Net loss	—	—	—	—	(6,720)	—	—	(6,720)
Foreign currency translation	—	—	—	—	—	—	5,540	5,540

Comprehensive loss								(1,180)

Balance at March 31, 2004	30,795,888	4,510	42,433	233	(8,449)	(88)	8,021	46,660
Shares issued for exercised options	398,665	75	667	(233)	—	—	—	509
Stock options exercised	—	—	—	157	—	—	—	157
Stock options forfeited	—	—	(7)	—	—	7	—	—
Deferred share-based compensation	—	—	429	—	—	(429)	—	—
Amortization of deferred share-based compensation	—	—	—	—	—	222	—	222
Comprehensive loss:
Net loss	—	—	—	—	(5,776)	—	—	(5,776)
Foreign currency translation	—	—	—	—	—	—	1,179	1,179

Comprehensive loss								(4,597)

Balance at March 31, 2005	31,194,553	4,585	43,522	157	(14,225)	(288)	9,200	42,951
Shares issued for exercised options	1,710,936	286	2,901	(157)	—	—	—	3,030
Shares issued to a Director	150,000	26	876	—	—	—	—	902
Shares issued for acquisition of Trinity Partners Inc.	2,266,022	393	13,354	—	—	(635)	—	13,112
Stock options exercised	—	—	—	10	—	—	—	10
Stock options forfeited	—	—	(51)	—	—	51	—	—
Deferred share-based compensation	—	—	166	—	—	(166)	—	—
Purchase of immature shares and modification of options	—	—	1,460	—	—	—	—	1,460
Amortization of deferred share-based compensation	—	—	—	—	—	456	—	456
Comprehensive income:
Net income	—	—	—	—	18,329	—	—	18,329
Foreign currency translation	—	—	—	—	—	—	(2,086)	(2,086)

Comprehensive income	—	—	—	—	—	—	—	16,243

Balance at March 31, 2006	35,321,511	$5,290	$62,228	$10	$4,104	$(582)	$7,114	$78,164

See accompanying notes.

WNS (HOLDINGS) LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year ended March 31,

	2006	2005	2004

Cash flows from operating activities
Net income (loss)	$18,329	$(5,776)	$(6,720)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,308	9,857	7,949
Share-based compensation	1,922	239	205
Amortization of deferred financing cost	125	15	—
Allowance for doubtful accounts	101	69	(104)
Gain on sale of property and equipment	(32)	—	(76)
Deferred income taxes	(1,028)	(71)	(324)
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(2,976)	(8,687)	(4,859)
Other current assets	628	(503)	(2,813)
Deposits	(1,067)	(779)	(569)
Accounts payable	(290)	(1,990)	12,221
Deferred revenue	(2,193)	5,887	5,012
Other current liabilities	10,019	3,560	1,675

Net cash provided by operating activities	34,846	1,821	11,597

Cash flows from investing activities
Acquisition, net of cash acquired	(3,862)	—	(778)
Purchase of property and equipment (See Note 12)	(14,893)	(18,267)	(8,735)
Proceeds from sale of property and equipment	77	—	88

Net cash used in investing activities	(18,678)	(18,267)	(9,425)

Cash flows from financing activities
Ordinary shares issued and subscribed	3,942	666	233
Principal payments under capital leases	(299)	(372)	(296)
Proceeds from note payable, net of financing cost	—	9,860	—
Repayment of note payable	(10,000)	—	—

Net cash (used in) provided by financing activities	(6,357)	10,154	(63)

Effect of exchange rate changes on cash and cash equivalents	(361)	566	651
Net change in cash and cash equivalents	9,450	(5,726)	2,760
Cash and cash equivalents at beginning of year	9,099	14,825	12,065

Cash and cash equivalents at end of year	$18,549	$9,099	$14,825

Supplemental disclosure of cash flow information:
Cash paid for interest	$440	$424	$4
Cash paid (refund) for income taxes	2,288	(749)	988
Assets acquired under capital leases	—	115	598
Shares issued for the acquisition of Trinity Partners Inc.	13,747	—	—
See accompanying notes.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
WNS (Holdings) Limited (“WNS Holdings”) along with its wholly-owned subsidiaries, is a global Business Process Outsourcing (“BPO”) company with client service offices in New York (US), London (UK) and delivery centers in Ipswich (UK), Tucson (US), India and Sri Lanka. The Company’s clients are primarily in the travel, banking, financial services and insurance industries. WNS Holdings is incorporated in Jersey, Channel Islands and is controlled by the Warburg Pincus Group.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation
The accompanying consolidated financial statements include the accounts of WNS Holdings and its wholly-owned subsidiaries (the “Company”) and are prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All significant inter-company balances and transactions have been eliminated upon consolidation. An acquired business is included in the Company’s Consolidated Statement of Operations with effect from the date of the acquisition.
The Company uses the United States Dollar (“$”) as its reporting currency.

Use of estimates
The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign currency translation
The Company’s foreign operations use their respective local currency as their functional currency. Accordingly, assets and liabilities of foreign subsidiaries are translated into $ at exchange rates in effect at the balance sheet date, while revenue and expenses are translated at average exchange rates prevailing during the year. Translation adjustments are reported as a component of accumulated other comprehensive income (loss) in shareholders’ equity.
Foreign currency denominated assets and liabilities are translated into the functional currency at exchange rates in effect at balance sheet date. Foreign currency transaction gains and losses are recorded in the Consolidated Statement of Operations within other income.

Revenue recognition
Business Process Outsourcing services comprise back office administration, data management, contact center management and auto claims handling services provided by subsidiaries in India, Sri Lanka, United States and the United Kingdom. Depending on the terms of the arrangement, revenue from back office administration, data management and contact center management is recognized on a per employee, per transaction or cost-plus basis. Revenue is only recognized when persuasive evidence of an arrangement exists, services have been rendered, the fee is determinable and collectibility is reasonably assured. Amounts billed or payments received, where all the conditions for revenue recognition have not been met, are recorded as deferred revenue and are recognized as revenue when all recognition criteria have been met. However, the costs related to the performance of such work are recognized in the period the services are rendered.
The Company has certain minimum commitment arrangements, that provide for a minimum revenue commitment on an annual basis or a cumulative basis over multiple years, stated in terms of annual minimum

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
amounts. Where a minimum commitment is specific to an annual period, any revenue shortfall is invoiced and recognized at the end of this period. When the shortfall in a particular year can be offset with revenues received in excess of minimum commitments in a subsequent year, the Company recognizes deferred revenue for the shortfall which has been invoiced and received. To the extent the Company has sufficient experience to conclude that the shortfall will not be satisfied by excess revenues in a subsequent period, the deferred revenue will be recorded as revenue in that period. In order to determine whether the Company has sufficient experience, the Company considers several factors which include (i) the historical volume of business done with a client as compared with initial projections of volume as agreed to by the client and the Company, (ii) the length of time for which the Company has such historical experience, (iii) future volume expected based on projections received from the client, and (iv) the Company’s internal expectations of ongoing volume with the client. Otherwise the deferred revenue will remain until such time when the Company can conclude that it will not receive revenues in excess of the minimum commitment.
Revenue includes reimbursements of out-of-pocket expenses, with the corresponding out of pocket expenses included in cost of revenue.
Auto claims handling services include claims handling and administration (“Claims Handling”) and arranging for repairs with repair centers across the United Kingdom and the related payment processing for such repairs (“Accident Management”). With respect to Claims Handling, the Company receives fees either on a per-claim basis or over a contract period. Revenue is recognized over the estimated processing period, which generally ranges from two to six months or on a straight line basis over the period of the contract. In certain cases, the fee is contingent upon the successful recovery of a claim by the customer. In these circumstances, the revenue is deferred until the contingency is resolved.
In order to provide Accident Management services, the Company arranges for the repair through a network of repair centers. The repair costs are invoiced to customers. In determining whether the receipt from the customers related to payments to repair centers should be recognized as revenue, the Company considers the criteria established by EITF No 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”. When the Company determines that it is the principal in providing Accident Management services, amounts received from customers are recognized and presented as third party revenue and the payments to repair centers are recognized as cost of revenue in the Consolidated Statement of Operations. Factors considered in determining whether the Company is the principal in the transaction include whether (i) the Company is the primary obligor, (ii) the Company negotiates labor rates with repair centers, (iii) the Company determines which repair center should be used, (iv) the Company is responsible for timely and satisfactory completion of repairs, and (v) the Company bears the risk that the customer may not pay for the services provided (credit risk). If there are circumstances where the above criteria are not met and therefore the Company is not the principal in providing Accident Management services, amounts received from customers would be presented net of payments to repair centers in the Consolidated Statement of Operations. Third party revenue also includes referral fees from repair centers.
          Cost of revenue
Cost of revenue includes payments to repair centers, salaries and related expenses, facilities costs including depreciation and amortization on leasehold improvements, communication expenses and out-of-pocket expenses.
Cost of revenue during a transfer period which includes process set up, training, systems transfer and other personnel costs are recognized as incurred.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
In January 2004, WNS entered into a seven-year contract with a new customer to outsource their back-office and contact center operations. The contract contemplated a transfer period of approximately one year during which the customer’s resources were available to WNS. The cost of such customer’s resources during the transfer period, aggregating to $19,159 and $7,714 during the years ended March 31, 2005 and 2004, respectively, is included in cost of revenue.
          Cash and cash equivalents
The Company considers all highly liquid investments with an initial maturity of up to three months to be cash equivalents.
          Funds held for clients
Some of the Company’s agreements allow the Company to temporarily hold funds on behalf of the client. The funds are segregated from the Company’s funds and there is usually a short period of time between when the Company receives these funds from an insurance company and when the clients are paid.
          Accounts receivable
Accounts receivable represent trade receivables, net of an allowance for doubtful accounts. The allowance for doubtful accounts represents the Company’s best estimate of receivables that are doubtful of recovery, based on a specific identification basis.
The changes in the allowance for doubtful accounts for the years ended March 31, 2006, 2005 and 2004 were as follows:

	Year ended March 31,

	2006	2005	2004

Balance at the beginning of the year	$284	$210	$277
Charged to operations	134	217	123
Write-off, net of collections	(20)	(83)	(227)
Reversal	(13)	(65)	—
Translation adjustment	(12)	5	37

Balance at the end of the year	$373	$284	$210

          Deferred offering costs
Deferred offering costs related to a proposed initial public offering of the Company’s ordinary shares amounted to $1,730 through the balance sheet date and is included in other current assets. Accrued offering costs of an equivalent amount is included in other current liabilities.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
          Property and equipment
Property and equipment, which include amounts recorded under capital leases, are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset description	Asset life (in years)

Computers and software	3
Furniture, fixtures and office equipment	4-5
Vehicles	3
Leasehold improvements	Lesser of estimated useful life or lease term
Advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date are disclosed under the caption capital work-in-progress in Note 4.
Property and equipment are reviewed for impairment if indicators of impairment arise. The evaluation of impairment is based upon a comparison of the carrying amount of the property and equipment to the estimated future undiscounted net cash flows expected to be generated by the property and equipment. If estimated future undiscounted cash flows are less than the carrying amount of the property and equipment, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the property and equipment to its carrying value, with any shortfall from fair value recognized as an expense in the current period.

Goodwill and intangible assets
Goodwill is not amortized but is reviewed for impairment annually or more frequently if indicators arise. The evaluation is based upon a comparison of the estimated fair value of the reporting unit to which the goodwill has been assigned to the sum of the carrying value of the assets and liabilities for that reporting unit. The fair values used in this evaluation are estimated based upon discounted future cash flow projections for the reporting unit. These cash flow projections are based upon a number of estimates and assumptions.
Intangible assets are initially valued at fair market value using generally accepted valuation methods appropriate for the type of intangible assets. Intangible assets with definite lives are amortized over the estimated useful lives and are reviewed for impairment, if indicators of impairment arise. The evaluation of impairment is based upon a comparison of the carrying amount of the intangible asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the intangible asset to its carrying value, with any shortfall from fair value recognized as an expense in the current period. Amortization of the Company’s definite lived intangible assets is computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset description	Asset life (in months)

Customer related intangibles	24-60
Know-how	24
Covenant not-to-compete	24

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

Income taxes
The Company applies the asset and liability method of accounting for income taxes as described in Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to reduce the deferred tax assets to an amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income.
The Company evaluates potential exposures related to tax contingencies or claims made by the tax authorities in various jurisdictions and determines if a reserve is required.

Employee benefits

Defined contribution plans
Eligible employees of the Company in India receive benefits from a Provident Fund, administered by the Government of India, which is a defined contribution plan. Both the employees and the Company make monthly contributions to the Provident Fund equal to a specified percentage of the eligible employees’ salary.
Eligible United States employees of the Company participate in a savings plan (“the Plan”) under Section 401(k) of the United States Internal Revenue Code (“the Code”). The Plan allows for employees to defer a portion of their annual earnings on a pre-tax basis through voluntary contributions to the Plan. The Plan provides that the Company can make optional contributions up to the maximum allowable limit under the Code.
Eligible United Kingdom employees of the Company contribute to a defined contribution pension scheme operated in the United Kingdom. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension expense represents contributions payable to the fund by the Company.
The Company has no further obligation under defined contribution plans beyond the contributions made to the plan. Contributions are charged to income in the year in which they accrue and are included in the Consolidated Statement of Operations.
          Defined benefit plan
Employees in India are entitled to benefits under the Payment of Gratuity Act 1972, a defined benefit retirement plan covering eligible employees of the Company. The plan provides for a lump-sum payment to eligible employees at retirement, death, incapacitation or on termination of employment, of an amount based on the respective employee’s salary and tenure of employment subject to a maximum of approximately $8 per employee.
The Company makes contributions to a fund administered and managed by the Life Insurance Corporation of India (“LIC”) to fund the gratuity liability of an Indian subsidiary while the other Indian subsidiaries have unfunded gratuity obligations. Under this scheme, the obligation to pay gratuity remains with the Company, although LIC administers the scheme. The gratuity liability and net periodic gratuity cost has been actuarially determined after considering discount rates, expected long term return on plan assets and increases in

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
compensation levels. Differences between the amount paid to LIC and the net periodic gratuity cost is recorded as a prepaid (accrued) pension cost.
          Advertising costs
Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. Advertising costs for the years ended March 31, 2006, 2005 and 2004 were $1,013, $544 and $252, respectively.
          Earnings per share
Basic income (loss) per share is computed using the weighted-average number of ordinary shares outstanding during the year. Diluted income (loss) per share is computed by considering the impact of the potential issuance of ordinary shares, using the treasury stock method, on the weighted average number of shares outstanding. As the Company was in a loss position for the years ended March 31, 2005 and 2004, the potential ordinary shares were excluded from the calculation of diluted income (loss) per share as the shares would have had an anti-dilutive effect.
The following table sets forth the computation of basic and diluted earnings per share:

	Year ended March 31,

	2006	2005	2004

Numerator:
Net income (loss)	$18,329	$(5,776)	$(6,720)
Denominator:
Basic weighted average ordinary shares outstanding	32,874,299	30,969,658	30,795,888
Dilutive impact of stock options	2,155,467	—	—

Diluted weighted average ordinary shares outstanding	35,029,766	30,969,658	30,795,888

          Share-based compensation
The Company uses the intrinsic value method of accounting prescribed by the Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation 44, “Accounting for Certain Transactions involving Stock Compensation”, an interpretation of APB Opinion 25, to account for its employee share-based compensation plan. Under this method, compensation expense is recorded over the vesting period of the option, if the fair market value of the underlying stock exceeds the exercise price at the measurement date, which typically is the grant date.
The Company has provided pro forma disclosures as required by SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Had compensation cost been determined in a manner consistent with the fair value approach described in

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
SFAS No. 123, the Company’s net income (loss) and net income (loss) per share as reported would have changed to amounts indicated below:

	Year ended March 31,

	2006	2005	2004

Net income (loss) as reported	$18,329	$(5,776)	$(6,720)
Add: Share-based employee compensation expense included in reported net income (loss), net of related tax effects	1,709	239	205
Less: Share-based employee compensation expense determined based on the fair value of the options, net of related tax effects	(1,422)	(1,229)	(812)

Pro forma net income (loss)	$18,616	$(6,766)	$(7,327)

Basic income (loss) per share:
As reported	$0.56	$(0.19)	$(0.22)
Pro forma	0.57	(0.22)	(0.24)
Diluted income (loss) per share:
As reported	$0.52	$(0.19)	$(0.22)
Pro forma	0.53	(0.22)	(0.24)
The fair value of options was determined using the minimum value method with the following assumptions:

	Year ended March 31,

	2006	2005	2004

Risk free interest rate	7%	7%	7%
Dividend yield	—	—	—
Expected life in years	6	5	5
In December 2004, SFAS No. 123(R), “Share-Based Payment”, was issued, which establishes standards of accounting for transactions in which an entity exchanges its equity instruments for goods or services. This standard will be adopted by the Company effective April 1, 2006. Under the transition provisions of this standard, non-public companies that used the minimum-value method for determining fair value of stock options would continue to account for non vested equity awards outstanding at the date of adoption of the standard under the intrinsic value method. All awards granted, modified or settled after the date of adoption should be accounted for under the provision of the new standard. Adoption of this standard may have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of this standard cannot be predicted at this time as it will depend on levels of share-based payments made in the future.
          Fair value of financial instruments
The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, employee receivables, other current assets, accounts payable and other current liabilities approximate their fair value due to the short maturity of these items.
          Concentration of risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, funds held for clients and accounts receivable. The Company’s cash and cash equivalents are invested with financial institutions and banks having high investment grade credit ratings.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
Accounts receivables are unsecured and are derived from revenue earned from customers in the travel, banking, financial services, insurance, and healthcare industries based primarily in the United States and the United Kingdom. The Company monitors the credit worthiness of its customers to whom it grants credit terms in the normal course of its business. Management believes there is no significant risk of loss in the event of non-performance of the counter parties to these financial instruments, other than the amounts already provided for in the Consolidated Financial Statements.
          Recently issued accounting standards
In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS 154”) which is a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the accounting for and reporting of changes in accounting principles and error corrections by requiring retrospective application to prior period financial statements unless impracticable. This statement is effective in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS 154 to have a significant impact on its financial statements.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”). SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company has not completed its evaluation of the effect of SFAS No. 155.

3.	ACQUISITION OF TRINITY PARTNERS INC.
On November 16, 2005, the Company acquired the entire share capital of Trinity Partners Inc. (“Trinity”) for a total consideration of $19,777, including $175 of transaction costs. The total purchase consideration comprised of a cash payment of $6,814 and 2,107,901 shares of WNS (Holdings) Limited.
Trinity, together with its wholly owned subsidiary in India, provides business process outsourcing services and information technology-delivery solutions to customers in the financial services industry in the United States.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
The acquisition has been accounted as a purchase with effect from November 16, 2005 and the allocation of the total purchase price based on management’s estimates, to the assets acquired and liabilities assumed, is as follows:

Amount

Cash	$2,952
Accounts receivable	1,494
Other assets	365
Property and equipment	1,285
Customer contracts	7,080
Customer relationships	2,340
Deferred tax asset	858
Goodwill	8,889
Current liabilities	(1,718)
Deferred tax liabilities	(3,768)

Total purchase price	$19,777

The valuation of customer contracts and customer relationships was based on an income-based approach using projected cash flows and discounting them to arrive at a present value.
The acquired customer related intangibles are amortized over their useful life which has been estimated to be 5 years.
The Company granted 104,716 shares to certain selling shareholders in consideration for employment contracts. The fair value of such shares amounting to approximately $635 is recorded as compensation and is being recognized as compensation expense over the period of the employment contract, which is one year. An additional 53,405 shares were issued to another selling shareholder who is a customer. The fair value of these shares amounting to $324 is being amortized over the term of the customer contract (5 years) and accounted for as a reduction of revenue.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
Pro forma consolidated results of operations assuming the acquisition of Trinity at the beginning of the respective years are as follows:

	Year ended March 31,

	2006	2005

Revenue
As reported	$202,809	$162,173
Pro forma	210,356	167,684
Net income (loss)
As reported	$18,329	$(5,776)
Pro forma	17,168	(8,296)
Basic income (loss) per share
As reported	$0.56	$(0.19)
Pro forma	0.50	(0.25)
Diluted income (loss) per share
As reported	$0.52	$(0.19)
Pro forma	0.47	(0.25)

4.	PROPERTY AND EQUIPMENT
The major classes of property and equipment are as follows:

	March 31,

	2006	2005

Computers and software	$27,021	$23,295
Furniture, fixtures and office equipment	19,915	14,472
Vehicles	1,012	717
Leasehold improvements	9,857	8,564
Capital work-in-progress	1,874	613

	59,679	47,661
Accumulated depreciation and amortization	(29,056)	(22,991)

Property and equipment, net	$30,623	$24,670

Depreciation and amortization expense amounted to $10,452, $8,441 and $5,349 for the years ended March 31, 2006, 2005 and 2004, respectively. Capital work-in-progress includes advances for property and equipment of $600 and $355 as at March 31, 2006 and 2005, respectively.
Computers on capital leases at March 31, 2006 and 2005 were $1,329 and $1,316, respectively. The related accumulated amortization at March 31, 2006 and 2005 was $1,174 and $497, respectively.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

5.	GOODWILL AND INTANGIBLES
The components of intangible assets are as follows:

	March 31, 2006

		Accumulated
	Gross	amortization	Net

Customer contracts	$12,945	$6,396	$6,549
Customer relationships	2,340	176	2,164
Know-how	310	310	—
Covenant not-to-compete	100	100	—

	$15,695	$6,982	$8,713

	March 31, 2005

		Accumulated
	Gross	amortization	Net

Customer contracts	$6,181	$6,116	$65
Know-how	315	249	66
Covenant not-to-compete	100	80	20

	$6,596	$6,445	$151

The estimated amortization expense based on current intangible balances for the next five fiscal years beginning April 1, 2006 is as follows:

Year ending March 31	Amount

2007	$1,884
2008	1,884
2009	1,884
2010	1,884
2011	1,177

$8,713

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
The changes in the carrying value of goodwill by segment (refer to note 14) were as follows:

	WNS	WNS Auto
	Global BPO	Claims BPO	Total

Balance at April 1, 2003	$3,604	$18,774	$22,378
Goodwill arising on acquisition	209	—	209
Foreign currency translation	302	3,084	3,386

Balance at March 31, 2004	4,115	21,858	25,973
Foreign currency translation	17	560	577

Balance at March 31, 2005	4,132	22,418	26,550
Goodwill arising on acquisition	8,889	—	8,889
Foreign currency translation	(65)	(1,600)	(1,665)

Balance at March 31, 2006	$12,956	$20,818	$33,774

6.	INCOME TAXES
The Company’s (provision) benefit for income taxes consists of the following:

	March 31,

	2006	2005	2004

Current taxes
Domestic taxes	$—	$—	$—
Foreign taxes	(2,602)	(1,139)	(283)

	(2,602)	(1,139)	(283)

Deferred taxes
Domestic taxes	—	—	—
Foreign taxes	1,028	71	324

	1,028	71	324

	$(1,574)	$(1,068)	$41

Domestic taxes are nil as there are no statutory taxes applicable in Jersey, Channel Islands. Foreign taxes are based on enacted tax rates in each subsidiary’s jurisdiction. Income (loss) before income taxes for the years ended March 31, 2006, 2005 and 2004, primarily arose in the following jurisdictions:

	Year ended March 31,

Jurisdiction	2006	2005	2004

India	$16,053	$(7,416)	$(6,632)
United States	(1,163)	420	289
United Kingdom	5,821	1,653	(546)
Other	(808)	635	128

Income (loss) before income taxes	$19,903	$(4,708)	$(6,761)

The Company’s Indian operations are eligible to claim income-tax exemption with respect to profits earned from export revenue from an operating unit registered under the Software Technology Parks of India

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
(“STPI”). The benefit is available from the date of commencement of operations to March 31, 2009, subject to a maximum of 10 years. The Company had eleven, nine and six such locations for the years ended March 31, 2006, 2005 and 2004, respectively. The benefits expire in stages from April 1, 2006 to March 31, 2009.
The additional income tax expense at the statutory rate in India and Sri Lanka, if the tax exemption was not available, would have been approximately $4,998 and $783 for the years ended March 31, 2006 and 2005 (March 31, 2004: Nil). The impact of such additional tax on basic and diluted income per share for the year ended March 31, 2006 would have been approximately $0.15 and $0.14, respectively (loss per share of $(0.03) for the year ended March 31, 2005).
The following is a reconciliation of the Jersey statutory income tax rate with the effective tax rate:

	Year ended March 31,

	2006	2005	2004

Net income (loss) before taxes	$19,903	$(4,708)	$(6,761)
Enacted tax rates in Jersey	0%	0%	0%

Statutory income tax	—	—	—
(Provision) benefit due to:
Foreign minimum alternative taxes and state taxes	—	(8)	(63)
Differential foreign tax rates	(1,454)	(1,036)	102
Other	(120)	(24)	2

(Provision) benefit for income taxes	$(1,574)	$(1,068)	$41

The components of deferred tax assets and liabilities are as follows:

	March 31,

	2006	2005

Deferred tax assets:
Property and equipment	$1,047	$722
Net operating loss carry forward	1,418	555
Accruals deductible on actual payment	262	105
Share-based compensation	207	—
Other	156	46

Total deferred tax assets	3,090	1,428
Less: valuation allowances	(246)	(265)

Deferred tax assets, net of valuation allowances	2,844	1,163

Deferred tax liabilities:
Property and equipment	(48)	(9)
Intangibles	(3,485)	—
Tax on undistributed profits of a subsidiary	(368)	(317)

Total deferred tax liabilities	(3,901)	(326)

Net deferred tax (liabilities) assets	$(1,057)	$837

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
The classification of deferred tax assets (liabilities) is as follows:

	March 31,

	2006	2005

Current
Deferred tax assets	$353	$432
Deferred tax liabilities	(368)	(317)

Net current deferred tax (liabilities) assets	(15)	115

Non current
Deferred tax assets	1,554	996
Less: valuation allowance	(246)	(265)

	1,308	731
Deferred tax liabilities	(2,350)	(9)

Net non current deferred tax (liabilities) assets	$(1,042)	$722

At March 31, 2006, the Company had net operating loss carryforwards aggregating to $868 in the UK with no expiration date and $2,759 in the US which expire between 2023-2026. The Company has recorded a valuation allowance related to losses incurred by an entity that currently does not have operations but could potentially have taxable income in the future.
At March 31, 2006 and 2005, the Company maintained a $1.4 million tax reserve for tax contingencies related to tax return filings in various jurisdictions. Management reviews the adequacy of the tax reserve at each reporting period and makes adjustments when necessary based on current facts and circumstances.
Deferred income taxes on undistributed earnings of foreign subsidiaries, except for one subsidiary in India where management expects to distribute the accumulated earnings, have not been provided as such earnings are deemed to be permanently reinvested.

7.	DEFERRED REVENUE
Deferred revenue comprises of:

	March 31,

	2006	2005

Claims handling	$1,025	$2,693
Advance billings	6,989	6,026
Minimum commitment received	—	1,547
Other	980	1,212

	$8,994	$11,478

Other includes revenue deferred due to the absence of persuasive evidence of an arrangement.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

8.	RETIREMENT BENEFITS

Defined contribution plans
During the years ended March 31, 2006, 2005 and 2004, the Company contributed the following amounts to defined contribution plans:

	Year ended March 31,

	2006	2005	2004

Provident fund — India	$$1,839	$968	$716
Pension scheme — UK	404	445	261
401(k) plan — US	225	191	106

	$2,468	$1,604	$1,083

Defined benefit plan — gratuity

	Year ended March 31,

	2006	2005	2004

Change in projected benefit obligations
Obligation at beginning of the year	$494	$384	$221
Translation adjustment	(9)	(9)	37
Service cost	205	143	91
Interest cost	35	24	17
Benefits paid	(65)	(47)	(48)
Business combination	26	—	—
Actuarial (gain) loss	73	(1)	66

Benefit obligation at end of the year	$759	$494	$384

Change in plan assets
Plan assets at beginning of the year	$333	$336	$221
Translation adjustment	(6)	(10)	31
Actual return	35	(26)	(20)
Actual contributions	154	23	112
Actual benefits	(65)	(47)	(48)
Gain (loss)	—	57	40

Plan assets at end of the year	$451	$333	$336

Funded status	$(308)	$(161)	$(48)
Unrecognized net loss	145	75	102

Accrued liabilities	$(163)	$(86)	$54

Accumulated benefit obligation at end of the year	$528	$346	$262

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

	Year ended March 31,

	2006	2005	2004

Net periodic gratuity cost
Service cost	$205	$143	$91
Interest cost	35	24	17
Expected return on plan asset	(27)	(26)	(20)
Amortization	8	20	3

Net periodic gratuity cost for the year	$221	$161	$91

The assumptions used in accounting for the gratuity plan are set out as below:

	Year ended March 31,

	2006	2005	2004

Discount rate	8.0%	8.0%	7.0%
Rate of increase in compensation levels	9%-11% for 5 years and 7%-9% thereafter	9.0% for 5 years and 7.0% thereafter	9.0% for 5 years and 7.0% thereafter
Rate of return on plan assets	7.5%	7.0%	7.5%
The Company evaluates these assumptions annually based on its long-term plans of growth and industry standards. The discount rates are based on current market yields on government securities adjusted for a suitable risk premium. Plan assets are administered by the LIC and invested in lower risk assets, primarily debt securities.
The Company expects to contribute $226 for the year ended March 31, 2007. The expected benefit payments from the fund as of March 31, 2006 are as follows:

Year ending March 31	Amount

2007	$173
2008	194
2009	274
2010	391
2011	514
2012-2016	1,466

$3,012

9.	NOTE PAYABLE
The Company borrowed $10,000 from a customer during the year ended March 31, 2005 at an interest rate of 5% per annum. The borrowing was repayable, in three equal annual installments beginning January 31, 2009 but could be prepaid, in whole or in part, at any time without any penalty or premium. Further, in the event of an initial public offering or other events as specified in the agreement, the proceeds from such event shall be applied towards the repayment of the note, in the manner stipulated in the agreement. During the year ended March 31, 2006, the Company prepaid the entire amount of $10,000.
Legal expenses of $140 related to the above note were recorded as deferred financing costs and was being amortized over the period of repayment using an effective interest rate method. However, upon the

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
prepayment of the note, the remaining unamortized amount was expensed. Amortization expense for the years ended March 31, 2006 and 2005 was $125 and $15, respectively.

10.	SHAREHOLDERS’ EQUITY
WNS Holdings has one class of ordinary shares and the holder of each share is entitled to one vote per share. Ordinary shares subscribed relates to options exercised as of the year end but the corresponding shares were issued subsequent to year end.

11.	STOCK OPTIONS
The Company issues stock options to eligible employees under the 2002 Stock Incentive Plan (“the Plan”). The options vest over a period of up to three years and have a ten-year life. The Company’s stock option activity for the years ended March 31, 2006, 2005 and 2004 is presented below:

	Year ended March 31,

	2006		2005		2004

	Shares arising	Weighted-average	Shares arising	Weighted-average	Shares arising	Weighted-average
	from options	exercise price	from options	exercise price	from options	exercise price

Outstanding at beginning of the year	4,466,245	$2.12	4,119,167	$1.94	2,316,500	$1.57
Granted	1,481,479	7.83	889,744	2.76	1,868,000	2.40
Forfeited	(298,384)	2.45	(144,001)	2.47	(65,333)	1.87
Exercise of options	(1,710,936)	1.80	(398,665)	1.53	—	—

Outstanding at end of the year	3,938,404	$4.39	4,466,245	$2.12	4,119,167	$1.94

Options outstanding at March 31, 2006 were as follows:

				Weighted-average
	Range of		Weighted-average	remaining
	exercise prices	Shares	exercise price	contractual life

Options outstanding	$ 1.53-$2.23	140,670	$2.22	7.54 years
	2.37-$3.19	777,798	2.71	8.16 years
	5.65-$6.31	1,043,079	6.17	9.42 years
	12.26-$12.26	412,400	12.26	9.91 years
Options vested and exercisable	1.53-$2.23	906,292	1.82	6.76 years
	2.37-$3.19	658,165	2.60	7.91 years

		3,938,404	$4.39	8.29 years

Shares reserved at March 31, 2006 for the future issuance of options was 34,034. The weighted-average fair value of options granted during the years ended March 31, 2006, 2005 and 2004 was $2.34, $1.88 and $1.13, respectively.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
During the year ended March 31, 2006, the Company issued stock options with exercise prices as follows:

		Weighted	Weighted	Weighted
	No. of	average	average fair	average
	options	exercise	value per	intrinsic value
Grants made during the quarter ended	granted	price	share	per share

June 30, 2005	160,500	$5.44	$5.65	$0.21
September 30, 2005	828,100	6.27	6.27	—
December 31, 2005	45,479	6.07	6.07	—
March 31, 2006	447,400	11.72	11.99	0.27
The intrinsic value is being recognized as compensation expense over the vesting period of those options.
The fair value of the Company’s ordinary shares was determined contemporaneously with the grants by management. The exercise prices of options are denominated in pound sterling and disclosed in US dollars.
During the year ended March 31, 2006, the Company recorded compensation expense of approximately $972 related to the purchase of immature shares (shares held by employees for less than six months after exercise of stock options) by a principal shareholder and, approximately $488 relating to modification of options.

12.	RELATED PARTY TRANSACTIONS

Name of the related party	Relationship

Warburg Pincus	Principal shareholder
British Airways Plc.	Principal shareholder and significant customer
Flovate Technologies Limited (“Flovate”)	A company of which a member of management is a principal shareholder.
Datacap Software Pvt Ltd. (“Datacap”)	A company of which a member of management is a principal shareholder.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
The transactions and the balance outstanding with these parties are described below:

				Amount receivable
				(payable) at
	Year ended March 31,			March 31,

Nature of transaction/related party	2006	2005	2004	2006	2005

Revenue
British Airways	$14,663	$16,369	$16,335	$1,530	$2,424
Warburg Pincus and its affiliates	1,646	1,138	918	288	109
Cost of revenue
Flovate	1,216	1,745	1,278	—	(17)
Datacap	34	11	1	—	—
Selling, general and administrative expense
Warburg Pincus affiliate	193	19	43	—	(8)
Flovate	288	383	248	—	—
Property and equipment additions
Warburg Pincus affiliate	559	1,859	—	(53)	(25)
Flovate	1,552	1,161	1,460	(783)	(524)
Other Income
Flovate	250	—	—	287	—

13.	OTHER INCOME, NET
Other income, net comprises of:

	Year ended March 31,

	2006	2005	2004

Foreign exchange (loss) gain, net	$(402)	$(102)	$25
Interest income	439	264	210
Gain on sale of property and equipment	32	—	76
Other (See Note 12)	387	10	13

	$456	$172	$324

14.	SEGMENTS
The Company had several operating segments including travel, insurance, auto claims (WNS Assistance) and others, including knowledge services and healthclaims.
The Company believes that the business process outsourcing services that it provides to customers in industries such as travel, insurance, Ntrance and others are similar in terms of services, service delivery methods, use of technology, and long-term gross profit and hence meet the aggregation criteria under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. However, WNS Assistance (“WNS Auto Claims BPO”), which provides automobile claims handling services, does not meet the aggregation criteria under SFAS No. 131. Accordingly, the Company has determined that it has two reportable segments “WNS Global BPO” and “WNS Auto Claims BPO”.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
In order to provide Accident Management services, the Company arranges for the repair through a network of repair centers. Repair costs are invoiced to customers. Amounts invoiced to customers for repair costs paid to the automobile repair centers is recognized as revenue. The Company uses revenue less repair payments as a primary measure to allocate resources and measure segment performance. Revenue less repair payments is a non-GAAP measure which is calculated as revenue less payments to repair centers. The Company believes that the presentation of this non-GAAP measure in the segmental information provides useful information for investors regarding the segment’s financial performance. The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with US GAAP.

	Year ended March 31, 2006

	WNS	WNS Auto	Inter
	Global BPO	Claims BPO	segments (a)	Total

Revenue from external customers	$123,226	$79,583	$—	$202,809

Segment revenue	125,229	79,583	(2,003)	202,809
Payments to repair centers	—	54,904	—	54,904

Revenue less repair payments	125,229	24,679	(2,003)	147,905
Depreciation	8,677	1,775	—	10,452
Other costs	99,040	17,762	(2,003)	114,799

Segment operating income	17,512	5,142	—	22,654
Unallocated share-based compensation expense				(1,922)
Amortization of intangible assets				(856)
Other income				456
Interest expense				(429)

Income before income taxes				19,903
Provision for income taxes				(1,574)

Net income				$18,329

Capital expenditure	$12,689	$2,204	$—	$14,893

Segment assets, net of eliminations as at March 31, 2006	$92,415	$42,388	$—	$134,803

One customer in the WNS Global BPO segment accounted for 13% of the Company’s revenue for the year ended March 31, 2006.
(a) This represents invoices raised by WNS Global BPO on WNS Auto Claims BPO for business process outsourcing services rendered by the former to the latter.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

	Year ended March 31, 2005

	WNS Global	WNS Auto	Inter
	BPO	Claims BPO	segments (a)	Total

Revenue from external customers	$76,982	$85,191	$—	$162,173

Segment revenue	78,595	85,191	(1,613)	162,173
Payment to repair centers	—	63,186	—	63,186

Revenue less repair payments	78,595	22,005	(1,613)	98,987
Depreciation	6,905	1,536	—	8,441
Other costs ((b))	77,772	17,116	(1,613)	93,275

Segment operating income (loss)	(6,082)	3,353	—	(2,729)
Unallocated share-based compensation expense				(239)
Amortization of intangible assets				(1,416)
Other income				172
Interest expense				(496)

Loss before income taxes				(4,708)
Provision for income taxes				(1,068)

Net loss				$(5,776)

Capital expenditure	$16,343	$1,924	$—	$18,267

Segment assets, net of eliminations as at March 31, 2005	$48,709	$49,270	$—	$97,979

Two customers in the WNS Global BPO segment accounted for over 10% each of the Company’s revenue for the year ended March 31, 2005.
(a) This represents invoices raised by WNS Global BPO on WNS Auto Claims BPO for business process outsourcing services rendered by the former to the latter.
(b) WNS Global BPO includes cost of customer resources of $19,159 during a transfer period. Refer to Note 2, cost of revenue.

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)

	Year ended March 31, 2004

	WNS	WNS Auto	Inter
	Global BPO	Claims BPO	segments (a)	Total

Revenue from external customers	$36,750	$67,308	$—	$104,058

Segment revenue	37,881	67,308	(1,131)	104,058
Payments to repair centers	—	54,164	—	54,164

Revenue less repair payments	37,881	13,144	(1,131)	49,894
Depreciation	4,326	1,023	—	5,349
Other costs ((b))	38,383	11,514	(1,131)	48,766

Segment operating income (loss)	(4,828)	607	—	(4,221)
Unallocated share-based compensation expense				(205)
Amortization of intangible assets				(2,600)
Other income				324
Interest expense				(59)

Loss before income taxes				(6,761)
Benefit for income taxes				41

Net loss				$(6,720)

Capital expenditure	$6,126	$2,609	$—	$8,735

Segment assets, net of eliminations as at March 31, 2004	$40,582	$45,990	$—	$86,572

One customer in the WNS Global BPO segment accounted for 16% of the Company’s revenue and one customer in the WNS Auto Claims BPO accounted for 10% of the Company’s revenue for the year ended March 31, 2004.
(a) This represents invoices raised by WNS Global BPO on WNS Auto Claims BPO for business process outsourcing services rendered by the former to the latter.
(b) WNS Global BPO includes cost of customer resources of $7,714 during a transfer period. Refer to Note 2, cost of revenue.
The Company’s revenue by geographic area is as follows:

	Year ended March 31,

	2006	2005	2004

UK	$126,866	$105,552	$75,044
US	49,134	28,004	10,199
Europe (excludes UK)	25,421	27,730	18,104
Other	1,388	887	711

	$202,809	$162,173	$104,058

WNS (HOLDINGS) LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2006, 2005 AND 2004
(Amounts in thousands, except share and per share data)
The Company’s long-lived assets by geographic area are as follows:

	March 31,

	2006	2005

UK	$23,720	$26,194
India	29,324	23,595
US	18,621	641
Other	1,445	941

	$73,110	$51,371

15.	COMMITMENTS AND CONTINGENCIES

Leases
Future minimum lease payments under capital leases and non-cancelable operating leases consisted of the following at March 31, 2006:

	Capital	Operating
Year ending March 31,	leases	leases

2007	$193	$21,091
2008	2	19,021
2009	—	17,710
2010	—	17,252
2011	—	9,117
Thereafter	—	3,845

Total minimum lease payments	$195	$88,036

Amounts representing interest	(9)

Present value of net minimum lease payments	$186

Obligation under capital leases:
Long term	2
Current	184

	$186

Rental expenses for operating leases with step rents is recognized on a straight-line basis over the minimum lease term. Rental expense recognized without a corresponding cash payment is reported in the 2006 Consolidated Balance Sheet as deferred rent. Rental expense for the years ended March 31, 2006, 2005 and 2004 was $6,535, $4,323 and $2,284, respectively.

Bank guarantees and other
Certain subsidiaries in India hold bank guarantees aggregating $457 and $168 as at March 31, 2006 and 2005, respectively. These guarantees have a remaining expiry term of approximately three to four years.
Amounts payable for commitments to purchase of property and equipment (net of advances), aggregated to $4,309 and $1,123 as at March 31, 2006 and 2005, respectively.
At March 31, 2006, the Company had an unused line of credit of Rs.370,000 ($8,331).

REPORT OF INDEPENDENT AUDITORS
The Board of Directors and Stockholders’
Trinity Partners Inc.
We have audited the accompanying consolidated balance sheet of Trinity Partners Inc. as of March 31, 2005, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trinity Partners Inc. at March 31, 2005, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
ERNST & YOUNG
Mumbai, India
December 1, 2005

TRINITY PARTNERS INC.
CONSOLIDATED BALANCE SHEET
MARCH 31, 2005
(Amounts in thousands, except share and per share data)

ASSETS
Current assets
Cash and cash equivalents	$3,729
Accounts receivable	24
Accounts receivable — related parties	137
Unbilled receivables	21
Unbilled receivables — related parties	717
Prepaid expenses	121
Other current assets	56

Total current assets	4,805
Property and equipment, net	2,174
Deposits	192

TOTAL ASSETS	$7,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$130
Accrued employee costs	490
Deferred revenue	484
Current portion of long term debt	13
Other accrued expenses and current liabilities	171

Total current liabilities	1,288
Long term debt, net of current portion	27

Commitments and contingencies

Stockholders’ equity
Series A Preferred stock, $0.01 par value — 3,367,000 shares authorized, issued and outstanding with liquidation preference of $3,367	34
Series B Preferred stock, $0.01 par value — 5,555,550 shares authorized, issued and outstanding with liquidation preference of $5,556	56
Common stock, $0.01 par value — 9,806,388 shares authorized; Nil shares issued and outstanding	—
Additional paid-in-capital	9,284
Promissory notes	(372)
Deferred stock-based compensation	(609)
Accumulated deficit	(2,546)
Accumulated other comprehensive income	9

Total stockholders’ equity	5,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,171

See accompanying notes.

TRINITY PARTNERS INC.
CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED MARCH 31, 2005
(Amounts in thousands)

Revenue
Third Parties	$54
Related Parties	5,376

Revenue	5,430
Cost of revenue	2,574

Gross profit	2,856
Operating expenses
Selling, general and administrative expenses	3,781

Operating loss	(925)
Interest income	91
Interest expense	(1)
Foreign exchange gain, net	—

Loss before income taxes	(835)
Provision for income taxes	—

Net loss	$(835)

See accompanying notes.

TRINITY PARTNERS INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
YEAR ENDED MARCH 31, 2005
(Amounts in thousands, except share data)

	Series A preferred		Series B preferred
	stock		stock						Accumulated
					Additional		Deferred		other	Total
		Par		Par	paid-in-	Promissory	stock-based	Accumulated	comprehensive	stockholders’
	Number	value	Number	value	capital	notes	compensation	deficit	income	equity

Balance at April 1, 2004	3,367,000	$34	5,555,550	$56	$9,193	$(522)	$(2,023)	$(1,711)	$6	$5,033
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(835)	—	(835)
Translation adjustment	—	—	—	—	—	—	—	—	3	3

Comprehensive loss										(832)

Stock-based compensation:
Stock incentive plan	—	—	—	—	—	—	210	—	—	210
Series A preferred stock	—	—	—	—	—	—	1,204	—	—	1,204
Series B preferred stock	—	—	—	—	91	—	—	—	—	91
Amount waived under promissory notes	—	—	—	—	—	50	—	—	—	50
Payment received against promissory notes	—	—	—	—	—	100	—	—	—	100

Balance at March 31, 2005	3,367,000	$34	5,555,550	$56	$9,284	$(372)	$(609)	$(2,546)	$9	$5,856

See accompanying notes.

TRINITY PARTNERS INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED MARCH 31, 2005
(Amounts in thousands)

Cash flows from operating activities
Net loss	$(835)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	280
Stock-based compensation	1,555
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(634)
Prepaid expenses and other current assets	(162)
Deposits	(118)
Deferred revenue	142
Accounts payable and other current liabilities	521

Net cash provided by operating activities	749

Cash flows from investing activities
Purchase of property and equipment	(1,864)

Net cash used in investing activities	(1,864)

Cash flows from financing activities
Debt repayment	(11)
Payments received against promissory note	100

Net cash provided by financing activities	89

Effect of exchange rate changes on cash and cash equivalents	(33)
Net decrease in cash and cash equivalents	(1,059)
Cash and cash equivalents at beginning of year	4,788

Cash and cash equivalents at end of year	$3,729

Supplemental disclosure of cash flow information:
Income taxes paid	$28
Interest paid	1
See accompanying notes.

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2005
(Amounts in thousands, except share and per share data)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
Trinity Partners Inc. (“Trinity”) is a provider of business process outsourcing services and technology-enabled delivery solutions to customers in the financial services industry in the United States, with a significant focus on mortgage banking solutions. Trinity is controlled by First Magnus Financial Corporation, which is also a significant customer of Trinity.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation
The accompanying consolidated financial statements include the accounts of Trinity Partners Inc and its wholly-owned subsidiary Trinity Business Process Management Private Limited (“Trinity BPM”) (collectively, the “Company”) and are prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All significant inter-company balances and transactions have been eliminated upon consolidation. The Company uses the United States Dollar (“$”) as its reporting currency.

Use of estimates
The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign currency translation
The functional currency of the Company is the $. The functional currency for Trinity BPM is the Indian Rupee (“INR”). Assets and liabilities of Trinity BPM are translated into $, at the rate of exchange prevailing on the balance sheet date while revenue and expenses are translated at average exchange rates prevailing during the period. Translation adjustments are reported as a component of accumulated other comprehensive income in stockholders’ equity.
Foreign currency denominated assets and liabilities are translated into the functional currency at exchange rates in effect at balance sheet date. Foreign currency transaction gains and losses are recorded in the consolidated statement of operations within other income.

Revenue recognition
Revenue is generated from technology enabled business process outsourcing services and consists of service charges for processing customer transactions and is recognized as the related services are performed on a per employee or per transaction processed basis. Revenue includes amounts paid by customers for equipment used by the Company to provide services to the customer. Amount paid for such equipment is deferred and recognised as revenue over the period of the contract on a straight-line basis. Revenue also includes reimbursements of out-of-pocket expenses.

Cost of revenue
Cost of revenue includes salaries and related expenses, project related travel costs, communication expenses and facilities costs including depreciation and amortization thereon.

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)
          Cash and cash equivalents
The Company considers all highly liquid investments with an initial maturity of up to three months to be cash equivalents.
          Accounts receivable and unbilled receivables
Accounts receivable represents trade receivables net of an allowance for doubtful accounts. The allowance for doubtful accounts represents the Company’s best estimate of receivables that are doubtful of recovery, based on a specific identification basis (Nil at March 31, 2005).
Revenue for services delivered but not invoiced to customers are recorded as unbilled receivables. Billings are done as contractually agreed.
          Property and equipment
Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Asset description	Asset life (in years)

Computers	3-5
Furniture, fixtures and office equipment	3-4
Software	3
Vehicles	5
Leasehold improvements	Lesser of estimated useful life or lease term
Advances paid towards the acquisition of property and equipment and the cost of property and equipment not put to use before the balance sheet date are disclosed under the caption capital work-in-progress in Note 3.
Property and equipment are reviewed for impairment if indicators of impairment arise. The evaluation of impairment is based upon a comparison of the carrying amount of the property and equipment to the estimated future undiscounted net cash flows expected to be generated by the property and equipment. If estimated future undiscounted cash flows are less than the carrying amount of the property and equipment, the asset is considered impaired. The impairment expense is determined by comparing the estimated fair value of the property and equipment to its carrying value, with any shortfall from fair value recognized as an expense in the current period.
          Income taxes
The Company applies the asset and liability method of accounting for income taxes as described in the Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized to reduce the deferred tax assets amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income.

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)
          Employee benefits
          Defined contribution plan
Eligible employees of the Company in India receive benefits from a Provident Fund, administered by the Government of India, which is a defined contribution plan. Both the employees and the Company make monthly contributions to the Provident Fund equal to a specified percentage of the eligible employees’ salary.
The Company has no further obligation under the defined contribution plan beyond the contributions made to the plan. Contributions are charged to income in the year in which they accrue and are included in the Consolidated Statement of Operations.
          Defined benefit plan
Employees in India are entitled to benefits under the Payment of Gratuity Act 1972, a defined benefit retirement plan covering eligible employees of the Company. The Plan provides for a lump-sum payment to eligible employees at retirement, death, incapacitation or on termination of employment, of an amount based on the respective employee’s salary and tenure of employment.
The gratuity liability and net periodic gratuity cost has been actuarially determined after considering discount rates and increases in compensation levels.
          Stock-based compensation
The Company uses the intrinsic value method of accounting prescribed by the Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation 44, “Accounting for Certain Transactions involving Stock Compensation”, an interpretation of APB Opinion 25, to account for its employee stock-based compensation plan. Under this method, compensation expense is recorded over the vesting period of the option if the fair market value of the underlying stock exceeds the exercise price at the measurement date, which typically is the grant date. The Company has provided pro forma disclosures as required by SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. Had compensation cost been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company’s net loss as reported would have changed to amounts indicated below:

Net loss as reported	$(835)
Add: Stock-based compensation expense included in reported net loss	210
Less: Stock-based compensation expense determined under the fair value method	(219)

Pro forma net loss	$(844)

The fair value of options was determined using the minimum value method with the following assumptions:

Risk free interest rate	4%
Dividend yield	—
Expected life in years	5
There were no options granted during the year ended March 31, 2005.
In December 2004, SFAS No. 123(R), “Share-Based Payment”, was issued, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard is

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)
applicable to the Company effective April 1, 2006. Under the transition provisions of this standard, non-public companies that used the minimum-value method for determining fair value of stock options would continue to account for non vested equity awards outstanding at the date of adoption of the standard under the intrinsic value method. All awards granted, modified or settled after the date of adoption should be accounted for under the provision of the new standard. Adoption of this standard may have a significant impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position. The impact of adoption of this standard cannot be predicted at this time as it will depend on levels of share-based payments made in the future.

Fair value of financial instruments
The carrying amounts reported in the balance sheet for current assets and current liabilities approximate their fair value due to the short maturity of these items.

Concentration of risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivable.
The Company’s cash equivalents are invested with banks with high investment grade credit ratings. Accounts receivable are typically unsecured and are derived from revenue earned from customers in the financial services industry based in the United States. The Company monitors the credit worthiness of its customers to whom it grants credit terms in the normal course of business. As of March 31, 2005, approximately 95% of the total of accounts receivable and unbilled receivables, were receivable from First Magnus Financial Corporation (“FMFC”), a principal stockholder and its affiliate.

3.	PROPERTY AND EQUIPMENT
The major classes of property and equipment were as follows:

Computers	$1,075
Furniture, fixtures and office equipment	267
Software	160
Vehicles	74
Leasehold improvements	48
Capital work-in-progress	852

2,476
Accumulated depreciation and amortization	(302)

$2,174

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)

4.	INCOME TAXES
The components of deferred tax assets and liabilities are as follows:

Deferred tax asset
Net operating loss carry forward	$362
Deferred tax liability
Property and equipment	(47)
Net deferred tax asset	315
Less: Valuation allowance	(315)

Net deferred tax asset	—

At March 31, 2005, the Company had net loss carry forwards aggregating to $890 relating to operations in the United States. The United States operation has accumulated losses and, accordingly, a valuation allowance has been provided for the net deferred tax asset recognized.
Trinity BPM is eligible for a tax holiday until March 31, 2009 consequent to which profits are exempt from tax for the period until March 31, 2009. Accordingly, no deferred tax has been recognized for Trinity BPM since all temporary differences will reverse within the tax holiday period ending on March 31, 2009.
The Company has not incurred any tax expense for the year ended March 31, 2005.

5.	RETIREMENT BENEFITS

Defined contribution plan
Contributions to the provident fund for employees of Trinity BPM amounted to $33 for the year ended March 31, 2005.

Defined benefit plan — gratuity

Change in projected benefit obligations
Obligation at beginning of the year	—
Translation adjustment	—
Service cost	(2)
Interest cost	—
Benefits paid	—
Actuarial loss	(5)

Benefit obligation at end of the year (A)	$(7)

Plan assets at the end of year (B)	—

Funded status (B-A)	$(7)
Unrecognized net loss	5

Accrued gratuity cost	$(2)

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)

Net periodic gratuity cost
Service cost	$2
Interest cost	—
Expected return on plan asset	—
Net actuarial loss recognized	—

Net periodic gratuity cost for the year	$2

The assumptions used in accounting for the Gratuity Plan as at March 31, 2005 were (i) a discount rate of 7.50% and (ii) a rate of increase in compensation levels of 8% per annum for the first 4 years and 6.5% per annum thereafter.

6.	DEBT
Debt represents borrowings from financial institutions for the purchase of vehicles.

7.	STOCKHOLDERS’ EQUITY

Common stock
The Company has one class of common stock and the holder of each share is entitled to one vote per share. There were no common shares outstanding as of March 31, 2005.

Preferred stock
The Company has two classes of preferred stock, Series A and Series B, which are convertible into fully paid common stock at any time after issue, without any additional consideration based on a conversion ratio. The conversion ratio will be determined at the time of conversion based on a conversion price of $1 per share, adjusted for any common stock subsequently issued at a price lower than $1 per share. Each share of preferred stock carries voting rights equivalent to each share of common stock on an as converted basis. The preferred stock holders have a liquidation preference of $1 per share plus any declared and unpaid dividends and the balance would be shared ratably based on the shares held (on an as converted basis for the preferred stock) between the common stockholders and preferred stockholders.
Series A preferred stock was issued to the founder employees of the Company on August 12, 2003 at a price of $1 per share of which $0.01 per share was the cash price and the balance $0.99 per share was attributed to the assignment by founder employees of business plans and the associated rights under an Assignment agreement entered in to between the Company and the founder employees. Further, under the Restricted Stock Purchase Agreement entered into between the Company and the founder employees, the Company has the right to repurchase the stock on termination of services of the employees at the cash price of the issue. The right to repurchase lapses equally over a period of 36 months, on completion of each month of service by the employee. Accordingly, the difference between the issue price and cash paid of $3,366 was recorded as deferred stock-based compensation and is being amortized over the period over which the repurchase right of the Company lapses. The amortization expense for the year ended March 31, 2005 was $1,204.
The Series B preferred stock issued on August 26, 2003, included 555,555 shares issued by the Company to the founder employees in exchange for interest free promissory notes due and payable in a single installment on the earlier of August 26, 2008 or on the 91st day from the termination of employment. The notes are secured by the Series B preferred stock issued that is held by the Company in escrow. Accordingly, the amount due under the promissory notes is included as a component of stockholders’ equity.

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)
Under the employment agreement with one of the founder employee, for every month of completed service, the Company waives $4 of the promissory note receivable from the employee, resulting in variable accounting for this arrangement. Accordingly, at each balance sheet date the Company has recorded stock-based compensation cost for the excess of the fair value over the issue price of the stock represented by the net amount receivable under the promissory note. Stock-based compensation cost recorded by the Company for this arrangement was $141 for the year ended March 31, 2005.

8.	EMPLOYEES’ STOCK INCENTIVE PLAN
In November 2003, the Company established the 2003 Stock Option/ Issuance (“the Plan”), which provided for the issue of stock options to eligible employees. Eligible employees would be granted options which would have a ten-year term and a vesting period of four years, with 25% of the options vesting immediately after one year of service from the vesting commencement date and the balance equally over the remaining 36 month period.
The Company’s stock option activity for the year ended March 31, 2005 is presented below:

		Weighted-
	Shares arising	average exercise
	from options	price

Outstanding at the beginning of the year	480,507	$0.10
Exercised	—	—
Granted	—	—

Outstanding at the end of the year	480,507	$0.10

The following table summarizes the status of the Company stock options outstanding and exercisable at March 31, 2005:

			Weighted-
			average
	Exercise		remaining
	prices	Shares	contractual life

Options outstanding	$0.10	344,854	8.82
Options vested and exercisable	$0.10	135,653	8.81

		480,507	8.82

9.	RELATED-PARTY TRANSACTIONS

Relationship	Name of the party

Significant stockholder	First Magnus Financial Corporation (“FMFC”) First Magnus Consulting LLC
Founders and Key Managerial Personnel	Vivek Shivpuri Amit Gujral Arvind Srivastava

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)
Transactions with related parties are detailed below:

		Amount
Nature of transaction/		receivable
related party	Amount	(payable)

Revenue
FMFC	$5,036	$581
Affiliates of FMFC	444	273
Purchase of property and equipment
FMFC	86	—
Reimbursement of expenses paid on behalf of the party
FMFC	50	—
Waiver of Promissory notes
Vivek Shivpuri	50	—
Promissory notes (repaid in October, 2005)
Vivek Shivpuri	—	68
Amit Gujral	—	152
Arvind Srivastava	—	152

10.	COMMITMENT AND CONTINGENCIES

Operating leases
Future minimum lease payments under non-cancelable operating leases for operating facilities consist of the following at March 31, 2005:

Year ending March 31,	Amount

2006	$643
2007	146
2008	146
2009	148
2010	150
The Company also has short term leases which, on expiry, are renewable by mutual agreement between the Company and the lessor, for accommodation provided to employees of the Company. Rental expense for the year ended March 31, 2005 was $267.

Bank guarantees
Deposits includes time deposits made as collateral to the bankers of Trinity BPM who have issued guarantees aggregating $13 as at March 31, 2005 primarily to customs and sales tax authorities in India. These guarantees have an approximate term of three years and a remaining expiry term of approximately one to two years.

TRINITY PARTNERS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
MARCH 31, 2005
(Amounts in thousands, except share and per share data)

11.	SUBSEQUENT EVENT
On November 16, 2005, WNS (Holdings) Limited, a leading business process outsourcing company with operations in India, United Kingdom and the United States acquired the entire share capital of Trinity for a consideration comprising of a cash payment of $6,814 and 2,107,901 shares of WNS (Holdings) Limited.
The vesting of all stock options accelerated as a result of the change in control provision within the Plan and the holders of such vested options were settled in cash or shares of WNS (Holdings) Limited or, a combination thereof, at the same per share price paid to the stockholders of Trinity.

TRINITY PARTNERS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands, except share and per share data)

	November 15,	March 31,
	2005	2005

ASSETS
Current assets
Cash and cash equivalents	$2,952	$3,729
Accounts receivable	59	24
Account receivable — related parties	803	137
Unbilled receivables	23	21
Unbilled receivables — related parties	610	717
Prepaid expenses	106	121
Other current assets	35	56

Total current assets	4,588	4,805
Property and equipment, net	1,365	2,174
Deposits	224	192

TOTAL ASSETS	$6,177	$7,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$864	$130
Accrued employee costs	307	490
Deferred revenue	482	484
Current portion of long term debt	13	13
Other accrued expenses and current liabilities	312	171

Total current liabilities	1,978	1,288
Long term debt, net of current portion	17	27
Stockholders’ equity
Series A Preferred stock, $0.01 par value — 3,367,000 shares authorized, issued and outstanding with liquidation preference of $3,367	34	34
Series B Preferred stock, $0.01 par value — 5,555,550 shares authorized, issued and outstanding with liquidation preference of $5,556	56	56
Common stock, $0.01 par value — 9,806,388 shares authorized; 883,838 shares issued and outstanding at November 15, 2005 and nil shares issued and outstanding at March 31, 2005	9	—
Additional paid-in-capital	10,010	9,284
Promissory notes	—	(372)
Deferred stock-based compensation	(784)	(609)
Accumulated deficit	(5,064)	(2,546)
Accumulated other comprehensive (loss) income	(79)	9

Total Stockholders’ equity	4,182	5,856

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,177	$7,171

See accompanying notes.

TRINITY PARTNERS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands)

	Period from April 1
	to November 15
	2005	2004

Revenue
Third parties	$242	$24
Related parties	7,346	2,720

Revenue	7,588	2,744
Cost of revenue	3,751	1,169

Gross profit	3,837	1,575
Operating expenses
Selling, general and administrative expenses	3,287	2,280
Transaction costs related to acquisition by WNS (Holdings) Limited	628	—

Operating loss	(78)	(705)
Interest income	47	57
Interest expense	(1)	(1)
Foreign exchange income (loss), net	14	(15)

Loss before income taxes	(18)	(664)
Provision for income taxes	—	—

Net loss	$(18)	$(664)

See accompanying notes.

TRINITY PARTNERS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Period from April 1
	to November 15
	2005	2004

Cash flows from operating activities
Net cash provided by operating activities	$920	$899
Cash flows from investing activities
Purchases of property and equipment	419	(559)

Net cash provided by (used in) investing activities	419	(559)

Cash flows from financing activities
Debt repayment	(9)	(5)
Payments received against promissory note	348	100
Dividends paid during the period	(2,500)	—
Proceeds from stock options exercised	88	—

Net cash (used in) provided by financing activities	(2,073)	95

Effect of exchange rate changes on cash and cash equivalents	(43)	10
Net (decrease) increase in cash and cash equivalents	(777)	445
Cash and cash equivalents at beginning of period	3,729	4,788

Cash and cash equivalents at end of period	$2,952	$5,233

See accompanying notes.

TRINITY PARTNERS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
PERIOD FROM APRIL 1, 2005 TO NOVEMBER 15, 2005
(Amounts in thousands, except share and per share data)

1.	BASIS OF PRESENTATION
The accompanying unaudited condensed consolidated financial statements of Trinity Partners Inc. (the “Company”) have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions of Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the period from April 1, 2005 through November 15, 2005 are not necessarily indicative of the results that may be expected for the year ending March 31, 2006.
The balance sheet at March 31, 2005, has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements. For further information, refer to the audited consolidated financial statements and footnotes thereto of Trinity Partners Inc. for the year ended March 31, 2005.

2.	CAPITAL STRUCTURE
During the period April 1, 2005 to November 15, 2005, the Company issued 883,838 shares of common stock upon the exercise of options and, paid a dividend of $2,500 to its stockholders.

3.	COMPREHENSIVE LOSS
Components of comprehensive loss are as follows:

	Period from
	April 1 to
	November 15
	2005	2004

Net loss	$(18)	$(664)
Foreign currency translation adjustment	(88)	(4)

Total comprehensive loss	$(106)	$(668)

4.	RETIREMENT BENEFITS

Defined contribution plan
Contributions to the provident fund for employees of Trinity BPM amounted to $49 and $15 for the period from April 1, 2005 to November 15, 2005 and from April 1, 2004 to November 15, 2004, respectively.

TRINITY PARTNERS INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(UNAUDITED)
PERIOD FROM APRIL 1, 2005 TO NOVEMBER 15, 2005
(Amounts in thousands, except share and per share data)
          Defined benefit plan — gratuity

	Period from
	April 1 to
	November 15

	2005	2004

Net periodic gratuity cost
Service cost	$9	$1
Interest cost	—	—
Expected return on plan asset	—	—
Recognized net actuarial loss	1	—

Net periodic gratuity cost for the period	$10	$1

5.	STOCK-BASED COMPENSATION
Had compensation cost been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company’s net loss as reported would have changed to amounts indicated below:

	Period from
	April 1 to
	November 15

	2005	2004

Net loss as reported	$(18)	$(664)
Add: Stock-based employee compensation expense included in reported net loss	94	146
Less: Stock-based employee compensation expense determined under the fair value method	(96)	(152)

Pro forma net loss	$(20)	$(670)

6.	SUBSEQUENT EVENT — ACQUISITION BY WNS (HOLDINGS) LIMITED
On November 16, 2005, WNS (Holdings) Limited, a leading business process outsourcing company with operations in India, UK and the US acquired the entire share capital of Trinity for a total consideration comprising of a cash payment of $6,814 and 2,107,901 shares of WNS (Holdings) Limited.
The vesting of all stock options accelerated as a result of the change in control provision within the 2003 Stock Option/ Issuance and the holders of such vested options were settled in cash or shares of WNS (Holdings) Limited or, a combination thereof, at the same per share price paid to the stockholders of Trinity.

11,202,708 American Depositary Shares
WNS (Holdings) Limited
(organized under the laws of Jersey, Channel Islands)
Representing 11,202,708 ordinary shares

Morgan Stanley	Deutsche Bank Securities	Merrill Lynch & Co.

Citigroup	UBS Investment Bank
Prospectus dated                , 2006
Until                , 2006 (25 days after the date of the final prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Our Articles of Association provide that, in so far as the 1991 Law allows, all of our present or former officers may be indemnified out of our assets in respect of, among others, any expenses incurred by them, judgments made against them or fines imposed on them in respect of any claims, actions or proceedings commenced against them. Officers, for these purposes, are directors and liquidators.
Article 77 of the 1991 Law provides that a company or any of its subsidiaries or any other person, may not indemnify any person from, or against, any liability incurred by him as a result of being an officer of the company except where the company is indemnifying him against:

(a)	any liabilities incurred in defending any proceedings (whether civil or criminal):

(i)	in which judgment is given in his favor or he is acquitted, or

(ii)	which are discontinued otherwise than for some benefit conferred by him or on his behalf or some detriment suffered by him, or

(iii)	which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company, he was substantially successful on the merits in his resistance to the proceedings; or

(b)	any liability incurred otherwise than to the company if he acted in good faith with a view to the best interests of the company; or

(c)	any liability incurred in connection with an application made under Article 212 of the 1991 Law in which relief is granted to him by the court; or

(d)	any liability against which the company normally maintains insurance for persons other than directors.
The 1991 Law permits a company to purchase and maintain insurance regarding the indemnification of its officers.
We maintain directors and officers insurance to protect our officers and directors from specified liabilities that may arise in the course of their service to us in those capacities.
We expect to enter into indemnification agreements with our directors and officers, pursuant to which our company will agree to indemnify them against a number of liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of our company and our officers and directors.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES
During the past four years, we have issued the securities set forth in the tables below.
We believe that each of the following issuances of ordinary shares was exempt from registration under the Securities Act in reliance on Regulation S, Section 4(2) or Rule 701 of the Securities Act regarding transactions not involving a public offering:

		Aggregate
	Date of Sale	Number of	Consideration in GBP/
Purchaser	or Issuance	Ordinary Shares	(US dollars) millions(1)(2)

Warburg Pincus Private Equity VIII, L.P.	May 20, 2002	6,020,000	£6.00/$10.35
	July 4, 2002	5,214,917	£5.20/$8.97
Warburg Pincus International Partners, L.P.	May 20, 2002	5,779,200	£5.76/$9.93
	July 4, 2002	5,006,321	£4.99/$8.61

		Aggregate
	Date of Sale	Number of	Consideration in GBP/
Purchaser	or Issuance	Ordinary Shares	(US dollars) millions(1)(2)

Warburg Pincus Netherlands International Partners I, CV	May 20, 2002	144,480	£0.14/$0.25
	July 4, 2002	125,158	£0.12/$0.22
Warburg Pincus Netherlands International Partners II, CV	May 20, 2002	96,320	£0.10/$0.17
	July 4, 2002	83,439	£0.08/$0.14
British Airways plc	May 20, 2002	5,160,000	£5.16/$8.90
David Charles Tibble	May 20, 2002	400,000	£0.40/$0.69
	July 4, 2002	130,401	£0.18/$0.31
	August 15, 2002	157,781	£0.16/$0.27
	June 8, 2004	133,333	£0.13/$0.23
	November 30, 2004	133,333	£0.13/$0.23
	August 16, 2005	133,334	£0.13/$0.23
Bolton Agnew	July 4, 2002	391,241	£0.54/$0.93
Theodore Thomas More Agnew	July 4, 2002	652,067	£0.90/$1.55
Theodore Agnew and Bolton Agnew ATO Theodore Agnew Personal Settlement	July 4, 2002	1,304,161	£1.80/$3.10
First Magnus Financial Corporation	November 16, 2005	596,154	£2.10/ $3.60
First Magnus Consulting LLC	November 16, 2005	620,487	£2.17/ $3.74
Executive officers and other managers:
	July 4, 2002	130,401	£0.18/$0.31
	May 4, 2005	83,333	£0.08/$0.14
	September 27, 2005	50,496	£0.05/$0.09
	October 25, 2005	132,837	£0.13/$0.23
	October 25, 2005	75,000	£0.07/ $0.13
	October 25, 2005	400,000	£0.40/ $0.69
	October 25, 2005	175,000	£0.17/ $0.30
	October 25, 2005	16,666	£0.02/ $0.42
	November 28, 2005	150,000	£0.53/ $0.91
Employees:
	May 24, 2005	52,779	£0.056/$0.099
	August 5, 2005	33,333	£0.05/$0.09
	September 27, 2005	66,666	£0.10/$0.17
	October 25, 2005	48,000	£0.05/$0.08
	October 25, 2005	4,666	£0.007/ $0.012
	October 25, 2005	14,000	£0.01/ $0.02
	October 25, 2005	14,000	£0.01/ $0.02
	October 25, 2005	14,000	£0.01/ $0.02
	October 25, 2005	14,000	£0.01/ $0.02
	November 16, 2005	327,149	£1.15/ $1.97
	November 16, 2005	314,696	£1.10/ $1.90
	November 16, 2005	314,696	£1.10/ $1.90
	November 16, 2005	90,606	£0.32/ $0.55
	December 21, 2005	16,666	£0.02/ $0.04
	January 13, 2006	666	£0.001/$0.0018
	January 16, 2006	16,666	£0.02/$0.35
	February 7, 2006	66,666	£0.10/$0.17

		Aggregate
	Date of Sale	Number of	Consideration in GBP/
Purchaser	or Issuance	Ordinary Shares	(US dollars) millions(1)(2)

	March 10, 2006	667	£0.001/$0.0018
	March 31, 2006	3,700	£0.004/$0.007
	May 3, 2006	3,000	£0.003/$0.005
	June 13, 2006	1,666	£0.002/$0.004
Ex-employees:	September 24,	2,666	£0.003/$0.005
	2004
	November 26, 2004	9,333	£0.009/$0.02
	February 11, 2005	120,000	£0.12/$0.21
	May 24, 2005	20,696	£0.029/$0.051
	June 10, 2005	8,991	£0.01/$0.02
	October 19, 2005	193,334	£0.27/$0.47
	November 16, 2005	2,234	£0.008/ $0.01
	December 21, 2005	3,000	£0.002/ $0.005
	January 13, 2006	50,000	£0.07/$0.1207
	March 10, 2006	1,775	£0.003/$0.005
	April 10, 2006	1,996	£0.003/$0.005

Notes:

(1)	No underwriting discount was provided or no commission was paid in relation to these sales or issuances.

(2)	US dollar amounts based on convenience translation of £0.57 = $1.00 as of March 31, 2006.
During the past four fiscal years, we have issued the following options under our stock incentive plan, the WNS (Holdings) Limited 2002 Stock Option Plan. We believe that each of the following issuances of options was exempt from registration under the Securities Act in reliance on Regulation S, Section 4(2) or Rule 701 of the Securities Act regarding transactions not involving a public offering:

Aggregate Number of options granted	Aggregate Number of options granted(1)

Fiscal 2003	2,455,500
Fiscal 2004	1,868,000
Fiscal 2005	889,744
Fiscal 2006	1,481,479
Fiscal 2007 (through June 30, 2006)	Nil

Note:

(1)	Includes 678,699 options which were cancelled post grant.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits:
Incorporated by reference to the Exhibit Index following page II-7 hereof.
(b) Financial Statement Schedules:
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mumbai, India on July 25, 2006.

WNS (Holdings) Limited

By:	/s/ Ramesh N. Shah

Name: Ramesh N. Shah
Title: Chairman
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 25, 2006.

Signature		Title

/s/ Ramesh N. Shah Ramesh N. Shah		Chairman of Board

* Neeraj Bhargava		Director and Group Chief Executive Officer (principal executive officer)

/s/ Zubin Dubash Zubin Dubash		Director and Group Chief Financial Officer (principal financial officer and principal accounting officer)

* Pulak Prasad		Director

* Nitin Sibal		Director

* Miriam Strouse		Director

* Jeremy Young		Director

* Guy Sochovsky		Director

* Timothy Hammond		Director

By:	/s/ Ramesh N. Shah Ramesh N. Shah	Authorized Representative in the US

Signature

By:	/s/ Ramesh N. Shah Ramesh N. Shah Attorney-in-Fact

By:	/s/ Zubin Dubash Zubin Dubash Attorney-in-Fact

EXHIBIT INDEX

No.	Description

1.1	Form of underwriting agreement.*
3.1	Memorandum of Association of WNS (Holdings) Limited, as amended.*
3.2	Articles of Association of WNS (Holdings) Limited, as amended.*
4.1	Form of Deposit Agreement among WNS (Holdings) Limited, Deutsche Bank Trust Company Americas, as Depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.*
4.2	Form of American Depositary Receipt (included in Exhibit 4.1).*
4.3	Specimen Ordinary Share Certificate.*
5.1	Opinion of Mourant du Feu & Jeune.
8.1	Opinion of Mourant du Feu & Jeune as to certain Jersey tax matters (see Exhibit 5.1).
8.2	Opinion of Latham & Watkins LLP as to certain US tax matters.
10.1	Stock Purchase Agreement dated November 8, 2005, by and among WNS (Holdings) Limited, First Magnus Financial Corporation, First Magnus Consulting LLC, Mr. Vivek Shivpuri, Mr. Amit Gujral, Mr. Arvind Srivastava, Mr. Francesco Paolo and Trinity Partners Incorporated.*
10.2	Lease Deed dated March 10, 2005 between M/s DLF Cyber City and WNS Global Services (P) Ltd.*
10.3	Leave and Licence Agreement dated October 18, 2002 between Godrej & Boyce Manufacturing Company Ltd. and World Network Services Pvt. Ltd.*
10.4	Leave and Licence Agreement dated March 17, 2004 between Sofotel Software Services Private Limited and WNS Global Services Private Limited.*
10.5	Leave and Licence Agreement dated November 10, 2005 between Godrej & Boyce Manufacturing Company Ltd. and WNS Global Services Private Limited with respect to Plant 10.*
10.6	Form of director and executive officer indemnification agreement.*
10.7	Registration Rights Agreement, dated May 20, 2002, among Warburg Pincus Private Equity VIII, L.P., Warburg Pincus International Partners, L.P., Warburg Pincus Netherlands International Partners I, CV, Warburg Pincus Netherlands International Partners II, CV, British Airways PLC and WNS (Holdings) Limited.*
10.8	Framework Agreement relating to the Supply of Services Agreement dated 21 May 2002, by and among British Airways PLC, WNS (UK) Limited and WNS (Holdings) Limited. #*
10.9	Letter of Intent dated May 18, 2006 relating to the Framework Agreement between British Airways PLC and WNS Global Services (UK) Ltd. #*
10.10	WNS (Holdings) Limited 2002 Stock Incentive Plan.*
10.11	Form of WNS (Holdings) Limited 2006 Incentive Award Plan.*
10.12	Leave and Licence Agreement dated May 31, 2006 between Godrej & Boyce Manufacturing Company Ltd. and WNS Global Services Private Limited with respect to Plant 11.*
21.1	List of subsidiaries of WNS (Holdings) Limited.*
23.1	Consent of Mourant du Feu & Jeune (see Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (see Exhibit 8.2).
23.3	Consent of Ernst & Young, registered public accounting firm with respect to WNS (Holdings) Limited.

No.	Description

23.4	Consent of Ernst & Young, independent auditors with respect to Trinity Partners Inc.
23.5	Consent of Amarchand & Mangaldas & Suresh A. Shroff & Co.
23.6	Consent of Eric B. Herr to be named as a director nominee.*
23.7	Consent of Deepak S. Parekh to be named as a director nominee.*
24.1	Power of Attorney (contained on signature page).*

*	Previously filed.

#	Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions have been filed with the Commission.